As filed with the Securities and Exchange Commission on July 10, 2024

Registration No. 333-280515

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jet.AI Inc.

(Exact name of registrant as specified in its charter)

Delaware	4522	93-2971741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10845 Griffith Peak Dr.

Suite 200

Las Vegas, Nevada 89135

(702) 747-4000

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mike Winston

Interim Chief Executive Officer

Jet.AI Inc.

10845 Griffith Peak Dr.

Suite 200

Las Vegas, Nevada 89135

(702) 747-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kate L. Bechen

Peter F. Waltz

Dykema Gossett PLLC

111 East Kilbourn Avenue

Suite 1050

Milwaukee, WI 53202

(414) 488-7300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

DATED JULY 10, 2024

PROSPECTUS/OFFER TO EXCHANGE

Jet.AI Inc.

Offer to Exchange Warrants to Purchase Shares of Common Stock

of

Jet.AI Inc.

for

Shares of Common Stock of Jet.AI Inc.

and

Consent Solicitation

THE OFFER PERIOD (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JULY 25, 2024, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until July 25, 2024 (the “Expiration Date”), Jet.AI Inc. (the “Company,” “we,” “our,” and “us”) is offering to the holders of certain of our outstanding warrants (collectively, the “Warrants”), each of which is exercisable to purchase one share of our common stock, par value $0.0001 per share (the “Common Stock”; such shares, the “Common Shares”), the opportunity to receive a specified number of Common Shares in exchange for each outstanding Warrant tendered by the holder (the “Warrantholder”) and exchanged pursuant to the offer (the “Offer”), as determined in accordance with the fixed exchange rate of Warrants for Common Shares (the “Exchange Ratio”) applicable to each type of Warrant that can be exchanged in the Offer. The Offer is being made to all holders of:

●	Our publicly traded, five-year warrants that are each exercisable to purchase one Common Share at an exercise price of $11.50 per share (the “Redeemable Warrants”), which were issued under that certain Warrant Agreement dated August 21, 2021 between the Company (as the successor to Oxbridge Acquisition Corp., our predecessor and a Cayman Islands-exempted company (“Oxbridge”)), Continental Stock Transfer & Trust Company, as warrant agent (“CSTTC”), and each Warrantholder (the “Redeemable Warrant Agreement”), in connection with the Company’s initial public offering (the “IPO”);

●	Our private, five-year warrants that are each exercisable to purchase one Common Share at an exercise price of $11.50 per share (the “Private Warrants”), which were issued under the Redeemable Warrant Agreement to OAC Sponsor Ltd. (the “Sponsor”) and Maxim Partners LLC (“Maxim Partners”) simultaneously with the IPO in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and are identical to the Redeemable Warrants, except that the Private Warrants are not redeemable by the Company and are exercisable on a cashless basis so long as they are held by the Sponsor and Maxim Partners or their respective permitted transferees or affiliates (the “Initial Private Warrantholders”); and

●	Our publicly traded, ten-year warrants that are each exercisable to purchase one Common Share at an exercise price of $15.00 per share (the “Merger Consideration Warrants”; together with the Redeemable Warrants, the “Public Warrants”), which were issued under that certain Warrant Agreement dated August 10, 2023 between the Company, CSTTC, and each Warrantholder (the “Merger Consideration Warrant Agreement”; together with the Redeemable Warrant Agreement, the “Warrant Agreements”), in connection with the business combination (the “Business Combination”) consummated pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023 (the “Business Combination Agreement”), by and among Oxbridge, certain wholly owned subsidiaries of the Company (the “Merger Subs”), and Jet Token Inc., a Delaware corporation (“Jet Token”).

The number of Common Shares that each Warrant can be exchanged for pursuant to the Offer (the “Exchange Consideration”) will vary depending on the type of Warrant tendered for exchange. In each case, the Exchange Consideration will be determined according to the applicable Exchange Ratio, pursuant to which each Warrantholder will receive (i) 0.3054 Common Shares for each Redeemable Warrant or Private Warrant (the “RW Exchange Ratio”), and (ii) 1.0133 Common Shares for each Merger Consideration Warrant (the “MCW Exchange Ratio”) tendered by such Warrantholder and exchanged in accordance with the Offer.

For the avoidance of doubt, if a Warrantholder exchanges more than one Warrant of a particular type in the Offer, then the consideration due in respect of such exchange of such type of Warrants will (in the case of any Warrants held in “street name” through a direct or indirect participant of The Depository Trust Company (“DTC”), to the extent permitted by, and practicable under, DTC’s procedures) be computed based on the total number of Warrants of such type exchanged by such Warrantholder.

Our Common Stock, Redeemable Warrants, and Merger Consideration Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “JTAI,” “JTAIW,” and “JTAIZ,” respectively.

As of June 26, 2024, an aggregate of 23,052,625 Warrants are outstanding, consisting of: (i) 9,859,220 Redeemable Warrants; (ii) 7,433,405 Merger Consideration Warrants; and (iii) 5,760,000 Private Warrants. Pursuant to the Offer, we are offering up to an aggregate of 12,334,621 Common Shares (inclusive of potential shares issuable for purposes of rounding fractional amounts) in exchange for all of the outstanding Warrants. No fractional Common Shares will be issued pursuant to the Offer. Instead, any fractional Common Shares to which a Warrantholder would otherwise have been entitled to receive pursuant to the Offer will be aggregated and then rounded up to the nearest whole Common Share. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from Warrantholders to amend the Redeemable Warrant Agreement (the “Redeemable Warrant Amendment”) and the Merger Consideration Warrant Agreement (the “Merger Consideration Warrant Amendment”; together with the Redeemable Warrant Amendment, the “Warrant Amendments”), which will govern all of the Warrants to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be exchanged into a number of Common Shares equal to 10% less than the number of Common Shares the Warrantholder would have received as Exchange Consideration had their Warrants been exchanged pursuant to the applicable Exchange Ratio in the Offer. Pursuant to the terms of the Redeemable Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least a majority of the outstanding Redeemable Warrants; provided that any amendment solely to the Private Warrants requires the vote or written consent of holders of at least a majority of the outstanding Private Warrants. Under the Merger Consideration Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 65% of the outstanding Merger Consideration Warrants.

If adopted, we currently intend to require the exchange of all outstanding Warrants to Common Shares as provided in the Warrant Amendments, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer Common Shares than if they had tendered their Warrants in the Offer. See the section of this this prospectus/offer to exchange (this “Prospectus/Offer to Exchange”) entitled “The Offer and Consent Solicitation – Transactions and Agreements Concerning Our Securities.”

You may not consent to the Warrant Amendments, as applicable, without tendering your Warrants in the Offer, and you may not tender such Warrants without consenting to the Warrant Amendments. The consents to the Warrant Amendments are part of the Letter of Transmittal and Consent (as defined below) relating to the Warrants, and, therefore, by tendering your Warrants for exchange, you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Warrants you have tendered in the Offer.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Time, on July 25, 2024, or such later time and date to which we may extend the Offer and Consent Solicitation (such period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, the “Offer Period”; such date and time at which the Offer Period ends, the “Expiration Date”). The Offer and Consent Solicitation is not made to those Warrantholders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders (and the related consents to the Warrant Amendments will be revoked).

You may tender some or all of your Warrants in the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms, or on amended terms if the Warrant Amendments are approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by July 25, 2024 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Warrants, your related consents to the Warrant Amendments, as applicable, will be withdrawn as a result.

Warrants not exchanged for our Common Shares pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendments are approved. If the Warrant Amendments are approved, we intend to require, to the extent permitted by the Warrant Agreements, the exchange of all outstanding Warrants to Common Shares in accordance with the terms of the Warrants, as amended by the Warrant Amendments, and in compliance with applicable laws and regulations, including, without limitation, any restrictions described in Rules 13e-4(f)(6) and 14e-5 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Redeemable Warrants and Merger Consideration Warrants are currently listed on Nasdaq under the symbols “JTAIW” and “JTAIZ,” respectively; however, Nasdaq may consider delisting the Public Warrants, or either of the Redeemable Warrants or the Merger Consideration Warrants, if it determines that the extent of public distribution or aggregate market value of the outstanding Public Warrants has become so reduced as to make further listing inadvisable, or if it otherwise determines continued listing is unwarranted.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the Common Shares issuable upon exchange of the Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of such registration statement.

A majority of our board of directors (the “Board”), consisting of disinterested directors with respect to the Offer, has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our Board, or Morrow Sodali LLC, as the information agent (the “Information Agent”), or Continental Stock Transfer & Trust Company, as the exchange agent (the “Exchange Agent”), for the Offer and Consent Solicitation is making any recommendation as to whether Warrantholders should tender Warrants for exchange in the Offer or consent to the Warrant Amendments in the Consent Solicitation. Each Warrantholder must make its own decision as to whether to exchange some or all of its Warrants and, as applicable, consent to the Warrant Amendments.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the Company:

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange (the “Notice of Guaranteed Delivery”) should be directed to the Information Agent:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Banks and Brokers Call Collect: (203) 658-9400

All Other Call Toll-Free: (800) 662-5200

Email: JTAI.info@investor.morrowsodali.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrantholders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the applicable Warrant Amendments, you are urged to carefully read the section entitled “Risk Factors” beginning on page 8 of this Prospectus/Offer to Exchange.

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendments, as applicable. By tendering your Warrants, you will be delivering your consent to the applicable proposed Warrant Amendments, which consent will be effective upon our acceptance of such Warrants for exchange.

This Prospectus/Offer to Exchange is dated July 10, 2024.

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ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the Registration Statement that we filed on Form S-4 with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding our Company, Common Shares, and Warrants, and the financial statements and the notes to those statements that are included in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

You should rely only on the information contained in and incorporated by reference in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in or incorporated by reference in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized.

Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) Warrantholders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

This Prospectus/Offer to Exchange incorporates important business and financial information about us that is not included in or delivered with this document. You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (702) 747-4000 or by writing to us at the following address:

Jet.AI Inc.

10845 Griffith Peak Dr.

Suite 200

Las Vegas, Nevada 89135

To obtain timely delivery, you must request information no later than five business days prior to the expiration of the Offer and Consent Solicitation, which expiration is 11:59 p.m., Eastern Time, on July 25, 2024, or such later time and date to which we may extend.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus/Offer to Exchange includes forward-looking statements. Forward-looking statements include but are not limited to statements regarding our expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “continue,” “could,” “designed,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions that are predictions of, that indicate future events and trends, or that do not related to historical matters, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward looking. Forward-looking statements in this Prospectus/Offer to Exchange may include, for example, statements about:

●	changes in our growth, strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, and plans;

●	the implementation, market acceptance, and success of our business model;

●	our ability to maintain the listing of the Company’s securities on Nasdaq;

●	our ability to develop new offerings, services, solutions, and features, to bring them to market in a timely manner, and to make enhancements to our business;

●	the risks of data-security breaches, cyber-attacks, or other network outages;

●	the quality and effectiveness of and advancements in our technology and our ability to accurately and effectively use data and engage in predictive analytics;

●	the overall level of consumer demand for our products and services;

●	expectations and timing related to our product and service launches;

●	expectations of achieving and maintaining profitability;

●	projections of total addressable markets, market opportunity, and market share;

●	our ability to obtain regulatory approvals and authorizations from governmental agencies;

●	our reliance on third parties and expectations concerning third-party relationships;

●	our ability to acquire from third parties or to develop products, technologies, software, or equipment we believe could complement or expand our business;

●	our ability to finance aircraft or generate sufficient funds;

●	our ability to obtain and protect patents, trademarks, licenses, and other intellectual property rights and interests;

●	developments and projections relating to our competitors and industries, such as the projected growth in demand for private-aviation data;

●	our ability to acquire new customers and partners or to obtain renewals, upgrades, or expansions from our existing customers;

●	our ability to compete with existing and new market participants having greater financial resources and operating experience than we do;

●	our ability to retain, recruit, or adapt to changes in our officers, key employees, or directors;

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●	the conversion or planned repayment of our debt obligations;

●	our ability to obtain funding for our operations and to raise additional capital;

●	our ability to effectively build scalable and robust processes to manage the growth of our business profitably;

●	the impact on our business of existing and developing laws and regulations, and any changes thereto, including with respect to regulations concerning aviation, aircraft ownership, intellectual-property law, and privacy and data protection;

●	the complexities of compliance within the regulatory environment to which we are subject, including compliance with Federal restrictions on ownership of U.S. airlines and aircraft;

●	our ability to grow our client base;

●	global and domestic economic conditions, including currency exchange rate fluctuations, inflation and geopolitical uncertainty and instability, and their impact on demand and pricing for our offerings in affected markets;

●	the impact and severity of public-health threats on global capital and financial markets, general economic conditions in the United States, and our business and operations;

●	the approval of the Warrant Amendments and our ability to require that all outstanding Warrants be exchanged for shares of our Common Stock;

●	the exchange of Warrants for Common Shares pursuant to the Offer, which will increase the number of Common Shares eligible for future resale in the public market and result in dilution to our stockholders;

●	the lack of a third-party determination that the Offer or the Consent Solicitation is fair to Warrantholders; and

●	other factors detailed under the section of this Prospectus/Offer to Exchange entitled “Risk Factors.”

We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus/Offer to Exchange. Except as required by law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

You should read this Prospectus/Offer to Exchange and the documents that we incorporate by reference into this Prospectus/Offer to Exchange and have filed as exhibits to the Registration Statement on Form S-4 of which this Prospectus/Offer to Exchange is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this Prospectus/Offer to Exchange is accurate only as of the date of this Prospectus/Offer to Exchange, regardless of the time of delivery of this Prospectus/Offer to Exchange or any sale of our securities.

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SUMMARY

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents incorporated by reference herein or included as exhibits to the Registration Statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents incorporated by reference herein or filed as exhibits to the Registration Statement of which this Prospectus/Offer to Exchange forms a part), which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information.”

The Company

Corporate Information	Jet.AI Inc. was formed on June 4, 2018 in the State of Delaware and is now headquartered in Las Vegas, Nevada. Our principal executive office is located at 10845 Griffith Peak Dr., Suite 200, Las Vegas, Nevada 89135, and our telephone number is (702) 747-4000.

Our Business and Strategy

Jet.AI Inc. is a private air charter company that develops innovative artificial intelligence (“AI”) technology to facilitate access to travel by private aircraft travel through our iOS and Android charter booking app, CharterGPT (“CharterGPT”), and our B2B software platform (the “Jet.AI Operator Platform”), which provides a suite of software-as-a-service (“SaaS”) products that we offer aircraft owners and operators. We strive to streamline and enhance the aviation experience for both operators and customers by leveraging advanced natural language processing and advanced fleet logistics optimizations.

Our business strategy combines concepts from fractional jet ownership programs and aviation jet membership cards with AI innovations.

Our App	Our CharterGPT app uses natural language processing and machine learning to improve the private jet booking experience, which is advanced by CharterGPT’s direct connection via our application programming interface (“API”) to Avinode, one of the largest centralized databases for charter services in the private-aviation industry. CharterGPT receives users’ requests for private-aircraft travel, connects users to private-charter operators who have posted their aircraft for hire, displays a variety of charter booking options at a range of prices drawn from thousands of aircraft listings on the Avinode platform along with pricing for our own fleet of four aircraft, and facilitates communication, contract exchange, and payment between the user and the operator of the aircraft ultimately selected for travel.

Our SaaS Products	Our Jet.AI Operation Platform currently consists of the following SaaS products:

●	Reroute AI. Our newest SaaS product, Reroute AI, is web-based and enables Federal Aviation Administration (“FAA”) Part 135 operators to earn revenue on otherwise empty flight legs. When prompted with basic travel itinerary information, Reroute AI searches its database of empty flight legs and proposes combinations or adjustments of those legs that meet the constraints provided. The Company generates revenue each time an operator wishes to book an itinerary proposed by Reroute AI that uses a third-party operator’s aircraft.

●	DynoFlight. DynoFlight is a software API that enables small- to medium-sized aircraft operators to track and estimate their emissions and then to offset their emissions by purchasing carbon-offset credits via our DynoFlight API.

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●	Flight Club. Our Flight Club API enables FAA Part 135 operators to function simultaneously under FAA Part 380, which permits private jet services to be sold by the seat rather than the whole aircraft. The Flight Club software integrates front-end ticketing and payment collection with the flight management systems of an FAA Part 135 operator. We operate Flight Club through 380 Software LLC, a subsidiary owned 50/50 by us and by Great Western Air, LLC d/b/a Cirrus Aviation Services, LLC (“Cirrus”), the largest private jet charter company in Nevada. We currently limit our use of Flight Club to our partnership with the Las Vegas Golden Knights, but we may expand the availability of Flight Club in the future.

Our Aircraft Fleet and OnBoard Program	We currently have a fleet of four aircraft, including three HondaJet HA-420 aircraft (the “HondaJet Elites”) and one Citation CJ4 Gen 2. The three HondaJet Elites are managed, operated, and maintained by Cirrus pursuant to an Executive Aircraft Management and Charter Services Agreement in compliance with all applicable FAA regulations and certification requirements. The Citation CJ4 Gen 2 in our fleet is owned and managed by a customer through our OnBoard Program, which allows aircraft owners to contribute their aircraft to our charter and jet-card inventory after they have completed certain Cirrus and FAA certifications and requirements.

Our Ownership and Flight Programs	We offer the following programs for our HondaJet Elite aircraft:

●	Fractional Ownership Program. This program provides potential owners the ability to purchase a share in a jet at a fraction of the cost of acquiring an entire aircraft. Each 1/5 share guarantees 75 occupied hours of usage per year with 24 hours of notice. As part of the aircraft purchase agreement, the buyer enters into a three-year aircraft management agreement, after which the aircraft is typically sold, and the owners are given their pro-rata share of the sale proceeds.

●	Jet Card Program. A membership in our jet card program generally includes 10, 25, or 50 occupied hours of usage per year with 24 hours of notice. Members generally pay 100% upfront and then fly for a fixed hourly rate over the next twelve months. Those who require guaranteed availability may pay a membership fee for an additional charge. Jet card program members may interchange as a set ratio per aircraft onto any one of twenty jets operated by our partner, Cirrus.

In addition to servicing members, fractional owners, and third-party charter clients, our HondaJet Elites are available to address unexpected cancellations or delays on brokered charters. Our ability to maintain a fleet of readily available aircraft to backfill third-party charter services gives us a competitive edge by providing more reliability than our competitors and is an attractive selling point for potential clients.

Warrants that Qualify for the Offer

Public Warrants	Our Public Warrants include our Redeemable Warrants and our Merger Consideration Warrants. As of June 26, 2024, we had 9,859,220 Redeemable Warrants outstanding and 7,433,405 Merger Consideration Warrants outstanding, each of which can be exercised to purchase one Common Share. Accordingly, there are 23,052,625 Common Shares underlying the Public Warrants.

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The Redeemable Warrants

Each Redeemable Warrant entitles the Warrantholder to purchase one Common Share for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement (as defined below). Once the Redeemable Warrants become exercisable, we may call the Redeemable Warrants for redemption (excluding the Private Warrants so long as they are still held by the Initial Private Warrantholders) at our option:

●	in whole and not in part;

●	upon a minimum of 30 days’ prior written notice of redemption to each Warrantholder;

●	at a price of $0.01 per Redeemable Warrant; and

●	if, and only if, the last-reported sales price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within the 30-trading-day period ending on the third trading day prior to the date on which we send notice of the redemption to Warrantholders.

The Private Warrants will not be redeemable by us so long as they are held by the Initial Private Warrantholders. The Sponsor, Maxim, or their permitted transferees have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Initial Private Warrantholders, the Private Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Redeemable Warrants.

The Redeemable Warrants expire on August 10, 2028, subject to certain terms and conditions.

The Merger Consideration Warrants	The Merger Consideration Warrants are substantially similar to the Redeemable Warrants issued in connection with the Company’s IPO, except that the Merger Consideration Warrants became exercisable upon completion of the Company’s Business Combination, have an exercise price of $15.00 per share, subject to adjustments, and have a ten-year term following the Business Combination, such that they expire at 5:00 p.m., New York City time, on August 10, 2033, or earlier upon redemption or liquidation. Furthermore, the requisite voting threshold to amend the Merger Consideration Warrant Agreement is higher than under the Redeemable Warrant Agreement, requiring the approval of the holders of at least 65% of the then-outstanding Merger Consideration Warrants compared to the majority of the then-outstanding Redeemable Warrants required to amend the Redeemable Warrant Agreement.

Private Warrants

As of June 26, 2024, there were 5,760,000 Private Warrants to purchase an aggregate of 5,760,000 Common Shares outstanding. The Private Warrants were purchased by the Sponsor and Maxim Partners in connection with the IPO in a private placement exempt from registration under the Securities Act. The Private Warrants are governed by the Redeemable Warrant Agreement, which contains certain provisions that are exclusive to the Private Warrants.

The terms of the Private Warrants are identical to the Redeemable Warrants, except that the Private Warrants are not redeemable by the Company and are exercisable on a cashless basis so long as they are held by the Initial Private Warrantholders.

Market Price of Our Capital Stock	Our Common Stock, Redeemable Warrants, and Merger Consideration Warrants are listed on the Nasdaq Stock Market LLC under the symbols “JTAI,” “JTAIW,” and “JTAIZ,” respectively. See “Market Information, Dividends, and Related Stockholder Matters.”

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The Offer

Warrants for Common Shares

Pursuant to the Offer, we are offering up to an aggregate of 12,334,621 Common Shares (inclusive of potential shares issuable for purposes of rounding fractional amounts) in exchange for all of the Warrants.

The Exchange Consideration, meaning the number of Common Shares that each Warrant will be exchanged for pursuant to the Offer, will vary depending on the type of Warrant tendered for exchange. In each case, the Exchange Consideration will be determined according to the Exchange Ratio applicable to each Warrant type, as follows: (i) in accordance with the RW Exchange Ratio, each Redeemable Warrant or Private Warrant tendered for exchange in the Offer will be exchanged for 0.3054 Common Shares; and (ii) in accordance with the MCW Exchange Ratio, each Merger Consideration Warrant tendered for exchange in the Offer will be exchanged for 1.0133 Common Shares.

No fractional Common Shares will be issued pursuant to the Offer. Instead, any fractional Common Shares to which a Warrantholder would otherwise have been entitled to receive pursuant to the Offer will be aggregated and then rounded up to the nearest whole Common Share. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants to receive shares of our Common Stock in the exchange.

The Common Stock issued in exchange for the Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offerees	The Offer is being made to all Warrantholders, subject to the following: We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) Warrantholders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on July 25, 2024, or such later time and date to which we may extend the Offer Period. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the Exchange Agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consents to the Warrant Amendments will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation – General Terms – Offer Period.”

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Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants (and thereby revoke the related consents to the Warrant Amendments, as applicable) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation – Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered Warrants (and your related consents to the Warrant Amendments will be automatically revoked as a result) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by July 25, 2024 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Participation by Directors and Affiliates	Although certain affiliates who are holders of our Private Warrants and Merger Consideration Warrants have advised us that they expect to participate in the Offer, none of our directors or affiliates are required to participate in the Offer. See “The Offer and Consent Solicitation – Interests of Directors and Others.”

Absence of Appraisal or Dissenters’ Rights	Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

The Consent Solicitation and Warrant Amendment

The Warrant Amendments	To tender Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to the applicable amendments to the Warrant Agreements governing the Warrants. The Redeemable Warrant Amendment is attached hereto as Annex A, while the Merger Consideration Warrant Amendment is attached as Annex B. In accordance with the terms of and to the extent permitted by the Warrant Agreements, as amended by the Warrant Amendments, and in compliance with applicable laws and regulations, including restrictions described in Exchange Act Rules 13e-4(f)(6) and 14e-5, the Warrant Amendments. if approved, would permit the Company at any time following the expiration of the Offer to require that all remaining outstanding Warrants not tendered in the Offer be exchanged into a number of Common Shares equal to 10% less than the number of Common Shares such Warrantholder would have received as Exchange Consideration had their Warrants been exchanged pursuant to the applicable Exchange Ratio in the Offer, which would permit us to eliminate all of the Warrants that remain outstanding after the Offer expires. However, even though as a result of the approval of the Warrant Amendments we intend to require an exchange of all remaining outstanding Warrants, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Purpose of the Offer and Consent Solicitation	The purpose of the Offer and Consent Solicitation is to simplify our Common Share structure and reduce the potential dilutive impact of the Warrants thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation – Background and Purpose of the Offer and Consent Solicitation.”

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Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the applicable Exchange Ratio used to determine the Exchange Consideration issued as Common Shares for every Warrant exchanged in the Offer or by changing the terms of the Warrant Amendments. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer and Consent Solicitation – General Terms – Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation	The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this document is a part and there being no action or proceeding, statute, rule, regulation, or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. The Consent Solicitation is conditioned upon receiving the consent of holders of at least a majority of the outstanding Public Warrants (which is the minimum number required to amend the Warrant Agreement). If adopted, we currently intend to require, to the extent permitted by the Warrant Agreements, the exchange of all outstanding Warrants to Common Shares in accordance with the terms of the Warrants, as amended by the Warrant Amendments, and in compliance with applicable laws and regulations, including, without limitation, any restrictions described in Exchange Act Rules 13e-4(f)(6) and 14e-5. In effect, the Warrant Amendments would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer Common Shares than if they had tendered their Warrants in the Offer. We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation – General Terms – Conditions to the Offer and Consent Solicitation.”

Legal, Regulatory, and Tax Matters

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

U.S. Tax Consequences of the Offer and Warrant Amendment

For Warrantholders participating in the Offer and for any holders of Warrants subsequently exchanged for Common Stock pursuant to the terms of the Warrant Amendments, if approved, we intend to treat your exchange of Warrants for our Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to which (i) you should not recognize any gain or loss on the exchange of Warrants for shares of our Common Stock, (ii) your aggregate tax basis in the shares of Common Stock received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange, and (iii) your holding period for the Common Shares received in the exchange should include your holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Common Stock, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income. Warrantholders are urged to review the section entitled “Material U.S. Federal Income Tax Consequences” for more information regarding the Offer as well as the adoption of the Warrant Amendments.

Although the issue is not free from doubt, we intend to treat the adoption of the Warrant Amendments, if approved, as a deemed exchange of existing “old” Warrants for “new” Warrants with the modified terms pursuant to the Warrant Amendments. Further, we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should generally not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should generally equal your aggregate tax basis in your existing Warrants, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should generally include your holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of the “old” Warrants for “new” Warrants pursuant to the Warrant Amendments, if approved, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income. Warrantholders are urged to review the section entitled “Material U.S. Federal Income Tax Consequences” for more information regarding the adoption of the Warrant Amendments.

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No Recommendation	None of the Company, our affiliates, directors, officers, or employees, or the Information Agent or the Exchange Agent for the Offer and Consent Solicitation, is making any recommendations to any Warrantholder as to whether to exchange its Warrants or deliver its consents to the Warrant Amendments, as applicable. Each Warrantholder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the Warrant Amendments of the Warrant Agreements, as applicable, pursuant to the Consent Solicitation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 8 of this Prospectus/Offer to Exchange.

Exchange Agent	The Exchange Agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Compliance Department (212) 509-4000

Additional Information	We recommend that our Warrantholders review the Registration Statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part, including the exhibits thereto, that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to accept the Offer and consent to the Warrant Amendments. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted, and currently intend, to rely on certain provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to public companies and file periodic reports with the SEC. Those provisions and our status as an emerging growth company and as a smaller reporting company are described in the section of this Prospectus/Offer to Exchange entitled “Emerging Growth Company and Smaller Reporting Company Explanatory Note.”

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EMERGING GROWTH COMPANY AND SMALLER REPORTING COMPANY EXPLANATORY NOTE

On August 10, 2023, the Company consummated the Business Combination, pursuant to which Jet Token combined with Oxbridge, a special purpose acquisition company. For more information about our Business Combination, please see the sections of this Prospectus/Offer to Exchange entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Combination” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Following the Business Combination, we are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies but not to “emerging growth companies,” including, but not limited to:

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company until the last day of the fiscal year following August 16, 2026, the fifth anniversary of the closing of Oxbridge’s initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would require, among other things, that we have been a public company for at least 12 months and would occur at the end of the fiscal year during which the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Under Section 107(b) of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Because we have elected to take advantage of certain reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

RISK FACTORS

In consultation with your own advisors, you should carefully consider, among other matters, the risk factors set forth below, as well as the other information included or incorporated by reference in this Prospectus/Offer to Exchange, before deciding whether to participate in the Offer and Consent Solicitation. If any of the risks contained in or incorporated by reference into this Prospectus/Offer to Exchange develop into actual events, our business, financial condition, liquidity, results of operations, and prospects could be materially and adversely affected. Some statements in this Prospectus/Offer to Exchange, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this Prospectus/Offer to Exchange.

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Risks Related to Our Business

The Company is an early-stage company with a limited operating history.

The Company’s predecessor operating company Jet Token, Inc. was formed on June 4, 2018. Accordingly, the Company has a limited history upon which an investor can evaluate its performance and future prospects. The Company has a short history and a limited number of aircraft and related customers. The Company’s current and proposed operations are subject to all business risks associated with newer enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its markets, difficulty in managing its growth and the entry of competitors into the market. The Company has incurred net losses to date and anticipates continuing net losses for the foreseeable future. The Company cannot assure you that it will be profitable in the foreseeable future or generate sufficient profits to pay dividends. If the Company does achieve profitability, the Company cannot be certain that it will be able to sustain or increase such profitability. The Company has not consistently generated positive cash flow from operations, and it cannot be certain that it will be able to generate positive cash flow from operations in the future. To achieve and sustain profitability, the Company must accomplish numerous objectives, including broadening and stabilizing its sources of revenue and increasing the number of paying members to its service. Accomplishing these objectives may require significant capital investments. The Company cannot be assured that it will be able to achieve these objectives.

The Company may not be able to successfully implement its growth strategies.

The Company’s growth strategies include, among other things, expanding its addressable market by opening up private aviation to non-members through our marketplace, expanding into new domestic markets and developing adjacent businesses. The Company faces numerous challenges in implementing its growth strategies, including its ability to execute on market, business, product/service and geographic expansions. The Company’s strategies for growth are dependent on, among other things, its ability to expand existing products and service offerings and launch new products and service offerings. Although the Company devotes significant financial and other resources to the expansion of its products and service offerings, its efforts may not be commercially successful or achieve the desired results. The Company’s financial results and its ability to maintain or improve its competitive position will depend on its ability to effectively gauge the direction of its key marketplaces and successfully identify, develop, market and sell new or improved products and services in these changing marketplaces. The Company’s inability to successfully implement its growth strategies could have a material adverse effect on its business, financial condition and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.

The Company’s operating results are expected to be difficult to predict based on a number of factors that also will affect its long-term performance.

The Company expects its operating results to fluctuate significantly in the future based on a variety of factors, many of which are outside its control and difficult to predict. As a result, period-to-period comparisons of the Company’s operating results may not be a good indicator of its future or long-term performance. The following factors may affect the Company from period-to-period and may affect its long-term performance:

●	the Company may fail to successfully execute its business, marketing and other strategies;

●	the Company’s ability to grow complementary products and service offerings may be limited, which could negatively impact its growth rate and financial performance;

●	the Company may be unable to attract new customers and/or retain existing customers;

●	the Company may require additional capital to finance strategic investments and operations, pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and the Company cannot be sure that additional financing will be available;

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●	the Company’s historical growth rates may not be reflective of its future growth;

●	the Company’s business and operating results may be significantly impacted by general economic conditions, the health of the U.S. aviation industry and risks associated with its aviation assets;

●	litigation or investigations involving the Company could result in material settlements, fines or penalties and may adversely affect the Company’s business, financial condition and results of operations;

●	existing or new adverse regulations or interpretations thereof applicable to the Company’s industry may restrict its ability to expand or to operate its business as intended and may expose the Company to fines and other penalties;

●	the occurrence of geopolitical events such as war, terrorism, civil unrest, political instability, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions may have an adverse effect on the Company’s business;

●	some of the Company’s potential losses may not be covered by insurance, and the Company may be unable to obtain or maintain adequate insurance coverage; and

●	the Company is potentially subject to taxation-related risks in multiple jurisdictions, and changes in tax laws could have a material adverse effect on its business, cash flow, results of operations or financial condition.

The Company’s business is primarily focused on certain targeted geographic regions, making it vulnerable to risks associated with having geographically concentrated operations.

Jet.AI’s customer base is primarily concentrated in certain geographic regions of the United States. As a result, Jet.AI’s business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions, catastrophic events or other disruptions. As Jet.AI seeks to expand in its existing markets, opportunities for growth within these regions will become more limited and the geographic concentration of the Company’s business may increase.

If the Company cannot internally or externally finance its aircraft or generate sufficient funds to make payments to external financing sources, the Company may not succeed.

As is customary in the aviation industry, the Company is reliant on external financing for the acquisition of its aircraft and is likely to need additional financing in the future in order to grow its fleet. If the Company is unable to generate sufficient revenue or other funding to make payments on this lease arrangement, the lessor may take back the aircraft, which would have a material adverse effect on the Company’s business and reputation. Furthermore, if the Company does not have access to external financing for future aircraft, for whatever reason, including reasons relating to the Company’s business or prospects or the broader economy, the Company may not be in a position to grow and/or survive.

The Company may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment.

The Company anticipates needing access to credit in order to support its working capital requirements as it grows. Interest rates are rising, and it is a difficult environment for obtaining credit on favorable terms. If the Company cannot obtain credit when needed, the Company may issue debt or equity securities to raise funds, modify its growth plans, or take some other action. Interest on debt securities could increase costs and negatively impact operating results and convertible debt securities could result in diluting your interest in the Company. If the Company is unable to find additional capital on favorable terms, then it is possible that it will choose to cease its sales activity. In that case, the only asset remaining to generate a return on your investment could be the Company’s intellectual property. Even if the Company is not forced to cease its sales activity, the unavailability of capital could result in the Company performing below expectations, which could adversely impact the value of your investment.

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The Company’s business and reputation rely on, and will continue to rely on, third parties.

The Company has relied on a third-party app developer to develop the initial versions of its app, CharterGPT, and the Company may continue to rely on third parties for future development of portions of any new or revised app. In place of a third-party app developer, the Company relies both on internal development and freelance contractors supervised by the Company’s Chief Technology Officer. The Company intends to continue to build its internal development team and to gradually decrease its reliance on external contractors for app development. If there were delays or complications in the further development of the app, this might result in difficulties that include but are not limited to the following:

●	Increased Development Costs: Extended development timelines can result in higher costs associated with personnel, software licenses, hardware, and other development resources. Delays may require additional investments to address technical issues, hire more personnel, or acquire additional technology or expertise to expedite the development process. These increased costs may negatively impact our financial performance and profitability.

●	Missed Time-to-Market Opportunities: Delays in app development may cause us to miss strategic market windows, limiting our ability to capture early adopters and gain a competitive advantage. Competitors may seize the opportunity to launch similar apps, potentially eroding our market share and diminishing our growth prospects. Our ability to generate revenue and establish a strong market presence may be compromised as a result.

●	Customer Dissatisfaction and Loss of Trust: If delays or complications prolong the release of our App, it may lead to customer frustration and disappointment. Anticipation for the App’s availability may diminish, and users may turn to alternative solutions or competitors. Customer dissatisfaction can harm our reputation and brand image, resulting in a loss of trust and reducing customer loyalty and engagement with our products and services.

●	Negative Impact on Revenue and Financial Performance: The delay in launching our app may impact our revenue projections, financial forecasts, and investment plans. The inability to generate expected revenue streams can adversely affect our cash flow, profitability, and ability to meet financial obligations or raise additional capital. Our valuation and attractiveness to investors may also be negatively impacted.

●	Opportunity Costs and Competitive Disadvantage: Time spent on addressing delays and complications diverts management’s attention and resources away from other strategic initiatives or product developments. We may miss out on potential partnership opportunities, market expansions, or product enhancements, resulting in missed revenue and growth opportunities. Competitors who successfully launch their apps within a shorter timeframe may gain a competitive advantage over us.

●	Loss of Investor Confidence: Extended delays or ongoing complications may erode investor confidence in our ability to execute our business plan successfully. Investors may question our management’s capability, resulting in reduced investor interest, difficulty in raising funds, and a potential decline in our stock price. The loss of investor confidence can have broader implications for our overall financial stability and long-term viability.

The Company also expects to rely heavily on its existing operating partner, Cirrus Aviation Services, to maintain and operate the Company’s leased aircraft for charter services and the Company will rely on third party operators when its clients book flights through its platform with those operators. Both the Company and Cirrus actively book charters onto the Company’s aircraft. Cirrus books charters via its 24-hour charter department and the Company books charters via its App. The failure of these third parties to perform these roles properly may result in damage to the Company’s reputation, loss of clients, potential litigation, and other costs. The Company may also experience delays, defects, errors, or other problems with their work that could have an adverse effect on its results and its ability to achieve profitability.

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The Company relies on third-party Internet, mobile, and other products and services to deliver its mobile and web applications and flight management system offerings to customers, and any disruption of, or interference with, the Company’s use of those services could adversely affect its business, financial condition, results of operations, and customers.

The Company’s platform’s continuing and uninterrupted performance is critical to its success. That platform is dependent on the performance and reliability of Internet, mobile, and other infrastructure services that are not under the Company’s control. While the Company has engaged reputable vendors to provide these products or services, the Company does not have control over the operations of the facilities or systems used by its third-party providers. These facilities and systems may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages, pandemics, and similar events or acts of misconduct. In addition, any changes in one of the Company’s third-party service provider’s service levels may adversely affect the Company’s ability to meet the requirements of its customers. While the Company believes it has implemented reasonable backup and disaster recovery plans, the Company has experienced, and expects that in the future it will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, capacity constraints, or external factors beyond the Company’s control. Sustained or repeated system failures would reduce the attractiveness of the Company’s offerings and could disrupt the Company’s customers’ businesses. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as the Company expands its products and service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm the Company’s reputation and brand, may adversely affect the usage of the Company’s offerings, and could harm the Company’s business, financial condition, and results of operation.

The Company relies on third parties maintaining open marketplaces to distribute its mobile and web applications.

The success of the Company’s app, Charter GPT, relies in part on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make our app available for download. The Company cannot be assured that the marketplaces through which it distributes its app will maintain their current structures or that such marketplaces will not charge the Company fees to list its app for download.

The Company may be unable to adequately protect its intellectual property interests or may be found infringing on the intellectual property interests of others.

The Company’s intellectual property includes its trademarks, domain names, website, mobile and web applications, software (including our proprietary algorithms and data analytics engines), copyrights, trade secrets, and inventions (whether or not patentable). The Company believes that its intellectual property plays an important role in protecting its brand and the competitiveness of its business. If the Company does not adequately protect its intellectual property, its brand and reputation may be adversely affected and its ability to compete effectively may be impaired.

The Company protects its intellectual property through a combination of trademarks, domain names and other measures. The Company has registered its trademarks and domain names that it currently uses in the United States. The Company’s efforts may not be sufficient or effective. Further, the Company may be unable to prevent competitors from acquiring trademarks or domain names that are similar to or diminish the value of its intellectual property. In addition, it may be possible for other parties to copy or reverse engineer the Company’s app or other technology offerings. Moreover, the Company’s proprietary algorithms, data analytics engines, or other software or trade secrets may be compromised by third parties or the Company’s employees, which could cause the Company to lose any competitive advantage it may have from them.

In addition, the Company’s business is subject to the risk of third parties infringing its intellectual property. The Company may not always be successful in securing protection for, or identifying or stopping infringements of, its intellectual property and it may need to resort to litigation in the future to enforce its rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that the Company’s intellectual property rights are unenforceable.

Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As the Company expands and raises its profile, the likelihood of intellectual property claims being asserted against it grows. Further, the Company may acquire or introduce new technology offerings, which may increase the Company’s exposure to patent and other intellectual property claims. Any intellectual property claims asserted against the Company, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If the Company is unsuccessful in defending such a claim, it may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent it from using its intellectual property or making its offerings available to customers. Some intellectual property claims may require the Company to seek a license to continue its operations, and those licenses may not be available on commercially reasonable terms or may significantly increase the Company’s operating expenses. If the Company is unable to procure a license, it may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect the Company’s business, financial condition, or operations.

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A delay or failure to identify and devise, invest in, and implement certain important technology, business, and other initiatives could have a material impact on the Company’s business, financial condition, and results of operations.

In order to operate its business, achieve its goals, and remain competitive, the Company continuously seeks to identify and devise, invest in, implement, and pursue technology, business, and other important initiatives, such as those relating to aircraft fleet structuring, business processes, information technology, initiatives seeking to ensure high quality service experience, and others.

The Company’s business and the aircraft the Company operates are characterized by changing technology, introductions, and enhancements of models of aircraft and services and shifting customer demands, including technology preferences. The Company’s future growth and financial performance will depend in part upon its ability to develop, market and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with the Company’s product and services could result in its revenues decreasing over time. If the Company is unable to upgrade its operations or fleet with the latest technological advances in a timely manner, or at all, its business, financial condition, and results of operations could suffer.

The Company is dependent on its information systems which may be vulnerable to cyber-attacks or other events.

The Company’s operations are dependent on its information systems and the information collected, processed, stored, and handled by these systems. The Company relies heavily on its computer systems to manage its client account balances, booking, pricing, processing, and other processes. The Company receives, retains, and transmits certain confidential information, including personally identifiable information that its clients provide. In addition, for these operations, the Company depends in part on the secure transmission of confidential information over public networks to charter operators. The Company’s information systems are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber-attacks, vandalism, catastrophic events, and human error. If the Company’s platform is hacked, these funds could be at risk of being stolen which would damage the Company’s reputation and likely its business. Any significant disruption or cyber-attacks on the Company’s information systems, particularly those involving confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm the Company’s reputation, and expose it to regulatory or legal actions and adversely affect its business and its financial results.

Because the Company’s software could be used to collect and store personal information, privacy concerns in the territories in which the Company operates could result in additional costs and liabilities to the Company or inhibit sales of its software.

The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage and disclosure of personal information and breach notification procedures. The Company is also required to comply with laws, rules and regulations relating to data security. Interpretation of these laws, rules and regulations and their application to the Company’s software and services in applicable jurisdictions is ongoing and cannot be fully determined at this time.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”) and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact the Company’s business as it depends on how such laws will be interpreted. As the Company expands its operations, compliance with privacy laws may increase its operating costs.

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The Company may not have enough funds to sustain the business until it becomes profitable.

The Company may not accurately anticipate how quickly it may use its funds and whether these funds are sufficient to bring the business to profitability.

Jet.AI is subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining Jet.AI’s provision for income taxes. Jet.AI’s effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of Jet.AI’s operations, changes in Jet.AI’s future levels of research and development spending, mergers and acquisitions or the results of examinations by various tax authorities. Although Jet.AI believes its tax estimates are reasonable, if the Internal Revenue Service or any other taxing authority disagrees with the positions taken on its tax returns, Jet.AI could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Jet.AI’s business and future profitability.

One of the Company’s predecessors, Oxbridge Acquisition Corp., was organized under the laws of the Cayman Islands. Jet.AI is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide income. Further, since Jet.AI’s operations and customers are located throughout the United States, Jet.AI is subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations, or ordinances could be interpreted, changed, modified or applied adversely to Jet.AI and may have an adverse effect on its business and future profitability.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Jet.AI) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect Jet.AI’s business and future profitability.

As a result of plans to expand Jet.AI’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect Jet.AI’s after-tax profitability and financial results.

In the event that Jet.AI’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. Generally Accepted Accounting Principles (“GAAP”), changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect Jet.AI’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of Jet.AI’s business.

Additionally, Jet.AI may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Jet.AI’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on Jet.AI’s after-tax profitability and financial condition. Additionally, the Internal Revenue Service and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Jet.AI’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Jet.AI does not prevail in any such disagreements, Jet.AI’s profitability may be affected.

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Jet.AI’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions, and interpretations thereof, in each case, possibly with retroactive effect.

Jet.AI’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If the Company has experienced an ownership change at any time since its incorporation, Jet.AI may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in Jet.AI’s stock ownership, which may be outside of Jet.AI’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit Jet.AI’s use of accumulated state tax attributes. As a result, even if Jet.AI earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to Jet.AI.

Jet.AI’s sole material asset is its direct and indirect interests in its subsidiaries and, accordingly, Jet.AI will be dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the Common Stock.

Jet.AI is a holding company and it has no material assets other than its direct and indirect equity interests in its subsidiaries. Jet.AI will have no independent means of generating revenue. To the extent Jet.AI’s subsidiaries have available cash, Jet.AI will cause its subsidiaries to make distributions of cash to pay taxes, cover Jet.AI’s corporate and other overhead expenses and pay dividends, if any, on the Common Stock. To the extent that Jet.AI needs funds and its subsidiaries fail to generate sufficient cash flow to distribute funds to Jet.AI or are restricted from making such distributions or payments under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, Jet.AI’s liquidity and financial condition could be materially adversely affected.

Risks Related to the Company’s Operating Environment

Demand for the Company’s product and services may decline due to factors beyond its control.

Demand for private jet charters may be negatively impacted by factors affecting air travel generally, such as adverse weather conditions, an outbreak of a contagious disease and other natural events, terrorism, and increased security screening requirements.

In particular, the recurrence of a pandemic, whether COVID-19 or otherwise, may result in a decline in air travel. Additionally, the reimposition of travel restrictions and other measures intended to contain the spread of any such virus may contribute to a decline in demand for air travel. If travel remains in a general decline for a significant period of time, the Company may be unable to compete with more established operators and may not be able to achieve profitability in the medium term or at all.

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More broadly, business jet travel is highly correlated to the performance of the economy, and an economic downturn, such as the current economic environment, which has been adversely affected by high rates of inflation, increasing interest rates, and low consumer sentiment, is likely to have a direct impact on the use of business jets. The Company’s customers may consider private air travel through its products and services to be a luxury item, especially when compared to commercial air travel. As a result, any economic downturn which has an adverse effect on the Company’s customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than the Company’s products and services. For example, beginning in 2008 and in connection with weakened macroeconomic conditions, the corporate and executive jet aviation industry, and companies that utilize corporate jets, experienced intensified political and media scrutiny. It is likely that the current economic downturn will impact demand for private jet travel for some time.

Any of these factors that cause the demand for private jet travel to decline may also result in delays that could reduce the attractiveness of private air charter travel versus other means of transportation, particularly for shorter distance travel, which represents our primary market currently. Delays also frustrate passengers, affecting the Company’s reputation and potentially reducing fleet utilization and charter bookings as a result of flight cancellations and increase costs. The Company may experience decreased demand, as well as a loss of reputation, in the event of an accident involving one of its aircraft or an aircraft booked through our platform or any actual or alleged misuse of its platform or aircraft by customers in violation of law. Demand for the Company’s product and services may also decline due to actions that increase the cost of private air charter travel versus other forms of transportation, particularly efforts aimed at addressing climate change such as carbon tax initiatives or other actions. Any of the foregoing circumstances or events which reduced the demand for private jet charters could negatively impact the Company’s ability to establish its business and achieve profitability.

The Company faces a high level of competition with numerous market participants with greater financial resources and operating experience.

The private air travel industry is extraordinarily competitive. Factors that affect competition in this industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, willingness, and ability to serve specific airports or regions, and investment requirements. The Company plans to compete against private jet charter and fractional jet companies as well as business jet charter companies. Both the private jet charter companies and the business jet charter companies have numerous competitive advantages that enable them to attract customers. Jet.AI’s access to a smaller aircraft fleet and regional focus puts it at a competitive disadvantage, particularly with respect to its appeal to business travelers who want to travel overseas.

The fractional private jet companies and many of the business jet charter companies have access to larger fleets of aircraft and have greater financial resources, which would permit them to more effectively service customers. Due to the Company’s relatively small size, it is more susceptible to their competitive activities, which could prevent the Company from attaining the level of sales required to sustain profitable operations.

Recent consolidation in the industry, such as VistaJet’s acquisitions of XOJET and JetSmarter and Wheels Up’s acquisition of Delta Private Jets as well as Gama Aviation, a business jet services company, and increased consolidation in the future could further intensify the competitive environment the Company faces.

There can be no assurance that the Company’s competitors will not be successful in capturing a share of our present or potential customer base. The materialization of any of these risks could adversely affect the Company’s business, financial condition, and results of operations.

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Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on the Company’s business, results of operations and financial condition.

Like other aviation companies, the Company’s business is affected by factors beyond its control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, natural disasters, adverse weather conditions, increased and changing security measures, changing regulatory and governmental requirements, new or changing travel-related taxes, or the outbreak of disease. Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenues, which in turn could adversely affect profitability. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient, and affordable manner. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there are currently proposals before Congress that could potentially lead to the privatization of the United States’ air traffic control system, which could adversely affect the Company’s business.

Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect the Company to a greater degree than its competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on the Company’s business, results of operations and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on the Company’s business, results of operations and financial condition.

The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.

The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures, and collisions, which may result in loss of life, personal injury and/or damage to property and equipment. The Company may experience accidents in the future. These risks could endanger the safety of its customers, personnel, third parties, equipment, cargo, and other property (both the Company’s and that of third parties), as well as the environment. If any of these events were to occur, the Company could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations, and enforcement actions (including potential grounding of the Company’s fleet and suspension or revocation of its operating authorities) and damage to its reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft the Company operates or charters, the Company could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of the Company’s insurance coverage available in the event of such losses would be adequate to cover such losses, or that the Company would not be forced to bear substantial losses from such events, regardless of its insurance coverage.

Moreover, any aircraft accident or incident, even if fully insured, and whether involving the Company or other private aircraft operators, could create a public perception that the Company is less safe or reliable than other private aircraft operators, which could cause customers to lose confidence and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving the Company or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount of trust by customers.

The Company incurs considerable costs to maintain the quality of (i) its safety program, (ii) its training programs and (iii) its fleet of aircraft. The Company cannot guarantee that these costs will not increase. Likewise, the Company cannot guarantee that its efforts will provide an adequate level of safety or an acceptable safety record. If the Company is unable to maintain an acceptable safety record, the Company may not be able to retain existing customers or attract new customers, which could have a material adverse effect on its business, financial condition, and results of operations.

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The supply of pilots to the airline industry is limited and may negatively affect the Company’s operations and financial condition. Increases in labor costs may adversely affect the Company’s business, results of operations and financial condition.

The Company’s pilots are subject to stringent pilot qualification and crew member flight training standards, which among other things require minimum flight time for pilots and mandate strict rules to minimize pilot fatigue. The existence of such requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. A shortage of pilots would require the Company to further increase its labor costs, which would result in a material reduction in its earnings. Such requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for the Company’s operations.

In addition, the Company’s operations and financial condition may be negatively impacted if it is unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA qualification standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors, and related training equipment. As a result, the training of the Company’s pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support the Company’s operational needs.

Pilot attrition may negatively affect the Company’s operations and financial condition.

In recent years, the Company has observed significant volatility in pilot attrition as a result of pilot wage and bonus increases at other industry participants and the growth of cargo, low-cost and ultra-low-cost airlines. If attrition rates are higher than the availability of replacement pilots, the Company’s operations and financial results could be materially and adversely affected.

The Company is exposed to operational disruptions due to maintenance.

The Company’s fleet requires regular maintenance work, which may cause operational disruption. The Company’s inability to perform timely maintenance and repairs can result in its aircraft being underutilized which could have an adverse impact on its business, financial condition, and results of operations. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on the Company. Moreover, as the Company’s aircraft base increases, maintenance costs could potentially increase.

Significant increases in fuel costs could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Fuel is essential to the operation of the Company’s aircraft and to the Company’s ability to carry out its transport services. Fuel costs are a key component of the Company’s operating expenses. A significant increase in fuel costs may negatively impact the Company’s revenue, margins, operating expenses, and results of operations. While the Company may be able to pass increases in fuel costs on to its customers, increased fuel surcharges may affect the Company’s revenue and retention if a prolonged period of high fuel costs occurs. To the extent there is a significant increase in fuel costs that affects the amount the Company’s customers choose to fly, it may have a material adverse effect on the Company’s business, financial condition, and results of operations.

If efforts to continue to build a strong brand identity and improve member satisfaction and loyalty are not successful, the Company may not be able to attract or retain members, and its operating results may be adversely affected.

The Company must continue to build and maintain strong brand identity for its products and services, which have expanded over time. The Company believes that strong brand identity will continue to be important in attracting members. If the Company’s efforts to promote and maintain its brand are not successful, the Company’s operating results and our ability to attract members and other customers may be adversely affected. From time to time, the Company’s members and other customers may express dissatisfaction with its products and service offerings, in part due to factors that could be outside of the Company’s control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with the Company’s products and services is widespread or not adequately addressed, the Company’s brand may be adversely impacted and its ability to attract and retain members may be adversely affected. With respect to the Company’s planned expansion into additional markets, the Company will also need to establish its brand and to the extent it is not successful, the Company’s business in new markets would be adversely impacted.

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Any failure to offer high-quality customer support may harm the Company’s relationships with its customers and could adversely affect the Company’s reputation, brand, business, financial condition, and results of operations.

Through the Company’s marketing, advertising, and communications with its customers, the Company sets the tone for its brand as aspirational but also within reach. The Company’s strives to create high levels of customer satisfaction through the experience provided by its team and representatives. The ease and reliability of its offerings, including its ability to provide high-quality customer support, helps the Company attract and retain customers. The Company’s ability to provide effective and timely support is largely dependent on its ability to attract and retain skilled employees who can support the Company’s customers and are sufficiently knowledgeable about the Company’s product and services. As the Company continues to grow its business and improve its platform, it will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that the Company does not maintain high-quality support, could adversely affect the Company’s reputation, brand, business, financial condition, and results of operations.

The demand for the Company’s services is subject to seasonal fluctuations.

Demand for the Company’s services will fluctuate over the course of the year and is higher in the summer season and during holiday periods. During periods of higher demand, the Company’s ability to provide agreed upon levels of service to its customers may deteriorate, which could have a negative impact on the Company’s reputation and its ability to succeed.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments, and results of operations.

We are subject to laws and regulations enacted by national, regional, and local governments. The Company’s business is subject to significant regulation by the FAA, the TSA (Transportation Security Administration) as well as “know your customer” obligations and other laws and regulations. The laws and regulations concerning the selling of the Company’s product or services may change and if they do then the selling of the Company’s product or service may no longer be possible or profitable. In addition, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and our results of operations.

The Company’s failure to attract and retain highly qualified personnel in the future could harm its business.

The Company believes that its future success will depend in large part on its ability to retain or attract highly qualified management, technical and other personnel. The Company may not be successful in retaining key personnel or in attracting other highly qualified personnel. If the Company is unable to retain or attract significant numbers of qualified management and other personnel, the Company may not be able to grow and expand its business.

Risks Relating to Ownership of Common Stock

The Company has never paid cash dividends on its capital stock, and Jet.AI does not anticipate paying dividends in the foreseeable future.

The Company has never paid cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth of its business, other than mandatory dividend payments on its preferred stock, subject to Delaware law. Any determination to pay dividends in the future will be at the discretion of the Jet.AI Board and will depend on Jet.AI’s financial condition, operating results, capital requirements, general business conditions and other factors that the Jet.AI Board may deem relevant. As a result, capital appreciation, if any, of Jet.AI’s Common Stock will be the sole source of gain for the foreseeable future.

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The Company’s stock price may be volatile, and you may not be able to sell shares at or above the price at which you purchase shares or realize any value on your warrants.

Fluctuations in the price of the Common Stock could contribute to the loss of all or part of your investment. If an active market for our securities develops and continues, the trading price of Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control.

Factors affecting the trading price of our Common Stock may include:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to Jet.AI;

●	failure to meet or exceed financial estimates and projections of the investment community or that Jet.AI provides to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

●	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations, financings, or capital commitments;

●	the volume of Common Shares available for public sale;

●	operating and stock price performance of other companies that investors deem comparable to Jet.AI;

●	Jet.AI’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting Jet.AI’s business;

●	Jet.AI’s ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving Jet.AI;

●	changes in financial estimates and recommendations by securities analysts concerning Jet.AI or the market in general;

●	the timing and magnitude of investments in the growth of the business;

●	actual or anticipated changes in laws and regulations;

●	additions or departures of key management or other personnel;

●	increased labor costs;

●	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

●	the ability to market new and enhanced solutions on a timely basis;

●	sales of substantial amounts of Common Stock by Jet.AI’s directors, executive officers, or significant stockholders, or the perception that such sales could occur, including as a result of transactions under that certain Share Purchase Agreement, dated as of August 4, 2022 (the “Share Purchase Agreement”), between Jet Token and GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”), and that certain Forward Purchase Agreement, dated August 6, 2023, between the Company and (i) Meteora Capital Partners, LP, (ii) Meteora Select Trading Opportunities Master, LP, and (iii) Meteora Strategic Capital, LLC (such parties, collectively, “Meteora”), which was amended on August 31, 2023 and October 2, 2023 (as amended, the “Forward Purchase Agreement”);

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●	trading volume of our Common Stock, including as a result of transactions under the Share Purchase Agreement and the Securities Purchase Agreement;

●	changes in capital structure, including future issuances of securities or the incurrence of debt and the terms thereof; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Jet.AI could depress our stock price regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of Jet.AI’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Anti-takeover provisions contained in the Company’s Certificate of Incorporation and applicable laws could impair a takeover attempt.

The Company’s Certificate of Incorporation afford certain rights and powers to the Jet.AI Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. Any of the foregoing provisions and terms that have the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of our securities, and could also affect the price that some investors are willing to pay for our securities.

If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our shares, limit our ability to access existing liquidity facilities and make obtaining future financing more difficult for us.

Our Common Stock is currently listed on Nasdaq under the symbol “JTAI”. On December 1, 2023, the Company received a notification letter (the “ Initial Notice Letter”) from the Nasdaq Listing Qualifications Staff of Nasdaq notifying the Company that its amount of stockholders’ equity had fallen below the $10 million required minimum for continued listing on The Nasdaq Global Market  set forth in Nasdaq Listing Rule 5450(b)(1)(A) (the “Minimum Stockholders’ Equity Requirement”). The Company’s stockholders’ deficit as of December 31, 2023 was $(3,963,039). The Initial Notice Letter also noted that as of September 30, 2023, the Company did not meet The Nasdaq Global Market alternative listing criteria for the “Market Value” standard or the “Total Assets / Total Revenues” standard. The Initial Notice Letter further noted that the Company may consider applying to transfer the Company’s securities to The Nasdaq Capital Market, which would require the Company to, among other things, meet The Nasdaq Capital Market’s continued listing requirements.

In accordance with Nasdaq rules and as stated in the Initial Notice Letter, the Company submitted a plan to regain compliance with the Minimum Stockholders’ Equity Requirement, which involved a proposed transfer to The Nasdaq Capital Market as well as a number of capital raising measures that the Company intended to take. Nasdaq provided written confirmation of its acceptance of the Company’s compliance plan and granted the Company an extension through May 29, 2024 to evidence completion of its plan.

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On April 15, 2024, the Company received an additional notification letter from Nasdaq (the “Second Notice Letter”) stating that the Company was not in compliance with Nasdaq Listing Rule 5450(a)(1), as the minimum bid price of the Company’s Class A Common Stock had been below $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”). The notification of noncompliance has no immediate effect on the listing or trading of the Company’s Common Stock on The Nasdaq Global Market. The Company has 180 calendar days, or until October 14, 2024, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of the Company’s Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-calendar day grace period. In the event the Company does not regain compliance with the Minimum Bid Price Requirement by October 14, 2024, the Company may be eligible for an additional 180-calendar day compliance period if it elects to transfer to The Nasdaq Capital Market to take advantage of the additional compliance period offered on that market. To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period. The Company’s failure to regain compliance during this period could result in delisting. The Company intends to actively monitor the bid price of its Common Stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement.

On May 30, 2024, the Company received an additional notification letter from Nasdaq (the “Third Notice Letter”) stating that the Company had not regained compliance with the Minimum Stockholders’ Equity Requirement for continued listing discussed in the Initial Notice Letter, which it was required to meet by May 29, 2024 pursuant to its compliance plan. The Third Notice Letter notified the Company that, unless the Company requested an appeal hearing before the Nasdaq Hearings Panel (the “Panel”) by June 6, 2024, trading of the Company’s Common Stock would be suspended at the opening of business on June 10, 2024, and a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on The Nasdaq Stock Market (such notification, the “Delisting Notice”).

As directed in the Third Notice Letter, the Company timely requested a hearing before the Panel and paid the applicable fee to appeal the Delisting Notice. The Delisting Notice has no immediate effect on the listing or trading of the Company’s Common Stock. The Company’s hearing request stayed the suspension of trading on the Company’s securities, and the Company’s securities will continue to trade on The Nasdaq Global Market until the hearing process concludes and the Panel issues a written decision. While the Company can provide no assurances that the Panel will grant the Company’s request for a suspension of delisting or will permit the Company’s continued listing on The Nasdaq Global Market after the hearing process concludes, the Company is working diligently to cure the deficiencies set forth in the Delisting Notice and plans to regain compliance with the continued listing requirements as soon as practicable. Should the Company regain compliance and receive a moot notice from Nasdaq in advance of the hearing before the Panel, then no hearing would take place.

Management has completed an application to transfer its securities to The Nasdaq Capital Market tier and filed both a registration statement and preliminary proxy statement in connection with its private placement with Ionic Ventures, LLC (“Ionic”; such private placement, the “Ionic Transaction”), as discussed in the section of this Prospectus/Offer to Exchange entitled “Management’s Discussion and Analysis of Financial Condition and Results Of Operations – The Ionic Transaction.” Through its recent transfer application to The Nasdaq Capital Market tier and the Ionic Transaction, the Company expects to meet the “Equity” standard of the continued listing requirements of The Nasdaq Capital Market, which requires listed companies to maintain minimum stockholders’ equity of $2.5 million. The Company has been actively executing its compliance plan, including by utilizing its existing GEM facility and receiving gross proceeds of $1.5 million of the $16.5 million to be funded pursuant to the Ionic Transaction.

Although the Company believes it will be able to achieve compliance with The Nasdaq Capital Market’s continued listing requirements, there can be no assurance that the Company will be able to regain compliance with such requirements or maintain compliance with any other listing requirements within the time frame required by Nasdaq or at all, particularly if the Company’s stock price trades below $1.00 for a sustained period. Furthermore, there can be no assurance that the Company will be able to satisfy the requirements necessary to transfer the listing of its Common Stock to The Nasdaq Capital Market. Nasdaq’s determination that we fail to meet the continued listing standards of Nasdaq may result in our securities being delisted from Nasdaq as set forth in the Delisting Notice.

A delisting of our Common Stock and listed warrants and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our Common Stock and listed warrants; (ii) reducing the number of investors willing to hold or acquire our Common Stock and listed warrants, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees. In addition, a delisting of our Common Stock would prevent us from being able to access financing under the Share Purchase Agreement. Furthermore, the Company may have to pay all or a portion of the $800,000 commitment fee due under the Share Purchase Agreement in cash if its shares are no longer listed. The Company may not have sufficient funds to be able to pay such fee. See the section of this Prospectus/Offer to Exchange entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Stockholders may experience dilution of their ownership interest due to the issuance of additional Common Shares upon the conversion of the Series B Preferred Stock, especially since the Series B Preferred Stock has fluctuating conversion rates that are set at a discount to market prices of our Common Shares during the period immediately following conversion.

We have raised approximately $1.5 million in financing through the issuance of, among other securities, shares of Series B Preferred Stock in the Ionic Transaction, and may issue additional shares of Series B Preferred Stock upon exercise of a warrant issued in the private placement for up to $15,000,000. The shares of Series B Preferred Stock automatically convert into shares of our Common Stock, subject to certain conditions and limitations, by the tenth trading day following their issuance at a conversion price based 90% of the trading price of our Common Stock, or 80% in the event we are delisted from Nasdaq. See the section of this Prospectus/Offer to Exchange entitled “Management’s Discussion and Analysis of Financial Condition and Results Of Operations – The Ionic Transaction.” This could result in material dilution to existing stockholders of the Company. Because the conversion price is based upon the trading prices of our shares at the time of conversion, the number of shares into which the Series B Preferred Stock may be converted may increase without an upper bound. If the trading prices of our shares are low when the conversion price of the convertible debt is determined, we would be required to issue a greater number of shares to the converting holder, which could cause substantial dilution to our stockholders. In addition, if any or all of the holders Series B Preferred Stock convert and then sell our Common Stock, this could result in an imbalance of supply and demand for our Common Stock and reduce our stock price significantly. The further our stock price declines, the further the adjustment of the conversion price will fall and the greater the number of shares we will have to issue upon conversion, resulting in further dilution to our stockholders. Because a market price-based conversion formula can lead to dramatic stock price reductions and corresponding negative effects on both a company and its stockholders, convertible security financings with market price-based conversion ratios have colloquially been called “floorless,” “toxic,” and “death spiral,” convertibles.

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The issuances of additional Common Shares under the Share Purchase Agreement and the GEM Warrant may result in dilution of future Jet.AI stockholders and have a negative impact on the market price of Common Stock.

The proceeds from the Business Combination, Forward Purchase Agreement, and our existing cash and cash equivalents may not be sufficient to meet our working capital needs and we intend to draw on the Share Purchase Agreement to meet our cash needs. Further, our estimates may prove to be inaccurate, and we could spend our capital resources faster than we currently expect. Further, changing circumstances, some of which may be beyond our control, could also cause us to spend capital significantly faster than we currently anticipate, and we may need to seek additional funding sooner than planned. To the extent this occurs, it could impose significant dilution on the Company’s stockholders.

In addition to shares to be sold to GEM upon a drawdown, the Share Purchase Agreement entitles GEM to receive (i) payment of a commitment fee of $800,000 payable in either cash or Common Stock and (ii) a warrant that is exercisable to purchase up to 2,179,447 Common Shares on a fully diluted basis, subject to exercisability currently being limited to 4.99% of the Company’s outstanding Common Stock after giving effect to such exercise, at an exercise price of $8.60 per share (subject to potential reduction in August 2024) (the “GEM Warrant”). The shares issuable pursuant to the GEM Warrant were calculated on a fully diluted basis as of the closing of the Business Combination, which calculation included shares issuable upon exercise of the Redeemable Warrants, the Private Placement Warrants, the Merger Consideration Warrants, Jet Token options. and Jet Token RSU Awards. If the Redeemable Warrants, the Private Placement Warrants, Merger Consideration Warrants, Jet Token options, and/or Jet Token RSU Awards are not exercised in full or at all, and GEM exercises the GEM Warrant, then GEM could hold significantly more than 6% of the outstanding Common Stock of Jet.AI on a non-diluted basis.

If the average closing price of Jet.AI’s Common Stock for the 10 trading days following the first anniversary of the date of listing is less than 90% of the then-current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will be adjusted to 110% of our then current trading price.

The issuances of Common Stock pursuant to the GEM Warrant and the Share Purchase Agreement would result in dilution of future Jet.AI stockholders and could have a negative impact on the market price of Common Stock and Jet.AI’s ability to obtain additional financing. See the section of this Prospectus/Offer to Exchange entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Overview – Share Purchase Agreement” for a description of the GEM Warrant.

A significant portion of Jet.AI’s total outstanding shares are restricted from immediate resale following the consummation of the Business Combination, but may be sold into the market in the near future. This could cause the market price of the Common Stock to drop significantly, even if our business is doing well.

Oxbridge’s Sponsor holds approximately 45.5% of the Company’s Common Stock. Pursuant to the terms of the Lock-Up Agreements, the Founder Shares, as well as Common Shares held by Michael Winston and George Murnane, the Interim CEO and Interim CFO of the Company, may not be transferred until the earlier to occur of (a) one year after the Closing or (b) the date after the Closing on which we complete a liquidation, merger, stock exchange or other similar transaction with an unaffiliated third party that results in all of stockholders having the right to exchange their stock for cash, securities or other property.

Certain existing stockholders purchased our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price.

Given the relatively lower purchase prices that some of our stockholders paid to acquire some of their securities compared to the current trading price of our Common Shares, these stockholders in some instances may earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our Common Shares at the time that such stockholders choose to sell their Common Shares.

Public stockholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which some of our stockholders, particularly the Sponsor and Meteora, acquired shares of our Common Stock or the prices at which GEM may receive shares at the time of a drawdown under the Share Purchase Agreement.

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Sales of Common Stock, or the perception of such sales, by us, our significant stockholders or the Selling Stockholder in the public market or otherwise could cause the market price for Common Stock to decline and the Selling Stockholder may receive significant proceeds.

The sale of Common Shares in the public market or otherwise, particularly sales by the Sponsor and our officers or directors following the expiration of lock-up restrictions expiring in August 2024, by the Selling Stockholder or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that is deemed appropriate. Resales of Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Certain stockholders purchased or were issued securities at prices that may be significantly below the trading price of our Common Stock:

●	Sponsor paid approximately $0.009 per share, for 2,875,000 Class B Ordinary Shares; and
●	Sponsor and Maxim paid approximately $1.00 per warrant, for 5,760,000 Private Placement Warrants.

In connection with an extraordinary general meeting of Oxbridge shareholders in November 2022, in which Oxbridge asked its shareholders to vote to extend the date by which Oxbridge had to consummate a business combination, the holders of 10,313,048 Class A Ordinary Shares or approximately 90.0% of the shares with redemption rights at the time exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960. Subsequently, in connection with the Business Combination, holders of 1,144,215 of Oxbridge’s Class A Ordinary Shares, or approximately 96.4% of the shares with redemption rights at the time, exercised their right to redeem their shares for cash at a redemption price of approximately $11.10 per share, for an aggregate redemption amount of $12,655,017. On August 8, 2023, pursuant to the Forward Purchase Agreement, Meteora purchased 663,556 of the Class A Ordinary Shares from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Meteora purchased an additional 548,127 such shares.

We have an effective registration statement (SEC File No. 333-274432) covering the resale of up to 32,330,074 Common Shares held by, or available upon exercise of warrants or other convertible securities by, certain of our stockholders, as well as the issuance by us of Common Shares upon exercise of our outstanding warrants. Given the substantial number of Common Shares registered for potential resale by these stockholders, the sale of shares by them, or the perception in the market that they intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Many of these stockholders have or may acquire their shares at a significant discount to the market price of our Common Stock. This will create an incentive for such stockholders to sell shares of our Common Stock because they purchased the shares at prices lower than the then-current trading price.

If securities or industry analysts do not publish or cease publishing research or reports about Jet.AI, its business or its market, or if they change their recommendations regarding the Common Stock adversely, the price and trading volume of the Common Stock could decline.

The trading market for the Common Stock will be influenced by the research and reports that industry or securities analysts may publish about Jet.AI, its business, its market, or its competitors. If any of the analysts who may cover Jet.AI change their recommendation regarding the Common Stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Common Stock would likely decline. If any analyst who may cover Jet.AI were to cease their coverage or fail to regularly publish reports on Jet.AI, we could lose visibility in the financial markets, which could cause the stock price or trading volume of Jet.AI securities to decline.

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The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of: (a) the last day of the fiscal year (i) following August 16, 2026, the fifth anniversary of our IPO of units, which closed on August 16, 2021, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our the Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter; and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our share price may be more volatile.

Risks Related to Our Warrants and the Offer and Consent Solicitation

The Warrant Amendments, if approved, will allow us to require that all outstanding Warrants be exchanged for Common Shares at a ratio that is 10% less than the Exchange Ratio applicable to Warrants in the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendments by the requisite number of Warrantholders, the Company will have the right to require holders of all Warrants that remain outstanding after the closing of the Offer to exchange each of their Warrants for a number of Common Shares equal to 10% less than the number of Common Shares such Warrantholder would have received as Exchange Consideration had their Warrants been exchanged pursuant to the applicable Exchange Ratio in the Offer. However, even though as a result of the approval of the Warrant Amendments we intend to require an exchange of all remaining outstanding Warrants, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreements, the consent of holders of at least a majority of the outstanding Redeemable Warrants and of at least 65% of the outstanding Merger Consideration Warrants is required to approve the Warrant Amendment to each of the respective Warrant Agreements. Therefore, one of the conditions to the adoption of the Warrant Amendments is the receipt of the requisite thresholds of approval from holders of the outstanding Public Warrants. If adopted, we currently intend to require the exchange of all outstanding Warrants to Common Shares as provided in the Warrant Amendments, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer Common Shares than if they had tendered their Warrants in the Offer.

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Our Warrants may be exchanged for Common Shares pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The exchange of the Warrants will result in the issuance of additional Common Shares, although there can be no assurance that such Warrant exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the completion of the Offer likely will be exercised only if the $11.50 per share exercise price of $11.50 per share in the case of the Redeemable Warrants and the Private Warrants or of $15.00 per share in the case of the Merger Consideration Warrants is below the market price of our Common Stock. To the extent such Warrants are exercised, additional Common Stock will be issued. If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendments by holders of the Warrants, the Company will have the right to require holders of all Warrants that remain outstanding after the closing of the Offer to exchange each of their Warrants for Common Shares in an amount that is 10% less than the Exchange Consideration such Warrantholder would have received had their Warrants been exchanged pursuant to the applicable Exchange Ratio in the Offer. These issuances of Common Shares will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrantholders.

None of the Company, our affiliates, directors, officers, or employees, or the Information Agent or the Exchange Agent for the Offer and Consent Solicitation is making any recommendations to any Warrantholder as to whether to exchange their Warrants or deliver their consent to the Warrant Amendments. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrantholders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Common Stock in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for Common Shares) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendments are adopted, you may receive fewer shares than if you had tendered your Warrants in the Offer. See the risk factor under the heading, “The Warrant Amendments, if approved, will allow us to require that all outstanding Warrants be exchanged for Common Shares at a ratio that is 10% less than the Exchange Ratio applicable to Warrants in the Offer.” You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of Common Shares offered in the Offer is fixed and will not be adjusted. The market price of our Common Stock may fluctuate, and the market price of the Common Stock when we deliver Common Shares in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

The number of Common Shares for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Common Stock or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of the Common Stock when we deliver Common Share in exchange for your Warrants could be less than the market price at the time you tender your Warrants. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Common Shares in exchange for Warrants, or during any extension of the Offer Period.

The liquidity of the Warrants that are not exchanged may be reduced.

If the Warrant Amendments are approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See the risk factor under the heading, “The Warrant Amendments, if approved, will allow us to require that all outstanding Warrants be exchanged for Common Shares at a ratio that is 10% less than the Exchange Ratio applicable to Warrants in the Offer.” However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the amount of the Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price, and price volatility of unexchanged Warrants. In addition, as discussed below, our Warrants may be removed from quotation on Nasdaq. As a result, investors in our Warrants may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Warrants, and the ability of our stockholders to sell our Warrants in the secondary market may be materially limited. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

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Nasdaq may delist our Public Warrants from trading on its exchange, which could limit the ability of holders of our Public Warrants to make transactions in our Public Warrants.

If the Warrant Amendments are approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See the risk factor under the heading, “The Warrant Amendments, if approved, will allow us to require that all outstanding Warrants be exchanged for Common Shares at a ratio that is 10% less than the Exchange Ratio applicable to Warrants in the Offer.” However, if any unexchanged Warrants remain outstanding following the completion of the Offer and Consent Solicitation, we cannot assure you that our Public Warrants, including the Redeemable Warrants that trade under the ticker “JTAIW” or the Merger Consideration Warrants that trade under the ticker “JTAIZ,” will continue to be listed on Nasdaq in the future. In particular, Nasdaq may consider delisting the Redeemable Warrants, the Merger Consideration Warrants, or all of our Public Warrants if it determines that the extent of public distribution or aggregate market value of the outstanding Public Warrants has become so reduced as to make further listing inadvisable, or if it otherwise determines continued listing is unwarranted.

If Nasdaq delists our Public Warrants from trading on its exchange and we are unable to list our securities on another national securities exchange, our Public Warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of Public Warrants could face significant material adverse consequences, including:

●	a limited availability of market quotations for the Warrants;

●	reduced liquidity for the Warrants; and

●	the risk that any market makers that do initially make a market in our unexchanged Warrants eventually cease to do so.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrantholders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the publicly-filed information about us, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering Warrantholders the opportunity to receive 0.3054 Common Shares in exchange for each Redeemable Warrant or Private Warrant they hold and 1.0133 Common Shares in exchange for each Merger Consideration Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Common Shares in the exchange.

No fractional Common Shares will be issued pursuant to the Offer. Instead, any fractional Common Shares to which a Warrantholder would otherwise have been entitled to receive pursuant to the Offer will be aggregated and then rounded up to the nearest whole Common Share. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

As part of the Offer, we are also soliciting from the Warrantholders their consent to the amendment of the Warrant Agreement. If approved, the Warrant Amendments would permit the Company to require that all outstanding Warrants not exchanged in the Offer be exchanged into a number of Common Shares equal to 10% less than the number of Common Shares that would have been received as Exchange Consideration had the Warrants been exchanged pursuant to the applicable Exchange Ratio in the Offer, which would permit us to eliminate all of the Warrants that remain outstanding after the Offer expires. A copy of the Redeemable Warrant Amendment is attached hereto as Annex A. A copy of the Merger Consideration Warrant Amendment is attached hereto as Annex B. We urge you to carefully read the applicable Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreements, the consent of holders of at least a majority of the outstanding Redeemable Warrants is required to approve the Redeemable Warrant Amendment and of at least 65% of the outstanding Merger Consideration Warrants is required to approve the Merger Consideration Warrant Amendment and amend the respective Warrant Agreements. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation – Transactions and Agreements Concerning Our Securities.”

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Holders who tender Warrants in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendments, as applicable (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendments is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants in the Offer without giving your consent to the applicable Warrant Amendments. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendments.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendments are approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by July 25, 2024 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Exchange Consideration

Warrants Exchanged in the Offer

The number of Common Shares that each Warrantholder will receive as Exchange Consideration for the exchange of a Warrant will vary depending on the type of Warrant tendered for exchange. In each case, the Exchange Consideration will be determined according to the applicable Exchange Ratio. In accordance with the RW Exchange Ratio, each Redeemable Warrant or Private Warrant tendered and accepted for exchange in the Offer will be exchanged for 0.3054 Common Shares. In accordance with the MCW Exchange Ratio, each Merger Consideration Warrant tendered and accepted for exchange in the Offer will be exchanged for 1.0133 Common Shares.

For the avoidance of doubt, if a holder exchanges more than one Warrant of a particular type in the Offer, then the consideration due in respect of such exchange of such type of Warrants will (in the case of any Warrants held in “street name” through a direct or indirect participant of DTC, to the extent permitted by, and practicable under, DTC’s procedures) be computed based on the total number of Warrants of such type exchanged by such Warrantholder.

Warrants Outstanding After the Offer

If approved, the Redeemable Warrant Amendment to the Redeemable Warrant Agreement will require that each Redeemable Warrant or Private Warrant that is outstanding upon the closing of the Offer be mandatorily exchanged for 0.2749 Common Shares, which is a ratio of 10% less than the RW Exchange Ratio applicable to Redeemable Warrants or Private Warrants exchanged in the Offer.

If approved, the Merger Consideration Warrant Amendment to the Merger Consideration Warrant Agreement will require that each Merger Consideration Warrant that is outstanding upon the closing of the Offer be mandatorily exchanged for 0.9120 Common Shares, which is a ratio of 10% less than the MCW Exchange Ratio applicable to Merger Consideration Warrants exchanged in the Offer.

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Corporate History and Information

The IPO and Business Combination

Prior to completion of the Business Combination, the Company was a blank-check company named Oxbridge, which was incorporated on April 12, 2021 as a Cayman Islands-exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or other similar transaction with one or more businesses or entities. On August 16, 2021, the Company completed its IPO of 11,500,000 units (the “Oxbridge Units”), including 1,500,000 Oxbridge Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, with each Oxbridge Unit consisting of one share of Oxbridge’s Class A ordinary shares, par value $0.0001 per share (the “Class A Oxbridge Shares”), and one warrant, where each whole warrant was exercisable to purchase one Class A Oxbridge Share at a price of $11.50 per share.

Simultaneously with the closing of its IPO, the Company consummated the private placement of 5,760,000 Private Warrants to the Sponsor and Maxim Partners, the parent company of the representative to the underwriters in its IPO, at an average purchase price of $1.00 per Private Warrant. The Company also issued an aggregate of 2,875,000 of Oxbridge’s Class B ordinary shares, par value $0.0001 per share (the “Class B Oxbridge Shares”), to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.009 per share.

On August 10, 2023, in accordance with the Business Combination Agreement dated February 24, 2023, as amended on May 11, 2023: (i) Oxbridge redomiciled as a Delaware corporation and was immediately renamed Jet.AI Inc.; and promptly thereafter, (ii) a subsidiary of Oxbridge merged with and into Jet Token, with Jet Token surviving the merger as a wholly owned subsidiary of the Company; and (iii) Jet Token (as the surviving entity of the first merger) merged with and into a second subsidiary of Oxbridge, with such subsidiary surviving the second merger as a wholly owned subsidiary of the Company. In connection with the Business Combination, security holders of Oxbridge and Jet Token immediately prior to the closing of the Business Combination became security holders of the Company.

As a result of the Business Combination:

●	the then-issued and outstanding Class A Oxbridge Shares and Class B Oxbridge Shares were converted, on a one-for-one basis, into Common Shares of the Company;

●	the then-issued and outstanding Oxbridge warrants were converted into an equal number of the Redeemable Warrants, each exercisable for one Common Share;

●	the then-issued and outstanding Oxbridge Units were converted into an equal number of units of the Company, each consisting of one Common Share and one Redeemable Warrant; and

●	the outstanding shares of Jet Token common stock, options to purchase Jet Token common stock, Jet Token warrants, and Jet Token restricted stock unit (“RSU”) awards were converted into the right to receive the number of Common Shares, Merger Consideration Warrants, options to purchase Common Shares, or RSUs of the Company based on the respective exchange ratios set forth in the Business Combination Agreement;

Following the Business Combination, on August 11, 2023, the Company’s Common Stock, Redeemable Warrants, and Merger Consideration Warrants began trading on Nasdaq under the new symbols “JTAI,” “JTAIW,” and “JTAIZ,” respectively.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer (the “Reverse Recapitalization”). Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

On December 21, 2023, the SEC declared effective a Registration Statement on Form S-1 (File No. 333-274432) that the Company filed relating to (i) the issuance by the Company of up to 11,489,334 Common Shares upon the exercise of 11,489,334 outstanding Redeemable Warrants, and (ii) the offer and sale from time to time by certain selling stockholders named in the registration statement of up to 32,330,074 Common Shares, consisting of, among other securities of the Company, 5,760,000 Common Shares issuable upon exercise of the Private Warrants, 2,179,447 Common Shares issuable upon exercise of the GEM Warrant, Common Shares issued to the Sponsor and to Maxim Partners, and other Common Shares issued by the Company in connection with the IPO and the Business Combination.

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Our Corporate Contact Information

Our principal executive office is located at 10845 Griffith Peak Drive, Suite 200, Las Vegas, Nevada 89135, and our telephone number is (702) 747-4000. Our corporate website address is https://jet.ai/. We do not incorporate the information contained on, or accessible through, our corporate website into this Prospectus/Offer to Exchange and you should not consider it part of this Prospectus/Offer to Exchange or any prospectus supplement that we file. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Warrants Subject to the Offer

As of June 26, 2024, there are 23,052,625 Warrants outstanding, consisting of: (i) 9,859,220 Redeemable Warrants; (ii) 7,433,405 Merger Consideration Warrants; and (iii) 5,760,000 Private Warrants. Both the Redeemable Warrants and the Private Warrants were issued as part of the IPO. The Merger Consideration Warrants were issued as part of the Business Combination.

The Redeemable Warrants and Private Warrants are governed by the Redeemable Warrant Agreement, pursuant to which the registered Warrantholder is entitled to purchase one Common Shares at a price of $11.50 per share, subject to adjustment pursuant to the Redeemable Warrant Agreement, at any time. The terms of the Private Warrants are identical to the Redeemable Warrants, except that the Private Warrants are not redeemable by the Company and are exercisable on a cashless basis so long as they are held by the Initial Private Warrantholders.

The Merger Consideration Warrants are governed by the Merger Consideration Warrant Agreement, pursuant to which the registered Warrantholder is entitled to purchase one Common Shares at a price of $15.00 per share, subject to adjustment pursuant to the Merger Consideration Warrant Agreement, at any time. Pursuant to the Offer, we are offering up to an aggregate of 12,334,621 Common Shares (inclusive of potential shares issuable for purposes of rounding fractional amounts) in exchange for all of the Warrants.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on July 25 2024, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the length of the Offer Period during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrantholders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms will apply if the Warrant Amendments are approved, until the Warrants expire according to the applicable Warrant Agreement, unless early exercised, exchanged, or redeemed.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the Exchange Ratio used to determine the Exchange Consideration issued as Common Shares for every Warrant exchanged in the Offer or by changing the terms of the Warrant Amendments.

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If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the relevant facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the applicable Exchange Ratio of Common Shares issuable upon exchange of a Warrant or the amount of Warrants sought for tender, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send, or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten-business-day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days, and we will need to amend the Registration Statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part for any material changes in the facts set forth in this Registration Statement on Form S-4.

Partial Exchange Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional Common Shares will be issued pursuant to the Offer. Instead, any fractional Common Shares to which a Warrantholder would otherwise have been entitled to receive pursuant to the Offer will be aggregated and then rounded up to the nearest whole Common Share. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Conditions to the Offer and Consent Solicitation

The Offer is conditioned upon the following:

●	the Registration Statement, of which this document is a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

●	no action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or any other person, domestic or foreign, shall have been threatened, instituted, or pending before any court, authority, agency, or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer, or otherwise relates in any manner to the Offer; and

●	there shall not have been any action threatened, instituted, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or us, by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might, directly or indirectly: (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants.

The Consent Solicitation is conditioned upon receiving the consent of holders of at least 65% of the outstanding Public Warrants (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is declared effective by the SEC. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform Warrantholders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Warrantholder, the Offer and Consent Solicitation is conditioned upon such Warrantholder desiring to tender Warrants in the Offer delivering to the Exchange Agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

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We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendments will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrantholder’s Own Decision

None of the Company, our affiliates, directors, officers, or employees, or the Information Agent or the Exchange Agent for the Offer and Consent Solicitation, is making any recommendations to any Warrantholder as to whether to exchange their Warrants or deliver your consent to the Warrant Amendments. Each Warrantholder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendments

Issuance of Common Shares upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer, and providing your consent to the Warrant Amendments, will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the applicable Warrant Amendments with respect to each Warrant tendered.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Persons whose Warrants are held in “street name” through a direct or indirect participant of DTC, such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those Warrants but rather “beneficial owners” of those Warrants. Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company, or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation - Procedure for Tendering Warrants for Exchange – Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal and Consent is to be used if: (i) certificates representing the Warrants are to be physically delivered to the Exchange Agent by such registered holders; or (ii) delivery of Warrants is to be made by book-entry transfer to the Exchange Agent’s account at DTC pursuant to the procedures set forth in the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation - Procedure for Tendering Warrants for Exchange - Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute, and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

For Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the Exchange Agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants (a) physically to the Exchange Agent, if the Warrants are held in certificated form, or (b) by book-entry transfer to the Exchange Agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

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In the Letter of Transmittal and Consent, the tendering registered Warrantholder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution” (as defined below). See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation – Procedure for Tendering Warrants for Exchange – Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third-party), or if the Common Stock to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) that appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Shares in exchange for such Warrants as part of completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if: (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution.

In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose Warrants are held in street name through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company, or other financial intermediary to tender Warrants on their behalf. If you hold your Warrants in street name, your broker, dealer, commercial bank, trust company, or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the Registration Statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The Exchange Agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Exchange Agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the Exchange Agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the Exchange Agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described in the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation -Procedure for Tendering Warrants for Exchange - Guaranteed Delivery Procedures” must be followed.

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DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the Exchange Agent’s account at DTC. DTC will then send an “Agent’s Message” to the Exchange Agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Shares in exchange for such Warrants as part of completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the Exchange Agent. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation – Procedure for Tendering Warrants for Exchange – Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

●	the tender of the Warrants is made by or through an Eligible Institution;

●	the Exchange Agent receives by hand, mail, overnight courier, or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

●	a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the Exchange Agent within two days that Nasdaq is open for trading after the date the Exchange Agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Common Shares for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the Exchange Agent has timely received the applicable foregoing items.

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Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE HOLDERS TENDERING WARRANTS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt), and acceptance for exchange of any tender of Warrants will be determined by us, in our reasonable discretion, and our determination will be final and binding on all parties, subject to Warrantholders’ right to challenge any determination by us in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or to reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering Warrantholders who tender Warrants directly to the Exchange Agent will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Beneficial owners who hold Warrants in street name through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if Common Shares are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering Warrantholder and/or withheld from any payment due with respect to the Warrants tendered by such Warrantholder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the applicable Warrant Amendments. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendments in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consents to the Warrant Amendments. Tenders of Warrants and consents to the Warrant Amendments may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange on or prior to July 25, 2024 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the Exchange Agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrantholder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “The Offer and Consent Solicitation - Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

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A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the Exchange Agent by mail, hand delivery, or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard-copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the Exchange Agent specifying the name of the Warrantholder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “The Offer and Consent Solicitation - Procedure for Tendering Warrants for Exchange -Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Exchange Agent. Selection of the method of notification is at the risk of the Warrantholder, and notice of withdrawal must be timely received by the Exchange Agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. However, Warrantholders are not foreclosed from challenging our determination in a court of competent jurisdiction. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Time, on July 25, 2024, or such later time and date to which we may extend. The Common Shares to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from Continental Stock Transfer & Trust Company confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Exchange Agent of: (i) book-entry delivery of the tendered Warrants, or, if the Warrants are held in certificated form, physical delivery to the Exchange Agent; (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable; (iii) any other documentation required by the Letter of Transmittal and Consent; and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrantholder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Tender Offer Statement on Schedule TO we file with the SEC in connection with the Offer and Consent Solicitation.

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Background and Purpose of the Offer and Consent Solicitation

A majority of our Board, consisting of disinterested directors with respect to the Offer, approved the Offer and Consent Solicitation on June 26, 2024. The purpose of the Offer and Consent Solicitation is to simplify our share structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Common Shares in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements, and Legal Proceedings

There are no present or proposed agreements, arrangements, understandings, or relationships between us and any of our directors, executive officers, affiliates, or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors and Others

We do not beneficially own any of the Warrants.

Michael Winston, the Company’s Interim Chief Executive Officer, has indicated his intent to tender the Merger Consideration Warrants beneficially owned by him pursuant to the Offer. Mr. Winston will not receive any benefit by virtue of participation in the Offer or Consent Solicitation that is not shared on a pro rata basis with holders of the outstanding Warrants exchanged pursuant to the Offer. None of our other directors, executive officers, or controlling persons or any of their respective affiliates are required to or have indicated that they will participate in the Offer.

The following table lists the Warrants beneficially owned by our directors, officers, controlling person, and other affiliates or related persons as of June 26, 2024:

Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
Michael Winston	4,076,288	17.68%

(1)	Determined based on 23,052,625 Warrants outstanding as of June 26, 2024.

Absence of Appraisal or Dissenters’ Rights

Warrantholders do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Appointed Agents Related to the Offer

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed the Exchange Agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer and Consent Solicitation should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company, or other nominee, to the Exchange Agent at the address set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

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Information Agent

Morrow Sodali LLC has been appointed as the Information Agent for the Offer and Consent Solicitation and will receive customary compensation for its services. Questions concerning procedures for tendering Warrants and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing Warrants for our Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrantholders pursuant to the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses, and other related amounts incurred in connection with the transactions will be less than approximately $150,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses, and other related amounts from our cash on hand.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone, or in person by the Information Agent as well as by officers and other employees of the Company and its affiliates.

You will not be required to pay any fees or commissions to the Company, the Exchange Agent, or the Information Agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and (i) in the sections of this Prospectus/Offer to Exchange entitled “Description of Securities” and “Certain Relationships and Related-Party Transactions,” (ii) in the notes to the consolidated financial statements included herein, and (iii) as set forth in our Certificate of Incorporation, there are no agreements, arrangements, or understandings between the Company, or any of our directors or executive officers, and any other person with respect to the securities that are the subject of the Offer and Consent Solicitation.

Neither we, nor any of our directors, executive officers, or controlling persons, or any executive officers, directors, managers, or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.

Registration Under the Exchange Act

The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to deregister the Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Common Stock.

Accounting Treatment

We expect to account for the exchange of Warrants as a Common Stock issuance and extinguishment of the Warrant liabilities (at fair market value prior to the exchange). The par value of each Common Share issued in the Offer will be recorded as a credit to Common Stock and a corresponding credit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged Warrants.

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Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

(212) 509-4000

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrantholders review the Schedule TO, including the exhibits thereto, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform Warrantholders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual determination that should be based on a variety of factors, and Warrantholders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the Registration Statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the Information Agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery from the Information Agent. All such questions or requests should be directed to:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Banks and Brokers Call Collect: (203) 658-9400

All Other Call Toll-Free: (800) 662-5200

Email: JTAI.info@investor.morrowsodali.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given by us to Warrantholders in connection with the Offer and Consent Solicitation.

BUSINESS OF JET.AI

Overview

Our business strategy combines concepts from fractional jet and charter jet programs with innovations in artificial intelligence, also referred to herein is “AI.” Our purposeful enhancement of price discovery have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

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We formed our company on June 4, 2018. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken, which originally functioned as a prospecting and quoting platform to arrange private jet travel with third party carriers. Following our acquisition of HondaJets, we began selling jet cards and fractional ownership interests in our aircraft. In 2023, we launched an AI-enhanced booking app called CharterGPT, as more fully discussed under “ – Our Software Platforms – Our Booking Platform and CharterGPT” and “Strategy - Artificial Intelligence” below.

Beginning in 2023, we launched our Jet.AI Operator Platform to provide a B2B software platform for SaaS products. Currently we offer the following SaaS software to aircraft owners and operators generally:

●	Reroute AI: recycles aircraft waiting to return to base into prospective new charter bookings to destinations within specific distances.

●	DynoFlight: enables aircraft operators to estimate aircraft emissions then purchase carbon removal credits via our DynoFlight API.

We have also established a specific version of a private jet by the seat booking tool called for the Las Vegas Golden Knights and Cirrus Aviation via 380 Software LLC. 380 Software LLC is a by-the-seat charter joint venture between us and Cirrus Aviation.

Our strategy involves expanding our fleet of aircraft with larger aircraft capable of traveling longer distances, developing a national jet card program based on third party aircraft, further enhancing the AI functionality of Charter GPT, and expanding upon our B2B software offerings. Our strategy involves expanding our fleet of aircraft with larger aircraft capable of traveling longer distances, further enhancing the AI functionality of Charter GPT, expanding upon Reroute AI and DynoFlight.

The Business Combination

General

On August 10, 2023, Jet.AI Inc., a Delaware corporation (f/k/a Oxbridge Acquisition Corp.), consummated a Business Combination pursuant to the Business Combination Agreement and Plan of Reorganization, dated February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023, by and among Oxbridge, the Merger Subs, and Jet Token. Pursuant to the Business Combination Agreement, Oxbridge redomiciled as a Delaware corporation and was immediately renamed Jet.AI Inc., and promptly thereafter, (a) First Merger Sub merged with and into Jet Token with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI Inc., and (b) Jet Token merged with and into Second Merger Sub.

As a result of the Business Combination:

●	the then-issued and outstanding Class A ordinary shares of Oxbridge were converted, on a one-for-one basis, into Jet.AI Common Shares;

●	the then-issued and outstanding Class B ordinary share of Oxbridge were converted, on a one-for-one basis, into Jet.AI Common Shares;

●	the then-issued and outstanding Oxbridge warrants were converted into an equal number of Warrants of Jet.AI, each exercisable for one Common Share;

●	the then-issued and outstanding Oxbridge Units were converted into an equal number of Jet.AI Units, each consisting of one Common Share and one Warrant of Jet.AI;

●	the outstanding shares of Jet Token common stock, including all shares of Jet Token preferred stock that converted into shares of Jet Token common stock, were cancelled and converted into the right to receive a number of Jet.AI Common Shares and a number of Merger Consideration Warrants based on the respective exchange rations set forth in the Business Combination Agreement;

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●	all outstanding Jet Token options for its common stock, whether or not exercisable and whether or not vested, were converted into options to purchase Jet.AI Common Shares based on the applicable exchange ratio determined in accordance with the Business Combination Agreement;

●	all outstanding Jet Token warrants were converted into warrants to acquire the number of Common Shares and Merger Consideration Warrants based on the applicable exchange ratio set forth in the Business Combination Agreement, and

●	the outstanding Jet Token RSU awards were converted into Jet.AI RSU awards based on the applicable exchange ratio determined in accordance with the Business Combination Agreement.

As a result of the Business Combination, Jet.AI Inc. has one class of Common Stock, listed on Nasdaq under the ticker symbol “JTAI”, and two classes of Warrants, the Jet.AI Warrants and the Merger Consideration Warrants, listed on Nasdaq under the ticker symbols “JTAIW” and “JTAIZ,” respectively.

The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Business Combination Agreement and the First Amendment to Business Combination Agreement, which are attached as Exhibit 2.1 and Exhibit 2.2, respectively, to the Registration Statement of which this Prospectus/Offer to Exchange forms a part.

Certain Financing Arrangements

Prior to and in connection with the Business Combination, we entered into financing arrangements intended to provide us with equity-based financing.

In August 2022, Jet Token entered into the Share Purchase Agreement with GEM, which was automatically assigned to the Company upon the Closing of the Business Combination. Under the Share Purchase Agreement, the Company has the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s common stock during the 36-month period following the date of the Closing of the Business Combination. GEM is not obligated to purchase shares under the Share Purchase Agreement if any purchase of shares would result in GEM and its affiliates beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 9.99% of the number of issued and outstanding shares of Common Stock as of the date of such proposed issuance. In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable Common Shares at the “Daily Closing Price” of the common stock, at the option of the Company. Pursuant to the Share Purchase Agreement, on August 10, 2023, the Company issued GEM the GEM Warrant, granting it the right to purchase up to 6% of the outstanding common stock of the Company on a fully diluted basis as of the date of listing, with exercisability currently limited to 4.99% of the Company’s common stock outstanding immediately after giving effect to such exercise. The GEM Warrant has a term of three years from the date of issuance and, as of December 31, 2024, had an exercise price of $8.40 per share (subject to potential reduction in August 2024).

On August 6, 2023, we entered into the Forward Purchase Agreement with Meteora for OTC Equity Prepaid Forward Transactions. The primary purpose of our entering into this agreement and these transactions was to provide a mechanism whereby Meteora would purchase, and waive their redemption rights with respect to, a sufficient number of Oxbridge Class A ordinary shares to enable Oxbridge to have at least $5,000,000 of net tangible assets, a non-waivable condition to the Closing of the Business Combination and to provide the Company with cash to meet a portion of the transaction costs associated with the Business Combination. Following the Closing of the Business Combination, we paid to Meteora $6,805,651, representing amounts payable by us to Meteora under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares (as defined and discussed below) issued to Meteora under the FPA Funding Amount PIPE Subscription Agreement that the Company and Meteora entered into concurrently with the Forward Purchase Agreement on August 6, 2023 (the “FPA Funding Amount PIPE Subscription Agreement”); and Meteora paid us ½ of the Prepayment Shortfall (as defined below), or $625,000. The Forward Purchase Agreement was amended to provide payment to the Company of an additional $550,000, reflecting payment in full of the amended Prepayment Shortfall of $1,175,000. The Company also received approximately $1.2 million from the issuance of common stock under the Forward Purchase Agreement, including due to early termination of the facility.

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In connection with the Business Combination, we also entered into settlement agreements with Maxim Group LLC, the underwriter for the Company’s initial public offering and this offering (“Maxim”), and with the Sponsor, the sponsor of Oxbridge, each providing for the issuance of equity in satisfaction of Oxbridge payment obligations.

Please see the section of this Prospectus/Offer to Exchange entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Overview” for a further discussion of the terms of these financing arrangements and other recent financing transactions.

Recent Events

Our Common Stock is currently listed on Nasdaq under the symbol “JTAI”. On December 1, 2023, the Company received the Initial Notice Letter from the Nasdaq Listing Qualifications Staff of Nasdaq, notifying the Company that it failed to meet the continued listing requirements for The Nasdaq Global Market by not satisfying the Minimum Stockholders’ Equity Requirement. In accordance with Nasdaq rules and as stated in the Initial Notice Letter, the Company submitted a plan to regain compliance, involving a proposed transfer to The Nasdaq Capital Market, which imposes lower listing requirements, as well as a number of capital raising measures that the Company intended to take, including conducting this offering. Nasdaq provided written confirmation of its acceptance of the Company’s compliance plan and granted the Company an extension through May 29, 2024 to evidence completion of its plan.

On April 15, 2024, the Company received the Second Notice Letter from Nasdaq, informing the Company that it was not in compliance with Nasdaq Listing Rule 5450(a)(1) due to failing to meet the Minimum Bid Price Requirement. The notification of noncompliance in the Second Notice Letter has no immediate effect on the listing or trading of the Company’s Common Stock on The Nasdaq Global Market. The Company has 180 calendar days, or until October 14, 2024, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of the Company’s Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-calendar day grace period. In the event the Company does not regain compliance with the Minimum Bid Price Requirement by October 14, 2024, the Company may be eligible for an additional 180-calendar day compliance period if it elects to transfer to The Nasdaq Capital Market to take advantage of the additional compliance period offered on that market. To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period. The Company’s failure to regain compliance during this period could result in delisting. The Company intends to actively monitor the bid price of its Common Stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement.

On May 30, 2024, the Company received the Third Notice Letter from Nasdaq stating that the Company had not regained compliance with the Minimum Stockholders’ Equity Requirement for continued listing discussed in the Initial Notice Letter, which the Company was required to meet by May 29, 2024 pursuant to its compliance plan. The Third Notice Letter included a Delisting Notice, informing the Company that trading of the Company’s Common Stock would be suspended at the opening of business on June 10, 2024 and a Form 25-NSE would be filed with the SEC to remove the Company’s securities from listing and registration on The Nasdaq Stock Market unless the Company requested an appeal hearing before the Nasdaq Hearings Panel by June 6, 2024.

As directed in the Third Notice Letter, the Company timely requested a hearing before the Panel and paid the applicable fee to appeal the Delisting Notice. The Delisting Notice has no immediate effect on the listing or trading of the Company’s Common Stock. By requesting a hearing, the Company stayed the trading suspension, enabling its securities to continue trading on The Nasdaq Global Market until the hearing process concludes and the Panel issues a written decision. While the Company can provide no assurances that the Panel will grant the Company’s request for a suspension of delisting or will permit the Company’s continued listing on The Nasdaq Global Market after the hearing process concludes, the Company is working diligently to cure the deficiencies set forth in the Delisting Notice and plans to regain compliance with the continued listing requirements as soon as practicable. Should the Company regain compliance and receive a moot notice from Nasdaq in advance of the hearing before the Panel, then no hearing would take place.

Management has completed an application to transfer its securities to The Nasdaq Capital Market tier and filed both a registration statement and preliminary proxy statement in connection with the Ionic Transaction, which is discussed in the section of this Prospectus/Offer to Exchange entitled “Management’s Discussion and Analysis of Financial Condition and Results Of Operations – The Ionic Transaction.” Through its recent transfer application to The Nasdaq Capital Market tier and the Ionic Transaction, the Company expects to meet the “Equity” standard of the continued listing requirements of The Nasdaq Capital Market, which requires listed companies to maintain minimum stockholders’ equity of $2.5 million. The Company has been actively executing its compliance plan, including by utilizing its existing GEM facility and receiving gross proceeds of $1.5 million of the $16.5 million to be funded pursuant to the Ionic Transaction.

Although the Company believes it will be able to achieve compliance with The Nasdaq Capital Market’s continued listing requirements, there can be no assurance that the Company will be able to regain compliance with such requirements or maintain compliance with any other listing requirements within the time frame required by Nasdaq or at all, particularly if the Company’s stock price trades below $1.00 for a sustained period. Furthermore, there can be no assurance that the Company will be able to satisfy the requirements necessary to transfer the listing of its Common Stock to The Nasdaq Capital Market. Nasdaq’s determination that we fail to meet the continued listing standards of Nasdaq may result in our securities being delisted from Nasdaq as set forth in the Delisting Notice.

Our Aircraft Operations

In July 2021, we leased a HondaJet aircraft under a short-term lease arrangement, which terminated in February 2022, to accelerate our aircraft operations and sales of jet card memberships. We have acquired four HondaJet Elite aircraft under our 2020 Purchase Agreement with Honda Aircraft Company, discussed under “– Our Aircraft” below, all four of which have been sold, but three of which remain part of our fleet, as discussed below, with three of the four aircraft having been delivered in 2022. Great Western Air, LLC (d/b/a Cirrus Aviation Services, LLC) is managing, operating, and maintaining our aircraft and has a growing team of pilots that have been specially trained on the HondaJet at the Flight Safety facility on the Honda Aircraft Company campus in Greensboro, North Carolina. Cirrus has additionally developed a safety co-pilot training program in coordination with the FAA and a local flight training academy for licensed pilots already skilled with the Garmin 1000 avionics suite.

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We offer the following programs for our HondaJet Elite aircraft:

●	Fractional ownership program: This program provides potential owners the ability to purchase a share in a jet at a fraction of the cost of acquiring an entire aircraft. Each 1/5 share guarantees 75 occupied hours of usage per year with 24 hours of notice. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a monthly management fee and an hourly usage fee. As part of the aircraft purchase agreement, the buyer enters into an aircraft management agreement which lasts three years and, at the end of the contract period, the aircraft is typically sold, and the owners are given their pro-rata share of the sale proceeds. The three-year term is not renewable. Our current contracts do not contemplate the re-fractioning of the aircraft to other buyers at the end of the term, but rather a whole aircraft sale to a single buyer. Monthly management fees are in general subject to an annual CPI-W based step-up. CPI-W is a measure of cost inflation commonly used in long term aviation service contracts with OEMs and engine manufacturers
●	Jet card program: A membership in our jet card program generally includes 10, 25 or 50 occupied hours of usage per year with 24 hours of notice. Members generally pay 100% upfront and then fly for a fixed hourly rate over the next twelve months. Those who require guaranteed availability may pay a membership fee for an additional charge. Jet card program members may interchange as a set ratio per aircraft onto any one of twenty jets operated by our partner, Cirrus.

In addition to servicing members, fractional owners, and third-party charter clients, our HondaJets are available to address unexpected cancellations or delays on brokered charters. Unlike most of our brokerage competitors, as well as many business jet management companies which require owner approval before their aircraft can be used for third party charter, we believe maintaining a fleet of readily available aircraft to back fill third party charter services provides more reliability and is an attractive selling point for potential clients.

In 2022, we entered into agreements with Cirrus under which we will sell jet cards for Cirrus’s aircraft, for a commission for sales and client management services, and we make Cirrus’s aircraft available to our customers for charter bookings at preferred rates and with certain service guarantees. As a result, our jet card members and charter customers have access to twenty of Cirrus’s aircraft in the light, mid, super-mid, heavy, and ultra-long-range categories, comprising the following aircraft: CJ3+, CJ4, Lear 45XR, Citation XLS+, Lear 60, Hawker 900XP, Challenger 300, Challenger 604, Falcon 900EX, Challenger 850, Gulfstream V and Gulfstream G550.

In the fourth quarter of 2022, we launched the Onboard Program to allow aircraft owners to contribute their aircraft to the Company’s charter and jet card inventory. The Onboard Program requires one month FAA conformity of aircraft onto the Cirrus Aviation Part 135 certificate, a one-week pilot recertification course for charter operation and execution of a limited management agreement. To date we have a CJ4 customer aircraft managed pursuant to our OnBoard Program.

Our Software Platforms

Our Booking Platform CharterGPT

Our booking platform displays a variety of options across private aircraft types in addition to the pricing of our own aircraft, with a range of prices drawn from a list of thousands of aircraft for hire. We offer users the ability to request a jet and to simultaneously task us with seeking a lower-cost otherwise superior alternative. Our CharterGPT app is directly connected via our application programming interface (API) to Avinode, the major centralized database in private aviation. Through Avinode we can electronically and automatically correspond with operators of private jets who have posted their aircraft for hire. We envision a time when CharterGPT draws upon resources other than Avinode for private aircraft inventory, in particular we contemplate a connection between the inventory found in Reroute AI and CharterGPT.

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The CharterGPT app, which we released in the iOS and Android stores in 2023 to replace the charter booking function of our Jet Token App, automates certain of these manual steps involved in charter bookings, and we believe this automation will enable us to scale charter activity with fewer persons than would be normally required. In particular, CharterGPT is designed to do the following: (1) intake travel requirements in natural language and then interact with customers to provide substantive replies and actionable suggestions with quality indistinguishable from an experienced charter professional; (2) power the content behind outbound calls to smaller charter operators to confirm electronic indications of interest communicated via the Avinode centralized booking database of private aircraft; (3) reconcile the natural language terms in a third party jet operator contract with the terms and conditions in the contract the customer signs with us (4) verify that payment for the charter has cleared.

Jet.AI Operator Platform

Jet.AI provides and continues to develop a B2B software platform for a suite of SaaS products termed “Jet.AI Operator Platform” which currently consists of:

Reroute AI

In 2024 we launched Reroute AI. Reroute AI software is web-based and enables FAA Part 135 operators to earn revenue on otherwise empty flight legs. When prompted with basic travel itinerary information such as city pair and date of travel, Reroute AI searches its database of empty flight legs and proposes novel combinations of those legs that meet these constraints it has been given. Its database of empty flight legs comes from API integrations with certain other databases and a ChatGPT enhanced scrape of publicly available empty leg lists published by Part 135 operators. An operator may upload its own aircraft tail numbers and empty leg list if for any reason one or both have not already been uploaded into the system. Jet.AI generates revenue from Reroute AI when an operator wishes to book an itinerary proposed by the software that involves the use of aircraft outside that operator’s fleet. In that instance, Jet.AI acts as broker to the operator using Reroute AI’s proposed itinerary and a human in the loop to negotiate the new pricing and new routing of the third party operator’s aircraft.

DynoFlight

DynoFlight is a software API that we launched at the end of 2023. It enables aircraft operators to track and estimate emissions and then purchase carbon offset credits. DynoFlight offers small to medium sized operators a way to begin tracking and offsetting their carbon credits with advances estimation techniques, compliant practices, and quality credits at prices usually only accessible to operators working at a much larger scale that are buying in bulk. In February 2024, the Company announced a collaboration with FL3XX, a web and app-based aviation management platform, to introduce the DynoFlight carbon offset platform to FL3XX customers. We believe the DynoFlight API may offer an advantage even to large organizations that wish to manage working capital more efficiently (i.e. pay as they fly instead of buying in bulk). We are currently in the process of integrating the DynoFlight API with the FL3XX systems. We believe that, once the DynoFlight API has been integrated with FL3XX and future customers, it will generate monthly and usage-based revenues with modest operating costs limited to server administration and maintenance of the code base.

FlightClub – Cirrus Specific

The Flight Club API is designed to enable FAA Part 135 operators to function simultaneously under FAA Part 380 which permits sale of private jet service by the seat instead of by whole aircraft. The Flight Club software integrates front end ticketing and payment collection with the flight management systems of an FAA Part 135 operator. It automates the process of filing forms for each flight with DOT and conforms with DOT escrow requirements around ticketing and movement of customer funds. Our initial use case of the Flight Club is through 380 Software LLC, a 50% owned subsidiary founded in co-operation with our operating partner and 50% owner of 380 Software LLC, Cirrus Aviation. The Company retains all rights to the technology powering 380 Software LLC and has granted 380 Software LLC a perpetual non-transferrable license. This initial implementation of the Flight Club permits the owners of Cirrus Aviation-managed aircraft to fly on one another’s planes at a significantly reduced cost when those planes are otherwise flying empty. The operating costs of these flights are typically borne by the previous charter customer who is typically obliged to pay not only the cost of an outbound leg but also the cost of the return leg. The charter customer is typically obliged to pay the cost of the return because the sale of the empty return is an inherently low probability event based on historical industry experience.

We are currently focused on our partnership with the Las Vegas Golden Knights and on integrating with their systems to generate seat sales. Once we learn more from the Cirrus and Las Vegas Golden Knight partnerships we will decide whether to expand the availability of Flight Club.

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Strategy

Aircraft Operations

Having successfully executed the HondaJet four aircraft fleet deal and further having sold through all four aircraft, three of which remain part of our fleet, as discussed below, we plan to gradually expand our fleet with super-mid-size aircraft and the help of our operating partner, Cirrus. Cirrus manages a fleet of 30 jets in Las Vegas, where we are headquartered. We have executed a non-binding letter of intent to acquire five new Challenger 3500 aircraft from Bombardier, consisting of three prospective firm orders and two options. Subject to (1) our securing of debt financing to fund the initial fleet purchase down payment and (2) the development of a management, interchange, and support plan with our partner Cirrus, we would then plan to execute a formal fleet purchase agreement, and anticipate being able to secure the first Challenger 3500 delivery in the second quarter of 2026. Once a fleet purchase agreement is in force, we would then look to pre-sell fraction interests in these aircraft with a bias toward larger fractions. Upon delivery, the jets would in turn be managed by Cirrus and listed on their Part 135 certificate. Customers would be expected to make a down payment and progress payments, consistent with fractional industry norms.

Given the two-year timeframe prior to delivery, the Company may consider independent development of Part 135 operations, subject to management’s internal return on capital targets and, depending on the level of scale, the prospective benefits of enhanced operational control on customer service.

Because all major manufacturers of super-mid or large cabin aircraft such as Gulfstream, Falcon, Bombardier, Embraer, and Textron each have one to three year waiting lists for super-mid-size jets, many of our fractional competitors can only pre-sell, and remain otherwise unable to offer the related service. Our strategy is to allow customers, in advance of delivery, to fly on Cirrus’s managed Challenger 300/350, 604/605 and 850 model Bombardier aircraft. In return the customer would pay a monthly management fee (MMF) and an occupied hourly fee (OHF) at rates substantially similar to those for their Challenger 3500. We believe this “buy and fly” approach may resonate with market participants who may appreciate the convenience of a fractional program without the extraordinarily long wait.

Conventional wisdom in private aviation has been that a light jet FAA Part 135 operation presents financial challenges because the lower hourly rate of a light jet leaves little margin to pay a second pilot and remain profitable. Thanks to our partnership with Cirrus, we have addressed this concern by having a typed pilot in command with at least 1,500 hours in jets, 1,000 of which must have been in the HondaJet specifically, fly alongside a co-pilot who has been through an FAA approved ground school developed by Cirrus and Chennault Flying Service. This “safety co-pilot” is permitted to operate the aircraft in the unlikely event the pilot in command is incapacitated or otherwise unable to act. The HondaJet, which has been designated by the FAA for single pilot operation, integrates the Garmin 3000 flight system and by law does not require a second pilot to fly. This safety co-pilot program brings trained pilots who are already schooled in either the Garmin 1000 or Garmin 3000 flight system, gives them additional training on the HondaJet and Garmin 300 system, and then allows them to develop their skills alongside a mentor. Importantly, the presence of this safety co-pilot is regarded by our insurer as sufficient to maintain our present level of premium. The safety pilot does not require a full wage because of their status as a trainee and the professional value they gain from accruing jet flight hours. This lower cost of labor helps the company overcome the traditional costs of paying a second pilot and helps bring a stream of prospective pilot in command candidates. Some safety pilots are newer to aviation while others have had many years of flight training and thousands of hours of flight time on civilian (or military) jet or turboprop aircraft. We believe that the comparatively low cost of entry of the HondaJet and the proven capabilities of the Challenger 3500 are attractive to new and seasoned traveler alike, particularly given our ability to offer interchange between the two aircraft and onto any one of twenty of the thirty aircraft managed by Cirrus. In addition, while some customers have shorter mission profiles and lower passenger loads better suited to the HondaJet others have longer mission profiles with higher passenger loads – and so the HondaJet and the Challenger 3500 (plus Cirrus’s fleet) again make an excellent combination in our view. We have taken a gradual approach to fleet expansion given the capital-intensive nature of aviation and our view that customers should bear the risk (and related tax reward) of owning and maintaining airplanes.

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Jet.AI Operator Platform

Jet.AI provides and continues to develop a B2B software platform for a suite of SaaS products termed “Jet.AI Operator Platform.” In addition to continuing to develop and enhance Reroute AI and DynoFlight, we may further develop our Flight Club API described above to make it available to Part 135 operators more broadly. We also plan to further enhance our internally developed membership portal.

Artificial Intelligence

We operate an app in the iOS and Android stores. The app functions as a prospecting and quoting tool for those interested in chartering a private jet. In 2023, we released an enhanced booking app called CharterGPT to automate much of the manual labor in charter bookings for all of the steps between a customer’s firm indication of interest and their arrival at ultimate destination. We believe this automation will enable us to scale charter activity with fewer persons than would be normally required. In particular, CharterGPT is designed to do the following: (1) intake travel requirements in natural language and then interact with customers to provide substantive replies and actionable suggestions with quality indistinguishable from an experienced charter professional; (2) power the content behind outbound calls to smaller charter operators to confirm electronic indications of interest communicated via the Avinode centralized booking database of private aircraft; (3) reconcile the natural language terms in a third party jet operator contract with the terms and conditions in the contract the customer signs with us (4) verify that payment for the charter has cleared.

In addition, in 2024, we incorporated the following AI-powered features to offer a continually improving unique and personalized experience to customers:

Aircraft Recommendation Engine: Our This feature provides customers greater transparency and understanding of the characteristics of charter relevant to their trips, making it easier for them to make an informed decision. The recommendation engine analyzes a list of available jets based on the travelers request, and considers factors such as budget, preferred aircraft size, age of aircraft, distance of the trip compared with non-stop/range capability, number of passengers, ages and weights of passengers and their respective bags compared with cargo capacity, basic take-off weight limitations, operator safety audit (Argus/Wyvern), cabin amenities such as a fully enclosed lavatory, Wi-Fi availability and years since last interior refurbishment.

Customer service: This feature provides intelligent customer service by using natural language processing and machine learning algorithms to understand and respond to initial booking requests. Untrained call center staff and brittle chat bots characterize much of the customer facing experience today in the US. With the advent of AI, we believe that even for high ticket items, consumers will come to expect a natural language interface trained on terabytes of data that relate specifically to their respective purchases.

Charter brokerage is labor intensive, and most customers are highly price sensitive. We believe these two factors explain why no charter broker has acquired more than 3-5% of the one million brokered flights that land each year in North America. The back end of the app is expected to provide three features that may address the labor intensity (and hence scalability) of our charter brokerage business. First, each charter operator has its own form of legal contract for carriage and that contract must be reconciled with the terms found in the charter brokers’ agreement with the passenger. Our AI is expected to perform this reconciliation automatically, improving the speed to close with the client and reducing labor costs. Second, many charter operators do not initially respond to electronic requests delivered through the Avinode charter database that powers our app. Our generative chat AI is expected to perform outbound voice calls to prompt aircraft operators to respond to quotes we have requested via the web interface to their Avinode account. Third, we expect to develop our AI to integrate with Schedero (an Avinode-based scheduling application) to generate a trip sheet for a given charter and then to further integrate with Stripe to invoice and confirm payment via credit card, wire, or ACH.

In addition, we are developing the following AI-powered features to incorporate into the AI functionality of CharterGPT:

Predictive Destination Optimization: CharterGPT is expected to initially make use of information such as airport closures, fuel prices, historical traffic patterns, landing fees, and traveler preferences to then recommend which private airport to select when a traveler’s destination address is serviced by multiple airstrips. For example, Los Angeles is serviced by Los Angeles International Airport (LAX), Van Nuys Airport (KVNY), Burbank Bob Hope Airport (KBUR), John Wayne Airport (KSNA). Landing at an airport farther from one’s ultimate destination may save time if doing so enables faster ground transportation.

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Predictive Departure Date: CharterGPT is expected to analyze historical pricing data and forward-looking event data related to a given itinerary to predict the best date to book a flight to obtain the lowest price for their desired charter itinerary. Although approximately thirty-five blackout days a year are widely understood to absorb most domestic private aviation capacity, a variety of lesser appreciated grey-out days centered around key sporting events or entirely new happenings can affect both regional and national pricing.

Predictive Departure Time: CharterGPT is expected to use machine learning algorithms to recommend the optimal departure time based on both historical and live weather conditions, air traffic, and other factors, to help customers more reliably arrive at their destination on time.

Predictive Ground Transportation: CharterGPT is expected to recommend ground transportation. For example, some airports run out of rental cars at certain times each year because of an annual conference or other recurring special event. Some of our competitors have taken steps to remedy the shortage at some airports by positioning in their own vehicles for customer use.

Sales and Marketing

Our marketing and advertising efforts are focused on high-net-worth individuals. We have observed that many first-time private flyers came to market beginning in 2020 in an effort to avoid commercial travel and thereby curtail their prospective exposure to COVID-19. We intend to continue to expand our marketing and advertising through the following channels: online marketing, television advertising and event marketing. Paid social media and search engine advertising drive our online marketing. In the past we have launched 15 and 30 second advertising spots that are targeted at high-net-worth individuals and corporate executives through several channels, including CNBC, Fox Business, and The Golf Channel, as well as online through Facebook and Linked-In. We intend to expand social media and event marketing in particular, provided those meet our internal return targets. With respect to event marketing we intend to have a presence at sporting events, business jet industry gatherings and company hosted aircraft static displays.

Market Opportunity

Over the past 30 years, the market for private jet travel has transformed significantly. First the model of full aircraft ownership transformed into fractional ownership with companies such as NetJets and FlexJet. This was followed by operators offering jet cards and on-demand service through their fleet of aircraft. The latest iteration of private jet travel provides even more flexibility by providing an on-demand service to travelers while leveraging the flight availability of one or more third party carriers. The result of this transformation is a highly segmented industry with numerous market participants offering varying levels of ownership.

We believe that by combining the private jet on-demand model with commercial airline flight availability and prospectively the underutilized flight hours of private jet operators, our company will be positioned to provide optimum flexibility and cost efficiency for our clients.

Our Aircraft

The Company’s aircraft fleet consists of four aircraft – three \HondaJet Elites and one Citation CJ4 Gen 2 aircraft. The Company acquired the three HondaJet Elites pursuant to a Purchase Agreement with Honda Aircraft Company for a multi-aircraft deal for four HondaJet Elites. One of the HondaJet Elites in our current fleet was sold and is now leased by the Company from Western Finance Company. The other two HondaJet Elites in our current fleet were purchased and subsequently financed through the sale of all fractional interests in each of these aircraft. We also acquired a fourth HondaJet Elite pursuant to the Purchase Agreement with Honda Aircraft Company, but we sold this aircraft in June 2022, after we determined, based on our internal financial and legal review, that the sale of the aircraft would offer a net benefit to our stakeholders. The fourth aircraft in our current fleet - the Citation CJ4 Gen 2 aircraft - is wholly owned by one of our customers who committed his aircraft to us via our Onboard Program for management and charter pursuant to our limited management agreement. Under the terms of our management agreement, which has a term of one year that automatically renews unless otherwise terminated by either party upon 30 days prior notice, the customer pays us a monthly management fee for services, including aircraft management services, flight crew services, such as pilot hiring, flight operations services, aircraft maintenance management and other administrative services.

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HondaJet Elite aircraft are ideally suited for trips under 3 hours carrying 2-4 passengers plus two pilots. We believe the HondaJet Elite aircraft is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room (including an enclosed lavatory). The wing mounted engines allow for a tranquil, spacious interior. Engines on the wings mean less weight on the tail and more room in the cabin.

As discussed above in “Business – Strategy – Aircraft Operations” above we have executed a non-binding letter of intent to acquire five new Challenger 3500 aircraft from Bombardier, consisting of three prospective firm orders and two options. Subject to (1) our securing of debt financing to fund the initial fleet purchase down payment and (2) the development of a management, interchange, and support plan with our partner Cirrus, we would then plan to execute a formal fleet purchase agreement, and anticipate being able to secure the first Challenger 3500 delivery in the second quarter of 2026. once a fleet purchase agreement is in force, we would then look to pre-sell one quarter, one half or full interest in these aircraft. Upon delivery, the jets would in turn be managed by Cirrus and listed on their Part 135 certificate. Customers would be expected to make a down payment and progress payments, consistent with fractional industry norms.

If we include its predecessors the Challenger 300 and Challenger 350, Bombardier has sold over 1,000 serial numbers in the Challenger 3500 line, which in our view remains one of the most popular and reliable super-mid-size jets in the world. The aircraft requires no major scheduled maintenance overhaul in its first two years of service, a testament to the depth of historical experience the manufacturer has developed with this model of aircraft since the Challenger 300 was introduced in 1999. The spacious 8-9 seat stand-up cabin, 43,000 foot flight ceiling and Mach 0.83 capability, make it a leading choice for travelers. After twenty-four years in service the Challenger 300/350/3500 airframe has attracted a sizable community of typed pilots and Bombardier has constructed 41 worldwide service centers (11 in the US) to support utilization.

We currently base our fleet at Harry Reid International airport in Las Vegas, NV, a top ten private jet destination and may relocate the fleet based on seasonal travel patterns and the travel patterns of our membership.

Based on our experience, and in light of many of our competitors restricting charters on certain “blackout dates,” we estimate that thirty calendar days per year (due to holidays, major sporting events, etc.) it is extremely difficult to fly private without the guaranteed access provided by a jet membership program such as ours. The ability to safely offer guaranteed capacity, on demand, is one of the most important features one can deliver in private aviation. Also, our aircraft give us the ability to attract online visitors with dynamically priced offers.

We have entered into an Executive Aircraft Management and Charter Services Agreement with Cirrus. Under this agreement, Cirrus provides management services to us with respect to the marketing, operation, maintenance, and administration of our aircraft. Specifically, following the initial set-up services, Cirrus provides Flight Crew Services, including selection, training, employment and management of the pilots necessary for operating the Company’s Aircraft; Flight Operation Services, including flight scheduling, following and support services; Aircraft Maintenance Services, including maintenance of the Aircraft and/or management of maintenance of the Aircraft performed by third parties, related maintenance support functions and the administration of the Aircraft’s log books, manuals, data, records, reports and subscriptions; Administrative Services, including budgeting, accounting and reporting services; Facility Services, including providing and/or arranging for aircraft hangar and support facilities at the Aircraft’s Operating Base and other locations at which the Aircraft may be situated from time to time; and Insurance Services, including providing insurance policies for the Aircraft.

Cirrus is the largest private jet charter company based in Las Vegas. The Cirrus team has been managing and operating aircraft – commercially and privately – for more than 40 years. In addition, Cirrus is:

●	FAA Eligible On-Demand Approved
●	ARG/US Platinum Rated
●	Wyvern Recommended

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Cirrus maintains, services, and operates our aircraft on our behalf and in compliance with all applicable FAA regulations and certification requirements. Cirrus has the capability to provide substitute aircraft at competitive rates in periods of excess demand for our aircraft.

Competition

The private air travel industry is extraordinarily competitive. We will compete against private jet charter and fractional jet companies. Established private jet brokerage and fractional companies include but are not limited to, NetJets, FlexJet, VistaGlobal (including JetSmarter powered by XO), SentientJet, WheelsUp, JetSuite, Flight Options, Nicholas Air, Jet Alliance, Executive Air Share, Plane Sense, One Sky Jets, StarJets, Jet Aviation, Volato and Luxury Aircraft Solutions. All compete for passengers with a variety of pricing plans, aircraft types, blackout periods, booking terms, flyer programs and other products and services, including seating, food, entertainment, and other on-board amenities.

Both the private jet charter companies and the legacy airlines and low-cost carriers have numerous competitive advantages that enable them to attract both business and leisure travelers. Our competitors may have corporate travel contracts that direct large numbers of employees to fly with a preferred carrier. The enormous route networks operated by our competitors, combined with their marketing and partnership relationships with regional airlines and international alliance partner carriers, allow them to generate increased passenger traffic from domestic and international cities. Our access to smaller aircraft fleet networks and lack of connecting traffic and marketing alliances puts us at a competitive disadvantage, particularly with respect to our appeal to higher-fare business travelers.

The fractional private jet companies and the legacy airlines and low-cost carriers each operate larger fleets of aircraft and have greater financial resources, which would permit them to add service in response to our entry into new markets. Due to our relatively small size, we are more susceptible to fare wars or other competitive activities, which could prevent us from attaining the level of traffic or maintaining the level of sales required to sustain profitable operations.

In 2018 and 2019, respectively, VistaJet acquired XOJET and JetSmarter, combining its heavy jet subscription-based service targeting multinational corporations and ultra-high net worth individuals with XOJET’s super-midsize jet on demand service and JetSmarter’s digital booking platform for business aviation. In addition, during 2020, Wheels Up acquired Delta Private Jets as well as Gama Aviation, a business jet services company and in 2021 Vista Jet acquired a number of smaller players as well as Apollo Jets. Increased consolidation in our industry could further intensify the competitive environment we face.

Intellectual Property

We registered a trademark on our brand name, Jet Token, and our logo, with the United States Patent and Trademark Office. We have also purchased our domain name, jettoken.com and operate our website under that domain. We have an application pending with the United States Patent and Trademark Office for Jet.AI. We are the sole owner of the copyrights in and to the software code underlying our App, CharterGPT and the software code underlying our Jet.AI Operator Platform offerings.

Employees

We have 9 full-time employees, including our Executive Chairman and Interim Chief Executive Officer, our Interim Chief Financial Officer, our Chief Operating Officer, and our Chief Marketing Officer.

Regulation

Regulations Applicable to the Ownership and Operation of Our Aircraft

Once we have leased our aircraft, Cirrus, which will maintain and manage our aircraft, is subject to a high degree of regulation that affects our business, including regulations governing aviation activity, safety standards and environmental standards.

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U.S. Department of Transportation (the “DOT”)

The DOT primarily regulates economic issues affecting air transportation such as the air carrier’s financial and management fitness, insurance, consumer protection and competitive practices. The DOT has the authority to investigate and bring proceedings to enforce its regulations and may assess civil penalties, revoke operating authority, and seek criminal sanctions. Our operating as an air charter carrier is regulated and certificated by the DOT. The DOT authorizes the carrier to engage in on-demand air transportation within the United States, its territories, and possessions. The DOT can suspend or revoke that authority for cause, essentially stopping all operations.

Federal Aviation Administration (the “FAA”)

The FAA primarily regulates flight operations, in particular matters affecting air safety, such as airworthiness requirements for aircraft and pilot, mechanic, dispatcher and flight attendant certification. The FAA regulates:

●	aircraft and associated equipment (and all aircraft are subject to ongoing airworthiness standards),
●	maintenance and repair facility certification
●	certification and regulation of pilots and cabin crew, and
●	management of airspace.

In order to engage in air transportation for hire, each air carrier is required to obtain an FAA operating certificate authorizing the airline to operate using specified equipment in specified types of air service. In the case of our leased aircraft, it is a Part 135 license. The FAA has the authority to modify, suspend temporarily or revoke permanently the authority to provide air transportation for failure to comply with FAA regulations. The FAA can assess civil penalties for such failures or institute proceedings for the imposition and collection of monetary fines for the violation of certain FAA regulations. The FAA can revoke authority to provide air transportation on an emergency basis, without notice and hearing, where significant safety issues are involved. The FAA monitors compliance with maintenance, flight operations and safety regulations, maintains onsite representatives and performs inspections of a carrier’s aircraft, employees, and records.

The FAA also has the authority to issue maintenance/airworthiness directives and other mandatory orders relating to aircraft and engines, fire retardant and smoke detection devices, collision and windshear avoidance systems, navigational equipment, noise abatement and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future. FAA enforcement authority over aircraft includes the power to ground aircraft or limit their usage.

Transportation Security Administration (the “TSA”)

The TSA is responsible for oversight of passenger and baggage screening, cargo security measures, airport security, assessment and distribution of intelligence and security research and development. Air carriers are subject to TSA mandates and oversight in connection with screening passenger identities and screening baggage. TSA regulations governing passenger identification, which we will apply at the time of the Company purchase as well as at the time of travel, requires all passengers to provide identification using a valid verifying identity document. In addition, all passengers must provide their full name, date of birth, and gender, which is screened against the travel ban watch list in effect at the time of initial screening and at the time of travel.

All air carriers are also subject to certain provisions of the Communications Act of 1934 because of their extensive use of radio and other communication facilities and are required to obtain an aeronautical radio license from the Federal Communications Commission, or the FCC.

PROPERTIES OF JET.AI

The Company leases space for its corporate headquarters in Las Vegas, Nevada and a satellite office in San Francisco, California, consisting of office space and the use of shared conference facilities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Jet.AI’s management believes is relevant to an assessment and understanding of its consolidated results of operations and financial condition. You should read the following discussion and analysis of Jet.AI’s financial condition and results of operations together with Jet.AI’s audited annual consolidated financial statements as of and for the years ended December 31, 2023 and 2022, and Jet.AI’s unaudited condensed consolidated financial statements as of March 31, 2024 and for the three months ended March 31, 2024 and 2023, in each case together with the related notes thereto and that are included elsewhere in this Prospectus/Offer to Exchange.

Certain of the information contained in this discussion and analysis or set forth elsewhere in this Prospectus/Offer to Exchange, including information with respect to plans and strategy for Jet.AI’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors “and “Cautionary Note Regarding Forward-Looking Statements,” Jet.AI’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Factors that could cause or contribute to such differences include, but are not limited to, capital expenditures, economic and competitive conditions, regulatory changes, and other uncertainties, as well as those factors discussed below and elsewhere in this Prospectus/Offer to Exchange. We assume no obligation to update any of these forward-looking statements.

Percentage amounts included in this Prospectus/Offer to Exchange have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this Prospectus/Offer to Exchange may vary from those obtained by performing the same calculations using the figures in the consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange. Certain other amounts that appear in this Prospectus/Offer to Exchange may not sum due to rounding.

Business Combination

On August 10, 2023, Oxbridge, consummated the Business Combination with Oxbridge, the Merger Subs, and Jet Token. Pursuant to the Business Combination Agreement, Oxbridge redomiciled as a Delaware corporation and was immediately renamed Jet.AI Inc., and promptly thereafter, (a) First Merger Sub merged with and into Jet Token with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI Inc. and (b) Jet Token merged with and into Second Merger Sub.

As a result of the Business Combination:

●	the then-issued and outstanding Class A ordinary shares of Oxbridge were converted, on a one-for-one basis, into Jet.AI Common Shares;

●	the then-issued and outstanding Class B ordinary share of Oxbridge were converted, on a one-for-one basis, into Jet.AI Common Shares;

●	the then-issued and outstanding Oxbridge warrants were converted into an equal number of Warrants, each exercisable for one Common Share;

●	the then-issued and outstanding Oxbridge Units were converted into an equal number of Jet.AI Units, each consisting of one Common Share and one Warrant;

●	the outstanding shares of Jet Token common stock, including all shares of Jet Token preferred stock that converted into shares of Jet Token common stock, were cancelled and converted into the right to receive a number of Jet.AI Common Shares and a number of Merger Consideration Warrants based on the respective exchange rations set forth in the Business Combination Agreement;

●	all outstanding Jet Token options for its common stock, whether or not exercisable and whether or not vested, were converted into options to purchase Jet.AI Common Stock based on the applicable exchange ratio determined in accordance with the Business Combination Agreement;

●	all outstanding Jet Token warrants were converted into warrants to acquire the number of Jet.AI Common Shares and Merger Consideration Warrants based on the applicable exchange ratio set forth in the Business Combination Agreement; and

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●	the outstanding Jet Token RSU awards were converted into Jet.AI RSU awards based on the applicable exchange ratio determined in accordance with the Business Combination Agreement.

As a result of the Business Combination, Jet.AI Inc. has one class of Common Stock listed on Nasdaq under the ticker symbol “JTAI”, and two classes of Warrants, the Jet.AI Warrants and the Merger Consideration Warrants, listed on Nasdaq under the ticker symbols “JTAIW” and “JTAIZ” respectively.

The Business Combination was accounted for as a Reverse Recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

The consolidated assets, liabilities, and results of operations prior to the Reverse Recapitalization are those of Jet Token. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination.

References in this MD&A to “Jet.AI” or “the Company” refer to Jet Token Inc. prior to the consummation of the Business Combination.

Overview

Jet.AI, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. The Company, directly and indirectly through its subsidiaries, has been principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of the Company’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform, which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via the Company’s leased and managed aircraft, (iv) direct chartering of its HondaJet aircraft by Cirrus, (v) aircraft brokerage and (vi) service revenue from the monthly management and hourly operation of customer aircraft.

Beginning in December 2023, we launched our Jet.AI Operator Platform to provide a B2B software platform for SaaS products. Currently we offer the following SaaS software to aircraft owners and operators generally:

●	Reroute AI: recycles aircraft waiting to embark to their next revenue flight into prospective new charter bookings to destinations within specific operational parameters

●	DynoFlight: enables aircraft operators to estimate aircraft emissions then purchase carbon removal credits via our DynoFlight API

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Results of Operations

Comparison of the Years Ended December 31, 2023 and 2022

The following table sets forth our results of operations for the periods indicated:

	For the Year Ended December 31,
	2023	2022

Revenues	$12,214,556	$21,862,728

Cost of revenues	12,393,089	19,803,739

Gross (loss) profit	(178,533)	2,058,989

Operating Expenses:
General and administrative (including stock-based compensation of $6,645,891 and $6,492,653, respectively)	11,597,173	9,230,789
Sales and marketing	573,881	426,728
Research and development	160,858	137,278
Total operating expenses	12,331,912	9,794,795

Operating loss	(12,510,445)	(7,735,806)

Other expense (income):
Interest expense	103,615	-
Other income	(116)	(3)
Total other expense (income)	103,499	(3)

Loss before provision for income taxes	(12,613,944)	(7,735,803)

Provision for income taxes	2,464	2,400

Net Loss	$(12,616,408)	$(7,738,203)

Less cumulative preferred stock dividends	46,587	-

Net Loss to common stockholders	$(12,622,995)	$(7,738,203)

Weighted average shares outstanding - basic and diluted	6,326,806	4,409,670
Net loss per share - basic and diluted	$(2.00)	$(1.75)

As discussed more fully below, our results of operations in 2023 and 2022 were impacted significantly by $17.2 million of revenue and $2.1 million of gross profit from fractional sales of all of our then available aircraft in 2022 and the absence of aircraft sales in 2023. Excluding the impact of these fractional sales and despite the increase in our aircraft fleet and charter and jet card/fractional program flight activity, the significant drivers of the decline in gross profit and increase in operating losses resulted from three key factors:

●	High pilot turnover at the beginning of 2023 that lead to:

○	an approximate 118% increase in pilot wages from 2022 to 2023 to reduce that turnover, reflected in higher payments to Cirrus; and

○	increased time when pilots were not available to fly our aircraft due to several months of required onboarding pilot training, increasing our training costs as well as our costs for subcharters to cover these flight hours, which we expect to normalize going forward with the reduced turnover.

●	Relatively lower per hour pricing for jet cards that we offered from 2021 through June of 2022 to drive customer growth. As of June 2023, we had raised our jet card pricing approximately 17% from our initial price point. However, jet card prices remain fixed for the year term of the contract and, as a result, our two lowest pricing points were being recognized in revenues through June 2023.

●	An increase in professional service expenses of $1.4 million in large part due to the expenses of our Business Combination in August 2023. While we would expect our professional services expenses to be somewhat more elevated as a public company, they should be significantly lower than $1.4 million on a going forward basis.

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We are cautiously optimistic that CharterGPT and ongoing improvement in its AI-powered features will continue to drive growth in our charter revenues and will drive higher broker productivity going forward. Furthermore, at the end of 2023 and beginning of 2024, we launched DynoFlight and Reroute AI, respectively, as part of the Jet.AI Operator Platform. We believe Reroute AI will generate increased revenue for the Company by driving charter demand for repurposed empty flight legs with little incremental operational costs. We also believe that, once the DynoFlight API has been integrated with FL3XX, a web- and app-based aviation management platform, and future customers, it will generate monthly and usage-based revenues with modest operating costs limited to server administration and maintenance of the code base. Furthermore, the Company executed a non-binding letter of intent to acquire five new Challenger 3500 aircraft from Bombardier, consisting of three prospective firm orders and two options. Subject to securing debt financing and the development of a plan with Cirrus for these aircraft, the Company would then pre-sell fractional or whole interests in these aircraft.

Comparison of the Three Months Ended March 31, 2024 and 2023

The following table sets forth our results of operations for the periods indicated:

	Three Months Ended
	March 31,
	2024	2023

Revenues	$3,848,598	$1,875,508

Cost of revenues	3,972,954	1,950,526

Gross loss	(124,356)	(75,018)

Operating Expenses:
General and administrative (including stock-based compensation of $1,199,318 and $1,407,044, respectively)	2,546,294	2,488,018
Sales and marketing	446,600	120,167
Research and development	32,546	36,319
Total operating expenses	3,025,440	2,644,504

Operating loss	(3,149,796)	(2,719,522)

Other expense (income):
Interest expense	79,314	-
Other income	(61)	-
Total other expense	79,253	-

Loss before provision for income taxes	(3,229,049)	(2,719,522)

Provision for income taxes	-	-

Net Loss	$(3,229,049)	$(2,719,522)
Less cumulative preferred stock dividends	29,728	-
Net Loss to common stockholders	$(3,258,777)	$(2,719,522)

Weighted average shares outstanding - basic and diluted	11,441,443	3,902,489
Net loss per share - basic and diluted	$(0.28)	$(0.70)

Revenues

Comparison of the Years Ended December 31, 2023 and 2022

Revenues for 2023 totaled $12.2 million, a $9.7 million decrease from 2022’s revenues of $21.9 million primarily related to $17.2 million in aircraft sale proceeds in 2022 from the successful fractionalization of the Company’s last HondaJets.

The following table sets forth a breakout of revenue components by subcategory for the year ended December 31, 2023 and 2022.

	Year Ended
	December 31,
	2023	2022

Software App and Cirrus Charter	$7,125,230	$2,004,807
Jet Card and Fractional Programs	2,847,533	2,257,736
Management and Other Services	2,241,793	400,185
Fractional/Whole Aircraft Sales	-	17,200,000
	$12,214,556	$21,862,728

Software App revenue is the gross amount of charters booked through our app CharterGPT and Cirrus Charter revenue reflects the gross amount of charters on our aircraft booked by Cirrus. Software App revenue was 3.9 million in 2023, compared to 1.0 million in 2022. Cirrus Charter revenue was 3.2 million in 2023, compared to approximately 961,000 in 2022. The increase in Software App and Cirrus Charter revenue reflects primarily a greater number of aircraft operated in 2023 compared to 2022 as well as increased booking through the CharterGPT app. We took delivery of 1 HondaJet in November 2021 and the remaining 2 HondaJets in the third quarter of 2022. We also added a CJ4 aircraft owned by a customer and managed by us to our available fleet of aircraft for charter booking in early 2023.

Under our jet card program we charge an hourly rate for flight time. Under our fractional program we charge a monthly fee and hourly fees based on usage. In both case, prepaid flight hours and usage fees are recognized as revenue as the flight hours are used or forfeited and monthly fees are recognized monthly. Deferred revenue at the end of each period reflects prepaid flight hours for which the related travel had not yet occurred. We also record revenue for additional charges, representing primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. All of these revenues are reflected as Jet Card and Fractional Program revenues. The increase in revenue from Jet Card and Fractional Programs of approximately $590,000 in 2023 compared to 2022 is due to the increase in the number of the Company’s aircraft and a greater number of Jet Card members.

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The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the year ended December 31, 2023 and 2022:

	For the year ended December 31,
	2023	2022
Deferred revenue at the beginning of the year (1)	$933,361	436,331
Prepaid flight hours sold
Amount	$3,045,769	2,322,950
Total Flight Hours	534	439

Prepaid flight hours flown
Amount	$2,456,354	1,837,720
Total flight hours	436	350

Additional charges	$391,179	420,016
Total flight hour revenue	$2,847,533	2,257,736

Deferred revenue at the end of the year (2)	$1,779,794	933,361

(1)	Deferred revenue at December 31, 2022 and 2021 also includes $11,800 and $0, respectively, with respect to customer prepayments associated with software app transactions.
(2)	Deferred revenue at December 31, 2023 and 2022 also includes $268,818 and $11,800, respectively, with respect to customer prepayments associated with software app transactions.

Management and Other Services revenue reflects monthly fees and other expenses from our management of a customer’s CJ4 as well as approximately $220,000 in 2022 from brokerage commissions from an aircraft sale. We began managing the CJ4 in mid-December of 2022.

Cost of revenues

Our cost of revenue is generally comprised of payments to Cirrus for the maintenance and management of our fleet of aircraft, including the CJ4, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third-party aircraft operators for their aircraft chartered through our App, as well as the cost of our subcharters for covering jet card flights when our aircraft were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charter flights and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance, and other flight operational expenses.

As a result of primarily of our increased fleet, the increase in jet card hours flown and additional costs resulting from pilot turn over discussed above, as well as the startup costs relating to the introduction of the CJ4 to our fleet, costs related to the operation of our aircraft and payments to Cirrus for their management increased $3.4 million from $2.0 million in 2022 to $5.4 million in 2023 and aircraft lease payments increased $337,000 from $855,000 in 2022 to $1.2 million in 2023. The Company also incurred third-party charter costs of approximately $5.4 million in 2023, a $4.0 million increase over 2022 reflecting primarily lack of availability of our aircraft due to pilot turnover and increased training time, combined with increased charter activity. Merchant fees and federal excise tax relating to charter flights of $304,000 in 2023 were a $48,000 increase over in 2022.

In total, it cost $12.4 million to operate our aircraft in 2023, compared to $4.4 million to operate fewer aircraft on average in 2022. We also incurred $15.2 million in 2022 cost of revenue directly associated with our fractional and whole aircrafts sales.

Gross (loss) profit

As a result of the foregoing, the Company had a gross loss of approximately $179,000 for 2023, compared to a gross profit of approximately $2.1 million for 2022. The 2022 results were positively affected by the fractionalization of the Company’s HondaJets. Excluding the profit from these fractionalizations, gross profit for 2022 would have been approximately $216,000, with the decline primarily due to increased pilot wages and training, offset by increased flight activity.

Total Operating Expenses

In 2023, the Company’s operating expenses increased by approximately $2.4 million over the prior year due to an approximate $2.5 million increase in general and administrative expenses. Excluding non-cash stock-based compensation of $6.6 million and $6.5 million in 2023 and 2022, respectively, general and administrative expenses rose by approximately $2.2 million, primarily due to an increase in professional service expenses of $1.4 million in large part due to the expenses of our Business Combination. In addition our insurance expenses increased $58,000 over the 2022 amount of $31,000 due to the significantly higher premiums for D&O insurance as a public company.

The Company’s sales and marketing expenses increased by about $147,000 to approximately $574,000 in 2023 from approximately $427,000 in 2022, due to slightly increased marketing spend to promote the Company and its programs.

Research and development expenses increased by approximately $24,000 in 2023 over 2022 due to the development and continuing refinement of CharterGPT and our Jet.AI Operator Platform of software products.

Operating Loss

As a result of all of the above, in 2023 the Company recognized an operating loss of approximately $12.5 million, which was an increase in loss of approximately $4.8 million over 2022. $2.1 million of this decrease is directly attributable to gross profit from fractionalization of our HondaJets in 2022 that did not recur in 2023. The remainder of the decrease, excluding non-cash compensation expenses, resulted from increased pilot wages and costs, increased subcharters, increased professional services expense from the Business Combination and higher D&O insurance costs.

Other Expense (Income)

During 2023, the Company recognized approximately $104,000 in other expense due primarily due to interest expense 2023 related to the Company’s Bridge Agreement as defined and discussed below.

Net Loss to Common Stockholders

After deducting cumulative preferred stock dividends of approximately $47,000 in 2023, which have been accruing since the August 2023 issuance date of the Series A and Series A-1 Preferred Stock, net loss to common stockholders increased by $4.9 million.

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Comparison of the Three Months Ended March 31, 2024 and 2023

The following table sets forth our results of operations for the periods indicated:

	Three Months Ended
	March 31,
	2024	2023

Revenues	$3,848,598	$1,875,508

Cost of revenues	3,972,954	1,950,526

Gross loss	(124,356)	(75,018)

Operating Expenses:
General and administrative (including stock-based compensation of $1,199,318 and $1,407,044, respectively)	2,546,294	2,488,018
Sales and marketing	446,600	120,167
Research and development	32,546	36,319
Total operating expenses	3,025,440	2,644,504

Operating loss	(3,149,796)	(2,719,522)

Other expense (income):
Interest expense	79,314	-
Other income	(61)	-
Total other expense	79,253	-

Loss before provision for income taxes	(3,229,049)	(2,719,522)

Provision for income taxes	-	-

Net Loss	$(3,229,049)	$(2,719,522)
Less cumulative preferred stock dividends	29,728	-
Net Loss to common stockholders	$(3,258,777)	$(2,719,522)

Weighted average shares outstanding - basic and diluted	11,441,443	3,902,489
Net loss per share - basic and diluted	$(0.28)	$(0.70)

Revenues

Revenues for the first quarter of 2024 totaled $3.8 million, a $1.9 million increase from 2023’s first quarter revenues of $1.9 million, and were comprised of $1.7 million in software-related revenue, $684,000 in charter revenue from the chartering of our Citation CJ4 and HondaJets by our operating partner Cirrus, $677,000 in Jet Card revenue for hours flown and other charges based on hours flown and $800,000 in management and other service revenue from the management of customers’ aircraft.

The primary reason for this increase in revenue was due to primarily to significant increases in Software App and Management and Other Services revenues.

The following table sets forth a breakout of revenue components by subcategory for the three months ended March 31, 2024 and 2023.

	For the Three Months Ended
	March 31,
	2024	2023

Software App and Cirrus Charter	$2,371,091	$994,253
Jet Card and Fractional Programs	677,320	547,545
Management and Other Services	800,187	333,710
	$3,848,598	$1,875,508

Software App revenue is the gross amount of charters booked through our app CharterGPT and Cirrus Charter revenue reflects the gross amount of charters on our aircraft booked by Cirrus. Software App revenue was $1.7 million in the first quarter of 2024, compared to $0.5 million in the first quarter of 2023. Cirrus Charter revenue was $0.7 million in the first quarter of 2024, compared to approximately $0.5 million in the first quarter of 2023. The increase in Software App and Cirrus Charter revenue reflects primarily increased utilization of the Company’s Citation CJ4 aircraft during the first quarter of 2024 compared to 2023 as well as increased booking through the CharterGPT app.

Under our jet card program we charge an hourly rate for flight time. Under our fractional program we charge a monthly fee and hourly fees based on usage. In both cases, prepaid flight hours and usage fees are recognized as revenue as the flight hours are used or forfeited and monthly fees are recognized monthly. Deferred revenue at the end of each period reflects prepaid flight hours for which the related travel had not yet occurred. We also record revenue for additional charges, representing primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. All of these revenues are reflected as Jet Card and Fractional Program revenues. The increase in revenue from Jet Card and Fractional Programs of $129,775 in the first quarter of 2024 compared to the first quarter of 2023 is due to higher utilization by our Jet Card clients as well as higher average revenues per flight hour.

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The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the first quarter of 2024 and 2023:

	For the three months ended March 31,
	2024	2023
Deferred revenue at the beginning of the period (1)	$1,779,794	$933,361
Prepaid flight hours sold
Amount	$333,000	$742,250
Total Flight Hours	55	131

Prepaid flight hours flown
Amount	$636,502	$425,130
Total flight hours	95	86

Additional charges	$49,052	$122,415
Total flight hour revenue	$677,320	$547,545

Deferred revenue at the end of the period (2)	$1,395,285	$1,285,762

(1)	Deferred revenue at December 31, 2023 and 2022 also includes $268,818 and $11,800, respectively, with respect to customer prepayments associated with software app transactions.

(2)	Deferred revenue at March 31, 2024 and 2023 also includes $187,811 and $47,081, respectively, with respect to customer prepayments associated with software app transactions.

Management and Other Services revenue reflects monthly fees and other expenses from our management of a customer’s CJ4 as well as approximately $10,000 from aircraft brokerage fees. We began managing the CJ4 in mid-December of 2022.

Cost of revenues

Our cost of revenue is generally comprised of payments to Cirrus for the maintenance and management of our fleet of aircraft, including the CJ4, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third-party aircraft operators for their aircraft chartered through our App, as well as the cost of our subcharters for covering jet card flights when our aircraft were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charter flights and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

As a result of our increased fleet utilization, the increase in jet card hours flown and additional costs resulting from pilot turn over, costs related to the operation of our aircraft and payments to Cirrus for their management increased $218,000 from $1.2 million in the first quarter of 2023 to $1.4 million in the first quarter of 2024 and aircraft lease payments increased $120,000 from $201,000 in the first quarter of 2023 to $321,000 in the first quarter of 2024. The Company also incurred third-party charter costs of approximately $2.1 million in the first quarter of 2024, a $1.6 million increase over the first quarter of 2023 reflecting primarily lack of availability of our aircraft due to pilot turnover and increased training time, combined with increased charter activity. Merchant fees and federal excise tax relating to charter flights of $161,000 in the first quarter of 2024 were a $94,000 increase over in the first quarter of 2023.

In total, it cost $4.0 million to operate our aircraft in the first quarter of 2024, compared to $2.0 million to operate our aircraft in the first quarter of 2023.

Gross loss

The resulting gross loss totaled approximately $124,356 for the first quarter of 2024, compared to a gross loss of $75,018 for the first quarter of 2023. The gross loss in the first quarter of 2024 was largely driven by increased subcharter costs.

Total Operating Expenses

In the first quarter of 2024, the Company’s operating expenses increased by $380,936 over the prior year comparable period primarily due to increased sales and marketing expenses. Excluding non-cash stock-based compensation of $1.2 million and $1.4 million in the first quarter of 2024 and 2023, respectively, general and administrative expenses rose by $266,000 primarily due to increases in professional service expense as well as increased insurance costs as a result of our public company directors’ and officers’ insurance.

The Company’s sales and marketing expenses increased by $326,433 to $446,600 in the first quarter of 2024 from $120,167 in the first quarter of 2023, due to increased software marketing from the introduction of CharterGPT and DynoFlight.

Research and development expenses decreased by $3,773 in the first quarter of 2024 from $36,319 in the first quarter of 2023, due to the reduced utilization of external software consultants.

Operating Loss

As a result of all of the above, in the first quarter of 2024 the Company recognized an operating loss of approximately $3.1 million, which was an increase in loss of approximately $0.4 million. The increase in operating loss was primarily due to increased subcharters, increased professional services expense and higher D&O insurance costs.

Other Expense (Income)

During the first quarter of 2024, the Company recognized $79,253 in other expense due primarily to interest expense related to the Company’s Bridge Agreement as defined and discussed below.

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Liquidity and Capital Resources

Comparison of the Years Ended December 31, 2023 and 2022

Overview

As of December 31, 2023, the Company’s cash and equivalents were approximately $2.1 million, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below. As of December 31, 2023, current liabilities exceeded current assets by $3.8 million, of which $1.8 million in liabilities represents deferred revenue that would be recorded as revenue once the flight hours are flown or forfeited.

Subsequent to December 31, 2023 and through March 31, 2024, the Company raised (1) approximately $1,110,000 in funds from the issuance of 1,500,000 shares of common stock under the Share Purchase Agreement discussed below, (2) approximately $742,000 from Jet.AI Warrant exercises and (3) approximately $1.5 million in gross proceeds from the Ionic Transaction discussed below. Collectively, these actions resulted in our receiving an additional $3,352,000 of cash subsequent to December 31, 2023. In addition, in March 2024, the Company fully repaid approximately $683,000 of amounts due under the Bridge Agreement described below.

The Company also incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in its accumulated deficit of $39.4 million as of December 31, 2023. While we expect to drive revenue and operating profit growth from aircraft acquisitions, higher average hourly pricing of jet cards, increased charter activity through CharterGPT and Reroute AI and SaaS revenues from DynoFlight, we expect to continue to incur operating losses to a greater or lesser extent for at least the next 12 months, depending on the timing and success of these initiatives. To bridge the gap, we intend to rely on funds available from share issuances under the Share Purchase Agreement and amounts received upon an exercise of the Ionic Warrant (as defined below), if any, to meet our funding obligations. Additional funding under the Share Purchase Agreement may be limited contractually and the Ionic Warrant may not be exercised by the holder. Furthermore, issuances of additional shares of common stock under the Share Purchase Agreement or upon conversion of the Series B Preferred Stock outstanding and underlying the Ionic Warrant may negatively impact the Company’s stock price and ability to raise additional funds. We will likely require additional capital resources to grow our business. In the absence of external financing the Company is prepared to cut its cash utilization by ceasing marketing and customer acquisition, suspending software development, streamlining operations, and servicing only existing customers. Such a reduction would allow the Company to continue to operate for a year or more by management’s estimate. During that time the Company would plan to arrange new financing and to then resume expansion.

Comparison of the Three Months Ended March 31, 2024 and 2023

As of March 31, 2024, the Company’s cash and equivalents were $595,555, including $500,000 of restricted cash under its aircraft leasing arrangements, as described below. As of March 31, 2024, current liabilities exceeded current assets by approximately $4.0 million, of which $1.4 million in liabilities represents deferred revenue that would be recorded as revenue once the flight hours are flown or forfeited.

During the period ended March 31, 2024, the Company raised (1) approximately $1,110,000 in funds from the issuance of 1,000,000 shares of common stock under the Share Purchase Agreement discussed below and (2) approximately $742,000 from Jet.AI Warrant exercises. Collectively, these actions resulted in our receiving an additional $1,852,000 of cash subsequent to December 31, 2023. In addition, in March 2024, the Company fully repaid approximately $683,000 of amounts due under the Bridge Agreement described below.

The Company also incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in its accumulated deficit of approximately $42.5 million as of March 31, 2024. While we expect to drive revenue and operating profit growth from aircraft acquisitions, higher average hourly pricing of jet cards, increased charter activity through CharterGPT and Reroute AI and SaaS revenues from DynoFlight, we expect to continue to incur operating losses to a greater or lesser extent for at least the next 12 months, depending on the timing and success of these initiatives. To bridge the gap, we intend to rely on funds available from share issuances under the Share Purchase Agreement and amounts received upon an exercise of the Ionic Warrant (as defined below), if any, to meet our funding obligations. Additional funding under the Share Purchase Agreement may be limited contractually and the Ionic Warrant may not be exercised by the holder. Furthermore, issuances of additional shares of common stock under the Share Purchase Agreement or upon conversion of the Series B Preferred Stock outstanding and underlying the Ionic Warrant may negatively impact the Company’s stock price and ability to raise additional funds. We will likely require additional capital resources to grow our business. In the absence of external financing the Company is prepared to cut its cash utilization by ceasing marketing and customer acquisition, suspending software development, streamlining operations, and servicing only existing customers. Such a reduction would allow the Company to continue to operate for a year or more by management’s estimate. During that time the Company would plan to arrange new financing and to then resume expansion.

The Ionic Transaction

General

On March 28, 2024, the Company entered into a Securities Purchase Agreement (the “Ionic Securities Purchase Agreement”) and a number of other transaction documents described below for a private placement with Ionic Ventures, LLC, which closed on March 29, 2024 (the “Ionic Closing Date”).

Pursuant to the Ionic Securities Purchase Agreement, the Company agreed to issue to Ionic (a) 150 shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which are convertible into Common Shares, (b) a warrant to purchase up to 1,500 shares of Series B Preferred Stock (the “Ionic Warrant”) at an exercise price of $10,000 per share, and (c) 250,000 Common Shares.

The Company received gross proceeds of approximately $1.5 million from the Ionic Transaction, not including customary placement fees and reimbursement payable to Maxim Group LLC as the Company’s placement agent and other expenses payable by the Company in connection with the Ionic Transaction. The Company’s gross proceeds from the Ionic Transaction also excludes the proceeds, if any, from the exercise of the Ionic Warrant. The Company expects to use a portion of the net proceeds received upon execution of the Ionic Securities Purchase Agreement to partially redeem its Series A Preferred Shares and, potentially, its Series A-1 Preferred Shares. The Company intends to use the remainder of the net proceeds for working capital, capital expenditures, product development, and other general corporate purposes. The Company has not allocated specific amounts of net proceeds for any of these purposes.

Series B Preferred Stock

On March 28, 2024, the Company filed a Certificate of Designation of the Series B Convertible Preferred Stock with the Secretary of State of the State of Delaware, which provides for the issuance of up to 5,000 shares of the Company’s Series B Preferred Stock. The Series B Preferred Stock ranks pari passu with the shares of Series A Preferred Stock and Series A-1 Preferred Stock and senior to all other capital stock of the Company.

Each share of Series B Preferred Stock converts into a number of shares of our common stock, subject to certain limitations, including a beneficial ownership limitation of 4.99% (calculated in accordance with the rules promulgated under Section 13(d) of the Securities Exchange Act), which can be adjusted to a beneficial ownership limitation of 9.99% upon 61 days prior written notice by Ionic. Prior to the approval by our stockholders of the issuance of Common Shares issuable upon exercise of the shares of Series B Preferred Stock in accordance with Nasdaq Stock Market Rules, we may not convert shares of Series B Preferred Stock into Common Shares if, as a result of such conversion, the number of Common Shares to be issued exceeds 19.9% of the total number of Common Shares outstanding.

Subject to the limitations set forth in the preceding paragraph and provided there is an effective registration statement covering Ionic’s resale of common stock underlying the Series B Preferred Stock, shares of Series B Preferred Stock will automatically convert into Common Shares on or prior to the tenth trading day after the issuance date of such shares of Series B Preferred Stock. The number of Common Shares issuable upon conversion of a share of Series B Preferred Stock is calculated by dividing the conversion amount per share of Series B Preferred Stock by the then conversion price. The conversion amount is equal to the stated value of the shares of Series B Preferred Stock, which is $10,000, plus any additional amounts and late charges calculated in accordance with the Certificate of Designations. The conversion price is equal to 90% (or, in the case of a delisting, 80%) of the lowest daily volume weighted average price (“VWAP”) of our Common Stock over a period beginning on the trading day after we deliver Common Shares upon such conversion to Ionic and ending on the trading day on which the aggregate dollar trading volume of our common stock exceeds seven times the applicable conversion amount, subject to a five trading day minimum period for such calculation, and subject to certain adjustments.

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If certain defined “triggering events” defined in the Certificate of Designations occur, such as a breach of the Ionic Registration Rights Agreement (as defined below), suspension of trading, or our failure to convert the Series B Preferred Stock into Common Stock when a conversion right is exercised, then we may be required to redeem the Series B Preferred Stock for cash at 110% of the stated value.

The foregoing description of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations, a copy of which is filed as Exhibit 3.5 to the Registration Statement of which this Prospectus/Offer to Exchange forms a part and is incorporated herein by reference.

Other Transaction Documents

The Ionic Warrant exercise price is initially set at $10,000 per share of Series B Preferred Stock of, subject to adjustment for certain events, such as stock split, issuance of additional shares as a dividend or otherwise. If all of the Ionic Warrant was exercised for cash, the Company would receive additional gross proceeds of approximately $15.0 million. The Company cannot predict when or if the Ionic Warrant will be exercised. It is possible that the Ionic Warrant may never be exercised. At any time when the Ionic Warrant is exercisable for less than 1,000 shares of Series B Preferred Stock, the Company has the right to redeem all or a portion of the Ionic Warrant by paying to Ionic in cash $100 per share of Series B Preferred Stock that would otherwise be issuable pursuant to the Ionic Warrant.

The Securities Purchase Agreement contains customary representations and warranties of the Company, on the one hand, and Ionic, on the other hand, and customary conditions to closing. Pursuant to the Securities Purchase Agreement, the Company has agreed to submit to its stockholders a proposal to approve the issuance of Common Shares issuable upon exercise of the shares of Series B Preferred Stock in accordance with Nasdaq Stock Market Rules at a special meeting of stockholders at the earliest practicable date after the date of the Securities Purchase Agreement, but in no event later than ninety (90) days after the Ionic Closing Date. The Company entered into a voting agreement (the “Voting Agreement”) with Michael Winston, the Company’s Interim Chief Executive Officer, and the Sponsor, who together hold approximately 40% of the voting power of the Company as of the date of this Prospectus/Offer to Exchange, agreeing to vote in favor of the proposal.

Additionally, on March 29, 2024, the Company entered into a Registration Rights Agreement (the “Ionic Registration Rights Agreement”) with Ionic, which, among other things, provides that the Company will register the resale of the 250,000 Common Shares and the Common Shares issuable upon conversion of the Series B Preferred Stock, including the Series B Preferred Stock underlying the Ionic Warrant. The Company is required to prepare and file a registration statement with the SEC no later than 30 days following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and to use its commercially reasonable efforts to have the registration statement and any amendment declared effective no later than the earlier of the (a) 60th calendar day following such filing (or, if such registration statement is subject to a full review by the SEC, the 100th calendar day after such filing) and (b) 2nd business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review.

The Company has also agreed to, among other things, indemnify Ionic, its members, managers, directors, officers, partners, employees, agents, representatives, and persons who control Ionic under the registration statement from certain liabilities and pay all fees and expenses (excluding any underwriting discounts and selling commissions) incident to the Company’s obligations under the Ionic Registration Rights Agreement.

The securities issued pursuant to the Securities Purchase Agreement were not registered under the Securities Act and were offered pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated under the Securities Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Copies of the Securities Purchase Agreement, the Voting Agreement, the Ionic Registration Rights Agreement, and the Ionic Warrant are filed as Exhibits 10.20, 10.21, 10.22, and 4.5, respectively, to the Registration Statement of which this Prospectus/Offer to Exchange forms a part. The above summary of such agreements and documents does not purport to be complete and is qualified in its entirety by reference such agreements and is incorporated herein by reference herein.

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Share Purchase Agreement

The Company has access to an aggregate of $40 million from the Share Purchase Agreement with GEM less drawdowns of $1,110,000 to date. In consideration for Germ’s services under the Share Purchase Agreement, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable Common Shares, at the option of the Company. Upon the Company’s issuance of shares in connection with any drawdown purchase made by GEM, the Company is required to pay GEM a portion of such commitment fee in an amount equal to 2% of the amount purchased in such drawdown; provided that the full $800,000 commitment fee shall be paid on or before the first anniversary of the closing of the Business Combination. The Company is obligated to pay the commitment fee regardless of the amount of funds it draws down under the Share Purchase Agreement.

GEM is not obligated to purchase shares under the Share Purchase Agreement if any purchase of shares would result in GEM and its affiliates beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 9.99% of the number of issued and outstanding Common Shares as of the date of such proposed issuance. GEM may waive the restriction under the Share Purchase Agreement by providing the Company with sixty-one (61) days’ notice that the Purchaser would like to waive the restriction with regard to any or all shares issuable pursuant to the Share Purchase Agreement.

On August 10, 2023, the Company issued the GEM Warrant, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, granting it the right to purchase up to 6% of the Company’s outstanding Common Stock on a fully diluted basis as of the date of listing. The GEM Warrant has a term of three years. The exercise price of the GEM Warrant, as of December 31, 2024, was $8.40 per share; provided, that, if the average closing price of the Company’s Common Stock for the 10 trading days following the first anniversary of the date of listing is less than 90% of the then current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will be adjusted to 110% of our then current trading price. The warrant may be exercised by payment of the per share amount in cash or through a cashless exercise.

The GEM Warrant provides that GEM can elect to limit the exercisability of the GEM Warrant such that it is not exercisable to the extent that, after giving effect to the exercise, GEM and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of the Company’s Common Stock outstanding immediately after giving effect to such exercise. GEM has made this election, which makes funds available under the Share Purchase Agreement in excess of this 4.99% ownership limit up to the 9.99% ownership restriction in the Share Purchase Agreement. GEM may revoke this election by providing written notice, which revocation will not be effective until 61 days after providing such notice.

Meteora Transactions

On August 6, 2023, we entered into a Forward Purchase Agreement with Meteora for OTC Equity Prepaid Forward Transactions. The purpose of our entering into this agreement and these transactions was to provide a mechanism whereby Meteora would purchase, and waive their redemption rights with respect to, a sufficient number of Oxbridge Class A ordinary shares to enable Oxbridge to have at least $5,000,000 of net tangible assets, a non-waivable condition to the Closing of the Business Combination and to provide the Company with cash to meet a portion of the transaction costs associated with the Business Combination.

Pursuant to the terms of the Forward Purchase Agreement, Meteora intended, but was not obligated to, purchase up to 1,186,952 (the “Purchased Amount”) of Oxbridge’s Class A ordinary shares concurrently with the Closing. The shares initially purchased by Meteora consisted of 663,556 Recycled Shares it purchased from third parties through a broker in open market transactions and 247,000 Additional Shares it purchased directly from us in a private placement, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, for a per share price of $10.00 pursuant to an FPA Funding Amount PIPE Subscription Agreement. Of these Recycled Shares, 50,000 Recycled Shares represented Share Consideration to Meteora under the Forward Purchase Agreement and are not subject to the terms of the Forward Purchase Agreement, meaning that Meteora is free to sell such shares and retain all proceeds therefrom. Netting out the Share Consideration, the total “Number of Shares” initially subject to the terms of the Forward Purchase Agreement was 861,312. Following the Closing of the Business Combination, we paid to Meteora $6,805,651 representing amounts payable by us to Meteora under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares issued to Meteora under the FPA Funding Amount PIPE Subscription Agreement; and Meteora paid us half of the Prepayment Shortfall, or $625,000.

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The parties to the Forward Purchase Agreement subsequently entered into two amendments to the Forward Purchase Agreement, on August 31, 2023 and October 2, 2023, respectively, the combined effect of which was to:

●	increase the total number of Additional Shares Meteora purchased from us under the FPA Funding Amount PIPE Subscription Agreement to 548,127;
●	provide payment to the Company of “Future Shortfall” amounts totaling $550,000 and reducing the Prepayment Shortfall to $1,175,000, all of which has been paid to us;
●	increase the total Share Consideration to 275,000 shares out of existing Recycled Shares;
●	reduce the number of Recycled Shares to 296,518;
●	increase the Number of Shares subject to the Forward Purchase Agreement to 994,645, and
●	extend the “Valuation Date” to the two year anniversary of the Closing of the Business Combination, or earlier at the discretion of Meteora and upon notice to us.

The Forward Purchase Agreement, as amended, provides for a cash settlement following the Valuation Date, at which time Meteora is obligated to pay us an amount equal to the “Number of Shares” subject to the Forward Purchase Agreement (provided such Shares are registered for resale or freely transferrable pursuant to an exemption from registration) multiplied by a per share price reflecting the Company’s volume weighted average trading price over a number of days following the Valuation Date, subject to alternate calculations in certain circumstances and Meteora’s option to early terminate the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, in December 2023, Meteora sent OET Notices (as defined below) to the Company informing the Company that it had elected to terminate the transaction with respect to all outstanding shares and paid the Company an aggregate $921,945. As a result of the foregoing transactions, the net proceeds received by the Company from the issuance of additional common stock pursuant to the Forward Purchase Agreement and the FPA Funding Amount PIPE Subscription Agreement are $1,221,945 and the facility was terminated.

Additional Terms of the Forward Purchase Agreement, as amended

Meteora is not required to purchase an amount of Shares if following such purchase, Meteora’s ownership would exceed 9.9% of the total Shares outstanding immediately after giving effect to such purchase, unless Meteora, at its sole discretion, waives such 9.9% ownership limitation. The Number of Shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares, at Meteora’s discretion, as described under “Optional Early Termination” in the Forward Purchase Agreement, as discussed below.

The Forward Purchase Agreement provides for a prepayment shortfall in an amount in U.S. dollars equal to $1,175,000 (the “Prepayment Shortfall”); provided that Meteora pays $625,000 of the Prepayment Shortfall to us on the Prepayment Date (which amount is netted from the Prepayment Amount) (the “Initial Shortfall”) and, at our request, $250,000 of the Prepayment Shortfall (the “Future Shortfall”) and $300,000 of the Prepayment Shortfall (the “Second Future Shortfall”). As of the date of this Prospectus/Offer to Exchange, the entire Prepayment Shortfall has been paid to us.

Meteora in its sole discretion can sell Recycled Shares at any time following the Trade Date and at any sales price, without payment by Meteora of any Early Termination Obligation until such time as the proceeds from such sales equals 100% of the Initial Shortfall and 100% of the Future Shortfall actually paid to the Company (as set forth under Shortfall Sales in the Forward Purchase Agreement) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). Meteora provided notice to the Company with respect to a Shortfall Sale of 233,724 designated Shortfall Sale Shares with respect to 100% of the Prepayment Shortfall. A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions of the Forward Purchase Agreement applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the Forward Purchase Agreement applicable to Terminated Shares, when an OET Notice is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of Meteora (as further described in the “Optional Early Termination” and “Shortfall Sales” sections in the Forward Purchase Agreement).

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The Forward Purchase Agreement provides that the Company will pay to Meteora the Prepayment Amount equal to (x) the product of (i) the Number of Shares and (ii) the redemption price per share as defined in Article 49.5 of Oxbridge’s Amended and Restated Memorandum and Articles of Association, effective as of August 11, 2021, as amended from time to time (the “Initial Price”), less (y) the Prepayment Shortfall.

We paid to Meteora the Prepayment Amount required under the Forward Purchase Agreement directly from the Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in Oxbridge’s initial public offering and the sale of private placement warrants (the “Trust Account”); with the price paid by Meteora for purchase of the initial 247,000 Additional Shares netted against such Prepayment Amount proceeds. For the avoidance of doubt, any Additional Shares purchased by Meteora are included in the Number of Shares under the Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount.

Following the Closing of the Business Combination, the reset price (the “Reset Price”) is initially the Initial Price. The Reset Price is subject to reset on a bi-weekly basis commencing the first week following the thirtieth day after the closing of the Business Combination to be the lowest of (a) the then current Reset Price, (b) the Initial Price and (c) the VWAP Price of the shares of the prior two weeks; provided that the Reset Price will also be reduced upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering. The Maximum Number of Shares subject to the Forward Purchase Agreement shall be increased upon the occurrence of a Dilutive Offering to that number of Shares equal to the quotient of (i) the Purchased Amount divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00.

From time to time and on any date following the Trade Date (any such date, an “OET Date”) and subject to the terms and conditions in the Forward Purchase Agreement, Meteora may, in its absolute discretion, terminate the Transaction in whole or in part by providing written notice to the Company (the “OET Notice”), by the later of (a) the fifth Local Business Day following the OET Date and (b) no later than the next Payment Date following the OET Date, (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Company will be entitled to an amount from Meteora, and Meteora will pay to the Company an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date. The payment date may be changed within a quarter at the mutual agreement of the parties.

The valuation date will be the earlier to occur of (a) the date that is two (2) years after the closing date of the Business Combination (the “BC Closing Date”) pursuant to the Business Combination Agreement, (b) the date specified by Meteora in a written notice to be delivered to the Company at Meteora’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event, (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event, and (c) the date specified by Meteora in a written notice to be delivered to the Company at Meteora’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective). The Valuation Date notice will become effective immediately upon its delivery from Meteora to the Company in accordance with the Forward Purchase Agreement.

On the Cash Settlement Payment Date, which is the tenth Local Business Day immediately following the last day of the Valuation Period, Meteora will remit to the Company an amount equal to the Settlement Amount and will not otherwise be required to return to the Company any of the unpaid Prepayment Amount and the Company shall remit to Meteora the Settlement Amount Adjustment; provided, that if the Settlement Amount less the Settlement Amount Adjustment is a negative number and either clause (x) of Settlement Amount Adjustment applies or the Company has elected pursuant to clause (y) of Settlement Amount Adjustment to pay the Settlement Amount Adjustment in cash, then neither Meteora nor the Company shall be liable to the other party for any payment under the Cash Settlement Payment Date section of the Forward Purchase Agreement.

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The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934.

Copies of the form of Forward Purchase Agreement and each amendment thereto are filed as Exhibit 10.5, 10.14, and 10.17, respectively, to the Registration Statement of which this Prospectus/Offer to Exchange forms a part, and the foregoing description of the Forward Purchase Agreement, as amended, is qualified in its entirety by reference to the Forward Purchase Agreement and its amendments and they are incorporated herein by reference.

FPA Funding Amount PIPE Subscription Agreement

On August 6, 2023, Oxbridge entered into a FPA Funding Amount PIPE Subscription Agreement with Meteora providing for the terms and conditions under which Meteora would purchase Additional Shares, covered by the Forward Purchase Agreement, directly from the Company in a private placement, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

Pursuant to the FPA Funding Amount PIPE Subscription Agreement, Meteora agreed to subscribe for and purchase, and Oxbridge agreed to issue and sell to Meteora, on the BC Closing Date, an aggregate of up to 1,186,952 Oxbridge Shares, less the Recycled Shares in connection with the Forward Purchase Agreement. On August 10, 2023, Meteora was issued 247,756 shares of Jet.AI common stock pursuant to the FPA Funding Amount PIPE Subscription Agreement. Pursuant to the Forward Purchase Agreement Confirmation Amendment, the number of shares of Jet.AI common stock issued to Meteora was increased to 548,127 pursuant to the FPA Funding Amount PIPE Subscription Agreement.

A copy of the FPA Funding Amount PIPE Subscription Agreement is filed as Exhibit 10.6 to the Registration Statement of which this Prospectus/Offer to Exchange forms a part, and the foregoing description of the FPA Funding Amount PIPE Subscription Agreement is qualified in its entirety by reference thereto and is incorporated herein by reference.

Bridge Agreement

On September 11, 2023, the Company entered into a binding term sheet (“Bridge Agreement”) with eight investors to provide the Company $500,000 of short-term bridge financing pending its receipt of funds from its other existing financing arrangements. During the month of September, the Company engaged in discussions with numerous third parties to secure short-term bridge funding but was not offered terms it found acceptable. Rather, certain related parties of the Company and other parties agreed to provide the Company with this financing on substantially better material terms than it had received from unaffiliated third parties.

The Bridge Agreement was entered into with, and funding was provided by, Michael Winston, the Executive Chairman of the Board and Interim Chief Executive Officer, Wrendon Timothy, a member of the Board and all three Committees of the Board, William Yankus, a member of the Board and two of its Committees, and Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as the four other investors named in the Bridge Agreement.

Given Mr. Winston’s dual role as a participant in the negotiations with third parties and his participation in the bridge financing itself, for avoidance of doubt, he waived any right to receive accrued interest on the principal amount of his Note, as well as any redemption premium or any increase in the principal amount of his Note in connection with an event of default (the “Waiver”). The Company’s Audit Committee pursuant to its Certificate of Incorporation, and the full Board, including a majority of disinterested directors, unanimously approved the Agreement, in each case finding that the Agreement was in the best interests of the Company and its stockholders.

As of December 31, 2023, the Bridge Agreement provided for the issuance of Notes, in an aggregate principal amount of $625,000, reflecting a 20% original issue discount. The Notes bore interest at 5% per annum and matured on March 11, 2024. The Company was required to redeem the Notes with 100% of the proceeds of any equity or debt financing at a redemption premium of 110% of the principal amount of the Notes. In March, the Company fully repaid the Bridge Agreement in the amount of approximately $683,000, representing principal, redemption premium and interest.

A copy of the Bridge Agreement and the Waiver are filed as Exhibits 10.15 and 10.16, respectively, to the Registration Statement of which this Prospectus/Offer to Exchange forms a part.

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Other Equity Issuances and Settlement Arrangements

Maxim Payment and Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (the “Maxim Settlement Agreement”) with Maxim, the underwriter for the Company’s IPO. Pursuant to the Maxim Settlement Agreement, the Company issued to Maxim Partners in a private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, (a) 270,000 Common Shares to Maxim Partners to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim and (b) 1,127 Series A Preferred Shares to Maxim Partners in an amount equal in value to $1,127,000. The Series A Preferred Shares accrue interest at the rate of 8% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly and, at the Company’s option, in Common Shares. The Series A Preferred Shares are convertible into 112,700 Common Shares. The Company also issued 115,000 Common Shares to Maxim Partners on August 16, 2021, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, to meet a payment obligation under the underwriting agreement in connection with Oxbridge’s IPO, representing a value of $9.00 per share reflecting an allocation of the $10.00 per Unit IPO price. The above issued and issuable Common Shares are subject to a registration rights agreement.

The Company may, subject to certain conditions, redeem the outstanding Series A Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company is required to redeem all the outstanding Series A Preferred Shares on August 10, 2024, which will be automatically extended by an additional three-month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds will be used to redeem the Series A Preferred Shares if requested by the holder.

The foregoing description of the Maxim Settlement Agreement and registration rights agreement is qualified in its entirety by the full text of such agreements, copies of which are filed as Exhibit 10.10 and Exhibit 10.11, respectively, to the Registration Statement of which this Prospectus/Offer to Exchange forms a part. The terms of the Series A Convertible Preferred Stock are set forth in the Designation of the Series A Convertible Preferred Stock filed as Exhibit 3.2 to the Registration Statement and is incorporated herein by reference.

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into settlement agreement with the Sponsor (the “Sponsor Settlement Agreement”). Pursuant to the Sponsor Settlement Agreement, the Company issued, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, 575 Series A-1 Preferred Shares to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The Series A-1 Preferred Shares accrue interest at the rate of 5% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly in cash. The Series A-1 Preferred Shares are convertible into 57,500 Common Shares. The Common Shares issuable upon conversion of the Series A-1 Preferred Shares are subject to a registration rights agreement between the Company and Sponsor.

The Company may, subject to certain conditions, redeem the outstanding Series A-1 Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company is required to redeem all the outstanding Series A-1 Preferred Shares on August 10, 2024, automatically extended by an additional three-month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds will be used to redeem the Series A-1 Preferred Shares if requested by the holder.

The foregoing description of the Sponsor Settlement Agreement and registration rights agreement is qualified in its entirety by the full text of such agreements, copies of which are filed as Exhibit 10.12 and Exhibit 10.13, respectively, to the Registration Statement of which this Prospectus/Offer to Exchange forms a part. The terms of the Series A-1 Convertible Preferred Stock are set forth in the Designation of the Series A-1 Convertible Preferred Stock filed as Exhibit 3.3 to the Registration Statement and is incorporated herein by reference.

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Warrants

On various dates at the end of December 2023 and through early 2024, we entered a number of separate Warrant exchange agreements (the “Warrant Exchange Agreements”) with various unaffiliated third-party Warrantholders with respect to warrants to purchase an aggregate of 1,486,217 Common Shares (the “Exchanged Warrants”). Pursuant to these Warrant Exchange Agreements, the Company issued an aggregate of 1,486,217 Common Shares to those Warrantholders in exchange for the surrender and cancellation of the Exchanged Warrants, in reliance upon the exemption from the registration requirements under Section 3(a)(9) under the Securities Act of 1933, as amended.

A copy of the form of Warrant Exchange Agreement is filed as Exhibit 10.18 to the Registration Statement of which this Prospectus/Offer to Exchange forms a part. The above summary of the Warrant Exchange Agreement does not purport to be complete and is qualified in its entirety by reference thereto and is incorporated herein by reference herein.

In December 2023 and January 2024, holders of an aggregate of 154,563 Redeemable Warrants were exercised for an equal number of shares of our Common Stock, generating net proceeds to us of $1,777,475.

Additional sales and resales of our Common Stock may hinder our ability to raise capital.

Our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of Common Shares by selling stockholders, which could result in a significant decline in the trading price of our Common Stock and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. In addition, debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our operations. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of this Prospectus/Offer to Exchange entitled “Risk Factors.”.

Cash Flows

Comparison of the Years Ended December 31, 2023 and 2022

As of December 31, 2023, the Company’s cash and equivalents were approximately $2.1 million, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below.

The following table summarizes our cash flows for year ended December 31, 2023 and 2022:

	For the year ended December 31,
	2023	2022
Net cash used in operating activities	$(3,783,473)	$(96,042)
Net cash (used in) provided by investing activities	(190,998)	$290,488
Net cash provided by financing activities	4,547,623	$689,451
Increase in cash and cash equivalents	$573,152	$883,897

Cash Flow from Operating Activities

The increase in net cash used in operating activities for 2023 was primarily driven by increase in operating loss discussed above.

Cash Flow from Investing Activities

Net cash used in investing activities for the year ended December 31, 2023 was $190,998, primarily relating to the Company’s investment in 380 Software LLC, a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services as well as the purchase of the Jet.AI domain name. This is compared to net cash provided by investing activities in 2022 of $290,488 driven by an increase in aircraft deposit rebates.

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Cash Flow from Financing Activities

Net cash provided by financing activities of $4.5 million for the year ended December 31, 2023, was primarily driven by net offering proceeds (net of offering costs from the Company’s Regulation A offering) of $2.4 million. These net offering proceeds reflect (1) approximately $1.2 million in proceeds from the Forward Purchase Agreement and (2) approximately $1.2 million of net proceeds from the latter part of the Company’s Regulation A offering of non-voting common stock which terminated in January 2023. From June 2021 to January 2023, the Company conducted an offering under Regulation A and issued 8,767,126 shares, or approximately 271,000 Common Shares and 432,000 Merger Consideration Warrants following the Business Combination, and representing approximately $6.6 million in gross proceeds. In addition, in 2023 the Company raised $500,000 under its Bridge Agreement, approximately $1.0 million from the exercise of warrants and approximately $621,000 of proceeds from the Business Combination.

Comparison of the Three Months Ended March 31, 2024 and 2023

As of March 31, 2024, the Company’s cash and equivalents were $595,555, including $500,000 of restricted cash under its aircraft leasing arrangements described below.

The following table summarizes our cash flows for the three months ended March 31, 2024 and 2023:

	For the three months ended March 31,
	2024	2023
Net cash used in operating activities	$(2,520,790)	$(1,192,047)
Net cash used in investing activities	(12,922)	(93,633)
Net cash provided by financing activities	1,028,724	1,151,726
Decrease in cash and cash equivalents	$(1,504,988)	$(133,954)

Cash Flow from Operating Activities

Net cash used in operating activities for the three months ended March 31, 2024 was approximately $2.5 million compared to approximately $1.2 million for the three months ended March 31, 2023 and was primarily driven by the increase in operating loss discussed above.

Cash Flow from Investing Activities

Net cash used in investing activities for the three months ended March 31, 2024 was $13,000 compared to approximately $94,000 for the three months ended March 31, 2023, primarily relating to the Company’s 2023 investment in 380 Software LLC, a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services as well as the purchase of the Jet.AI domain name.

Cash Flow from Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2024 was approximately $1.0 million. Cash provided by financing activities was primarily driven by warrant exercises and proceeds from the sale of common stock under the Share Purchase Agreement, partially offset repayments of notes payable.

Aircraft Financing Arrangements

In November 2021 and April 2022, the Company entered into two separate five-year leasing arrangements for the acquisition of two of its HondaJet Elite aircraft. At any time during their term, the Company has the option to purchase either aircraft from the lessor at the aircraft’s fair market value at that time. The leasing arrangements also require the Company to hold a combined liquidity reserve of $500,000 in a separate bank account pledged as security to the lessor, which the Company records as restricted cash on its balance sheet, as well as a maintenance reserve of approximately $690,000 for each leased aircraft, which is held by the lessor in the event the lessor determines that the relevant aircraft is not being maintained in accordance with the lease requirements or to prevent deterioration of the aircraft. Events of default under the leasing arrangements include, among other things, failure to make the monthly payments (with a 10-day cure period), default on other indebtedness, breaches of covenants related to insurance and maintenance requirements, change of control or merger, insolvency and a material adverse change in the Company’s business, operations or financial condition. Please see Note 5 to the Company’s financial statements for the year ended December 31, 2023 for a further description of these leasing arrangements.

In June 2022, the Company received an unsolicited offer for the outright purchase of one of its HondaJet Elite aircraft, which netted the Company approximately $1.2 million of proceeds over the leased cost. After internal financial and legal review, the Company determined that the sale of the aircraft would offer a net benefit to its stakeholders. The Company considered a number of factors in making this decision, including but not limited to: (1) the availability of replacement aircraft, (2) pilot availability, (3) the time to register the aircraft for commercial use, and (4) the risk-adjusted lifetime return on capital associated with operating the aircraft relative to the purchase price offered.

Critical Accounting Estimates

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since its inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022 and 2023. During the next twelve months, the Company intends to fund its operations with funds from its operations, and drawdowns under the Share Purchase Agreement, as well as proceeds from other financing arrangements. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The consolidated balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation for the Business Combination

The Business Combination was accounted for as a Reverse Recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

Jet Token has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

●	Jet Token’s existing stockholders have the greatest voting interest in the combined entity;

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●	Jet Token existing stockholders have the ability to nominate a majority of the initial members of the combined entity board;
●	Jet Token’s senior management is the senior management of the combined entity;
●	Jet Token is the larger entity based on historical operating activity and has the larger employee base; and
●	The post-combination company has assumed a Jet Token branded name: “Jet.AI Inc.”

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the fair value of options granted. Although considerable variability is likely to be inherent in these estimates, management believes that the amounts provided are reasonable. These estimates are continually reviewed and adjusted if necessary. Such adjustment is reflected in current operations.

Revenue Recognition

In applying the guidance of ASC 606, the Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from a variety of sources including, but not limited to, (i) fractional/whole aircraft sales, (ii) fractional ownership and jet card programs, (iii) ad hoc charter through the Jet Token App (replaced by CharterGPT) and (iv) aircraft management.

Under the fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a monthly management fee and an occupied hourly fee based on usage. Revenues from the sale of fractional or whole interests in an aircraft are recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The jet card program consists of a fixed hourly rate for flight hours typically paid 100% up front.

Revenue is recognized upon transfer of control of the Company’s promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time.

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Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized when the Company satisfies its performance obligation to the customer at a future date.

The Company also generates revenues from individual ad hoc charter bookings processed through the Company’s booking app, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the app. In addition, Cirrus markets charter on the Company’s aircraft for the Company’s benefit. Deferred revenue with respect to bookings through the app was $268,818 as of December 31, 2023.

The Company utilizes certificated independent third-party air carriers in the performance of a portion of flights. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to members is similar regardless of which third-party air carrier is involved. The Company directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements. Owner charter revenue is recognized for flights where the owner of a managed aircraft sets the price for the trip. The Company records owner charter revenue at the time of flight on a net basis for the margin we receive to operate the aircraft. If the Company has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.

Flights

Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round-trip flights, revenue is recognized upon arrival at the destination for each flight segment.

Fractional and jet card members pay a fixed quoted amount for flights based on a contractual capped hourly rate. Ad hoc charter customers primarily pay a fixed rate for flights. In addition, flight costs are paid by members through the purchase of dollar-denominated prepaid blocks of flight hours (“Prepaid Blocks”), and other incidental costs such as catering and ground transportation are billed monthly as incurred. Prepaid Blocks are deferred and recognized as revenue when the member completes a flight segment.

Aircraft Management

The Company manages aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes the recovery of owner-incurred expenses including maintenance coordination, cabin crew and pilots, as well as recharging of certain incurred aircraft operating costs and expenses such as maintenance, fuel, landing fees, parking, and other related operating costs. The Company passes the recovery and recharge costs back to owners at either cost or a predetermined margin.

Aircraft management-related revenue contains two types of performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.

Aircraft Sales

The Company acquires aircraft from vendors and various other third-party sellers in the private aviation industry. The Company’s classifies the purchase as aircraft inventory on the consolidated balance sheets. Aircraft inventory is valued at the lower of cost or net realizable value. Sales are recorded on a gross basis within revenues and cost of revenue in the consolidated statements of operations.

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Pass-Through Costs

In applying the guidance of ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are distinct performance obligations. The Company then assesses whether it is acting as an agent or a principal for each identified performance obligation and includes revenue within the transaction price for third-party costs when the Company determines that it is acting as the principal.

Cost of Sales

The cost of sales expenses includes costs incurred in providing air transportation services, such as chartering third-party aircraft, aircraft lease expenses, pilot training and wages, aircraft fuel, aircraft maintenance, and other aircraft operating expenses.

1.	Chartering Third-Party Aircraft: The cost of chartering third-party aircraft is recorded as a part of the cost of sales expense. These expenses include the fees paid to third-party operators for providing aircraft services on behalf of the company. Expenses are recognized in the income statement in the period when the service is rendered and are reported on an accrual basis.

2.	Aircraft Lease Expenses: Aircraft lease expenses include the cost of leasing aircraft for the company’s operations. The lease expenses are recognized as an operating expense in the income statement over the lease term on a straight-line basis.

3.	Pilot Training and Wages: Pilot training costs are expensed as incurred and are included in the cost of sales expenses. This encompasses expenses related to initial pilot training, recurrent training, and any additional required training programs. Pilot wages, including salaries, bonuses, and benefits, are also recognized as a part of the cost of sales expenses and are reported on an accrual basis.

4.	Aircraft Fuel: The cost of aircraft fuel is recognized as an expense in the cost of sales category based on the actual consumption during flight operations. Fuel costs are recorded in the income statement in the period when the fuel is consumed and are reported on an accrual basis.

5.	Aircraft Maintenance: Aircraft maintenance expenses include both routine and non-routine maintenance. Routine maintenance costs are expensed as incurred and are recorded as a part of the cost of sales expense. Non-routine maintenance expenses, such as major repairs and overhauls, are capitalized and amortized over their expected useful life. The amortization expense is included in the cost of sales expense and is recognized in the income statement on a straight-line basis over the asset’s useful life.

6.	Other Aircraft Operating Expenses: Other aircraft operating expenses include costs such as insurance, landing fees, navigation charges, and catering services. These expenses are recognized in the income statement as a part of the cost of sales expenses in the period when they are incurred and are reported on an accrual basis.

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Trend Information

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, federal and foreign governmental policy decisions. A host of factors beyond Jet.AI’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: (i) changes in the airline industry; (ii) fuel and operating costs; (iii) changes to corporate governance best practices for executive flying; (iv) general demand for private jet travel; (v) regulations on carbon emissions from aviation; and (vi) market acceptance of the Company’s business model. These adverse conditions could affect the Company’s financial condition and the results of operations.

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MANAGEMENT

The following is a list of our directors and executive officers.

Name	Age	Position
Michael D. Winston, CFA	47	Executive Chairman and Interim Chief Executive Officer, Director
George Murnane	66	Interim Chief Financial Officer, Director
William Yankus(1)(3)	63	Director
Wrendon Timothy(1)(2)(3)	43	Director
Patrick McNulty	40	Chief Operating Officer
Lt. Col. Ran David(2)	48	Director
Donald Jeffrey Woods(3)	47	Director
Ehud Talmor(1)(2)	48	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Effective upon the closing of the Business Combination, Michael D. Winston was appointed to serve as Jet.AI’s Executive Chairman and as Jet.AI’s interim Chief Executive Officer and George Murnane was appointed to serve as Jet.AI’s interim Chief Financial Officer until Jet.AI completes its ongoing search for a long-term Chief Financial Officer, at which point Mr. Winston will step down from his role as interim Chief Executive Officer and Mr. Murnane will transition from Jet.AI’s interim Chief Financial Officer to its Chief Executive Officer.

Executive Officers

Michael D. Winston, CFA founded Jet.AI in 2018 and has served as its Executive Chairman since its founding. Upon completion of the Business Combination, he is serving as Interim Chief Executive Officer until such time as the Company hires a permanent Chief Financial Officer. Mr. Winston began his career in 1999 with Credit Suisse First Boston Corporation and later worked as a portfolio manager at Millennium Partners LP. In 2012, Mr. Winston formed the Sutton View group of companies, an alternative asset management platform where he advised one of the largest academic endowments in the world. Mr. Winston received an MBA in Finance and Real Estate from Columbia Business School in 2005, and a BA in Economics from Cornell University in 1999. While at Cornell he studied for a year at the London School of Economics and at age 18 won a $1 million prize from IBM for his first startup company. Mr. Winston is a CFA Charterholder, and a member of the Economic Club of New York. We believe Mr. Winston is qualified to serve as a director because of his operational and historical expertise gained from serving as Jet Token’s Founder and Executive Chairman.

George Murnane has served as Jet.AI’s Chief Executive Officer since September 2019. Upon completion of the Business Combination, he was named Interim Chief Financial Officer until such time as the Company hires a permanent Chief Financial Officer, at which time he will again assume the role of Chief Executive Officer. Mr. Murnane has over 20 years of senior executive experience, including 14 years as a Chief Operating Officer and/or Chief Financial Officer in the air transportation and aircraft industry, including as Chief Executive Officer for ImperialJet S.a.l from 2013 to 2019, Chief Operating Officer and Acting Chief Financial Officer of VistaJet Holdings, S.A. in 2008, Chief Financial Officer of Mesa Air Group from 2002 to 2007, Chief Operating Officer and Chief Financial Officer of North-South Airways from 2000 to 2002, Executive Vice President, Chief Operating Officer and Chief Financial Officer of International Airline Support Group from 1996 to 2002 and Executive Vice President and Chief Operating Officer of Atlas Air, Inc. from 1995 to 1996. From 2009 until he joined Jet Token, Mr. Murnane was a managing partner of Barlow Partners, a consulting services firm providing operational and financial management, merger and acquisition, financing and restructuring expertise to industrial and financial companies. Mr. Murnane received an MBA from The Wharton School of the University of Pennsylvania and a BA in Economics from the University of Pennsylvania in 1980. We believe Mr. Murnane is qualified to serve as a director because of his expertise gained from serving as Jet Token’s Chief Executive Officer and his extensive financial experience.

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Patrick McNulty has served as Jet.AI’s Chief Operating Officer since June 2021. Prior to joining Jet Token, Mr. McNulty served as a manager of Sales Operations and Business Development with Honda Aircraft Company. While with Honda Aircraft, Mr. McNulty led the development of a robust sales engineering team and was instrumental in product development and market analysis for the manufacturer. Prior to Honda Aircraft Company, Mr. McNulty worked in the aircraft engine division of Rolls-Royce North America and at light jet manufacturer Eclipse Aviation. Mr. McNulty is a graduate of the Embry-Riddle Aeronautical University (BS Aerospace Engineering, MBA Aviation).

Non-Employee Directors

Wrendon Timothy served as Oxbridge’s Chief Financial Officer, Treasurer, Secretary, and director since April 2021 until the completion of the Business Combination. He has served as a director, chief financial officer, and corporate secretary of Oxbridge Re Holdings Limited (NASDAQ: OXBR), a Cayman Islands based NASDAQ-listed reinsurance holding company. He has served in the positions of chief financial officer and corporate secretary since August 2013 and as a director since November 2021. In his role, he has provided financial and accounting consulting services with a focus on technical and SEC reporting, compliance, internal auditing, corporate governance, mergers & acquisitions analysis, risk management, and CFO and controller services. Mr. Timothy also serves as an executive and director of Oxbridge Reinsurance Limited and Oxbridge Re NS, the wholly-owned licensed reinsurance subsidiaries of Oxbridge Re Holdings Limited. Mr. Timothy also serves as a director of Oxbridge’s Sponsor, OAC Sponsor Ltd, and as a director of SurancePlus Inc., a British Virgin Islands wholly-owned Web3 subsidiary of Oxbridge Re Holdings Limited.

Mr. Timothy started his financial career at PricewaterhouseCoopers (Trinidad) in 2004 as an Associate in their assurance division, performing external and internal audit work, and tax-related services. Throughout his career progression and transitions through KPMG Trinidad and PricewaterhouseCoopers (Cayman Islands), Mr. Timothy has successfully delivered services across both the public and private sectors, spanning insurance and reinsurance, banking, hedge funds, trusts, investment management, manufacturing, beverage, construction, glass, healthcare, retail, construction, marketing, restaurant, software, sports, and tourism industries. Mr. Timothy management roles allowed him to be heavily involved in the planning, budgeting, and leadership of engagement teams, serving as a liaison for senior client management, and advising on technical accounting matters. Mr. Timothy is a Fellow of the Association of Chartered Certified Accountants (ACCA), a Fellow Chartered Corporate Secretary and also holds a Postgraduate Diploma in Business Administration and a Master of Business Administration, with Distinction (with a Specialism in Finance (with Distinction), from Heriot Watt University in Edinburg, Scotland. Mr. Timothy holds directorship and leadership roles with a number of privately-held companies, and also serves on various not-for-profit organizations, including his governance role as Chairman of Audit & Risk Committee of The Utility Regulation & Competition Office of the Cayman Islands, and Audit Committee Chairman of the Cayman Islands Conference of SDA. Mr. Timothy is an active Fellow Member of the ACCA, an active member of the Cayman Islands Institute of Professional Accountants (CIIPA), an active Fellow Member of the Chartered Governance Institute (formerly the Institute of Chartered Secretaries and Administrators) and a member of the Cayman Islands Directors Association.

We believe that Mr. Timothy is qualified to serve as a director because of his extensive capital markets experience and significant expertise across a wide array of corporate matters.

William L. Yankus served as one of Oxbridge’s independent directors since August 2021. Mr. Yankus is an experienced investment banking specialist with a demonstrated history of working in the insurance industry. Since July 2015, Mr. Yankus has served as Founder and Principal of Pheasant Hill Advisors, LLC, a New York based advisor firm that provides various research, advisory, private equity capital raising and M&A services primarily to the insurance industry and insurance industry investors. Since March 2016, Mr. Yankus has served on the board of directors of Kingstone Companies, Inc. (NASDAQ: KINS), a New York based NASDAQ-listed property and casualty insurance company. He has also served as the Chairman of Kingstone’s Compensation Committee since April 2017, and as the Chairman of Kingstone’s Investment Committee since February 2020. Mr. Yankus is also a Senior Advisor at Independent Insurance Analysts LLC, which provides investment analysis, credit research and investment banking services related to the life insurance industry.

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From September 2011 to June 2015, Mr. Yankus served as Managing Director for Sterne Agee, one of the oldest privately owned financial services firm in the USA. Sterne Agee offered wealth management and investment services to a diverse client base and custodies nearly $26 billion in client assets. Prior to Sterne Agee, Mr. Yankus also held executive and leadership roles with other reputable financial services and investment banking firms, including serving as Head of Insurance Research at Macquarie Group from December 2009 to November 2010, Managing Director-Insurance Research for Fox-Pitt, Kelton from May 1993 to November 2009, and Vice President, Insurance Research at Conning & Company from June 2185 to Apr 1993. He completed the CFA program in 1989 and passed the CT uniform CPA exam in 1984. He received his B.A. degree in Economics and Accounting from The College of the Holy Cross.

Mr. Yankus brings significant leadership, insurance, public company, mergers and acquisitions, corporate governance, and investment banking experience to our Board of Directors.

Ehud Talmor (Maj. IAF Ret.) is a decorated, retired, senior officer from the Israeli Air Force with over twenty-five years of experience in all aspects of air combat and aircraft logistics. He began his career in 1995 as a fighter pilot and later, flight instructor. He subsequently took on a variety of supervisory roles, including F-16 deputy squadron commander. In 2007, he joined the Acquisitions Department of the Israeli Ministry of Defense and later held the position of Project Manager for three separate Air Force jet acquisition projects. The jet acquisition projects were: (1) the Beechcraft T-6II, (2) the Leonardo M-346, and (3) the Lockheed Martin F-35A. In addition to serving as Project Manager for the F-35 program, Mr. Talmor was also the Israeli Air Force’s Chief Instructor for the F-35. Mr. Talmor graduated from I.D.C. Herzliya with a B.A. in Psychology. We believe Mr. Talmor is qualified to serve as a director because of his considerable aviation industry, business, and project management experience.

Lt. Col. Ran David (IAF) is a decorated combat pilot in the Israeli Air Force. He has served as a deputy squadron commander and spent ten years as a flight instructor. One of Lt. Col David’s primary responsibilities has been to train, test and approve new IAF fighter pilots. Lt. Col David is a graduate of the USAF Air Command and Staff College and the University of Haifa. Lt. Col David is qualified to serve as a director because of his considerable aviation industry and pilot training experience.

Jeff Woods is currently the Co-Founder and Chief Product Officer of Puzl LLC, a company using artificial intelligence to transform retail. He also currently serves as President and Board Member of Woods Supermarket, Inc., a mid-sized family-owned chain of supermarkets operating across Missouri, which has been serving its communities for over 75 years. Prior to these roles, from 2011 to 2019, Mr. Woods served in roles of Vice President of Marketing Strategy and Chief Product Strategist with SAP SE (NYSE: SAP) in London and New York. From 2001 to 2011, Mr. Woods served as Vice President of Enterprise Applications Research at Gartner Inc (NYSE: IT) where he was the global lead for enterprise applications. Prior to this, Mr. Woods built and sold his own logistics company. Mr. Woods is a graduate of Cornell University in Applied Economics and holds an MBA from Columbia Business School. Mr. Woods is qualified to serve as a director because of his considerable technology development, AI, business, and marketing experience.

Family Relationships

There are no familial relationships among the Jet.AI directors and executive officers.

Board Composition

The Jet.AI Board is comprised of seven directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Jet.AI’s directors are among the three classes as follows:

●	the Class I directors are Lt. Col. Ran David and Jeffrey Woods and their terms will expire at the first annual meeting of stockholders after Closing;

●	the Class II directors are William Yankus and Wrendon Timothy and their terms will expire at the second annual meeting of stockholders after Closing; and

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●	the Class III directors are Michael Winston, George Murnane and Ehud Talmor and their terms will expire at the third annual meeting of stockholders after Closing.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of Jet.AI stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation, or removal. This classification of the Jet.AI Board may have the effect of delaying or preventing changes in Jet.AI’s control or management.

The Company’s Certificate of Incorporation and Bylaws provide that only the Jet.AI Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors. The Certificate of Incorporation and Bylaws s also provide that Jet.AI’s directors may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

Director Independence

The Jet.AI Board determined that each of the directors serving on the Jet.AI Board, other than Michael Winston and George Murnane, qualifies as an independent director, as defined under the listing rules of Nasdaq, and the Jet.AI Board consists of a majority of “independent directors,” as defined under the applicable rules of the SEC and Nasdaq relating to director independence requirements. In addition, Jet.AI is subject to certain rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Board Leadership Structure

It is not expected that the Jet.AI Board will have a policy requiring the positions of the Chairperson of the board of directors and Chief Executive Officer to be separate or held by the same individual. The members of the Jet.AI Board believe that this determination should be based on circumstances existing from time to time, based on criteria that are in Jet.AI’s best interests and the best interests of its stockholders, including the composition, skills and experience of the board and its members, specific challenges faced by Jet.AI or the industry in which it operates and governance efficiency. The Jet.AI Board adopted Corporate Governance Guidelines, which provide for the appointment of a lead independent director at any time when the Chairperson is not independent. Ehud Talmor serves as the lead independent director.

Board Committees

The Jet.AI Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which have the composition and responsibilities described below. The Jet.AI Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Jet.AI Board will delegate various responsibilities and authority to its committees and the committees will regularly report on their activities and actions to the full board of directors. Members will serve on these committees until their resignation or until otherwise determined by the Jet.AI Board. The Jet.AI Board may establish other committees to facilitate the management of Jet.AI’s business as it deems necessary or appropriate from time to time.

Each committee of the Jet.AI Board will operate under a written charter approved by the Jet.AI Board. Copies of each charter are posted on the Investor Relations section of Jet.AI’s website at investors.jet.ai. The inclusion of the Company’s website address or the reference to Jet.AI’s website in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

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Audit Committee

Jet.AI’s audit committee is comprised of Wrendon Timothy, William Yankus and Ehud Talmor, with Mr. Timothy serving as audit committee chairperson. The Jet.AI Board determined that Messrs. Timothy, Yankus and Talmor each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. In addition, the Jet.AI Board determined that each of Messrs. Timothy and Yankus is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of the audit committee and the Jet.AI Board. The audit committee will be responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit Jet.AI’s financial statements;

●	helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;

●	reviewing and discussing the results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, Jet.AI’s interim and year-end operating results;

●	reviewing Jet.AI’s financial statements and critical accounting policies and estimates;

●	reviewing the adequacy and effectiveness of Jet.AI’s internal controls;

●	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;

●	overseeing Jet.AI’s policies on risk assessment and risk management;

●	overseeing compliance with Jet.AI’s code of business conduct and ethics;

●	reviewing related-party transactions; and

●	approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

The audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which is available on Jet.AI’s website. All audit services to be provided to Jet.AI and all permissible non-audit services, other than de minimis non-audit services, to be provided to Jet.AI by Jet.AI’s independent registered public accounting firm will be approved in advance by the audit committee.

Compensation Committee

Jet.AI’s compensation committee is comprised of Lt. Col. Ran David, Wrendon Timothy and Ehud Talmor, and Mr. Talmor is the chairperson of the compensation committee. The Jet.AI Board determined that each member of the compensation committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee is responsible for, among other things:

●	reviewing, approving, and determining, or making recommendations to the Jet.AI Board regarding, the compensation of Jet.AI’s executive officers, including the Chief Executive Officer;

●	making recommendations regarding non-employee director compensation to the full Jet.AI Board;

●	administering Jet.AI’s equity compensation plans and agreements with Jet.AI executive officers;

●	reviewing, approving, and administering incentive compensation and equity compensation plans; and

●	reviewing and approving Jet.AI’s overall compensation philosophy.

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The compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and Nasdaq listing standards, and is available on Jet.AI’s website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of William Yankus, Wrendon Timothy and Jeff Woods, and Mr. Woods is the chairperson of the nominating and corporate governance committee. The Jet.AI Board determined that each member of the nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. The nominating and corporate governance committee is responsible for, among other things:

●	identifying, evaluating, and selecting, or making recommendations to the Jet.AI Board regarding nominees for election to the Jet.AI Board and its committees;

●	considering and making recommendations to the Jet.AI Board regarding the composition of the Jet.AI Board and its committees;

●	developing and making recommendations to the Jet.AI Board regarding corporate governance guidelines and matters;

●	overseeing Jet.AI’s corporate governance practices;

●	overseeing the evaluation and the performance of the Jet.AI Board and individual directors; and

●	contributing to succession planning.

The nominating and corporate governance committee operates under a written charter, which satisfies the applicable rules of the SEC and Nasdaq listing standards and is available on Jet.AI’s website.

Code of Business Conduct and Ethics

The Jet.AI Board adopted a Code of Business Conduct and Ethics that applies to all of Jet.AI’s directors, officers, and employees, including Jet.AI’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of Jet.AI’s website. In addition, Jet.AI intends to post on the Corporate Governance section of Jet.AI’s website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the Jet.AI compensation committee is or has been at any time one of Jet.AI’s officers or employees. None of Jet.AI’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has or has had one or more executive officers serving as a member of the Jet.AI Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation limits Jet.AI’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Jet.AI’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that Jet.AI will, in certain situations, indemnify Jet.AI’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Jet.AI has entered into separate indemnification agreements with Jet.AI’s directors and officers. These agreements, among other things, will require Jet.AI to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Jet.AI’s directors or officers or any other company or enterprise to which the person provides services at Jet.AI’s request.

Jet.AI also maintains a directors’ and officers’ insurance policy pursuant to which Jet.AI’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Certificate of Incorporation and Bylaws, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

We are considered a smaller reporting company and an “emerging growth company” within the meaning of the JOBS Act and have opted to comply with the executive compensation disclosure rules applicable to such companies. These rules provide for reduced compensation disclosure for the principal executive officer and the two most highly compensated executive officers other than the principal executive officer (the “named executive officers”). This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. In order to provide a fuller understanding of the compensation arrangements with our executive officers, we have presented 2023 information for the full year, including compensation paid by Jet Token prior to the completion of the Business Combination.

For fiscal year 2023, our named executive officers were:

●	Michael Winston, Executive Chairman and Interim Chief Executive Officer of Jet.AI following the Business Combination (Founder and Executive Chairman and Treasurer of Jet Token);

●	George Murnane, Interim Chief Financial Officer of Jet.AI following the Business Combination (Chief Executive Officer and President of Jet Token); and

●	Patrick McNulty, Chief Operating Officer.

We believe our compensation programs should promote the success of the company and align executive incentives with the long-term interests of our stockholders. Our compensation programs reflect our startup origins and consist primarily of salary, bonus, and equity awards. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.

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Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by, and paid to each of the named executive officers for services rendered to Jet.AI in all capacities during 2023:

Name and Principal Position	Salary ($)	Bonus / Commission ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Michael D. Winston	$281,606	$100,000	$—	$20,042	$401,648
Founder and Executive Chairman; Treasurer

George Murnane	$243,255	$100,000	$359,745	$18,885	$721,885
Chief Executive Officer and President

Patrick McNulty	$172,933	$18,106	$205,035	$13,382	$409,455
Chief Operating Officer

(1) Other compensation consists primarily of the cost of medical, dental, vision and disability insurance costs, as well as retirement contributions made on behalf of named executive officers.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

A condition to Jet Token’s obligation to close the Business Combination was that we enter into new or amended employment agreements or arrangements with Michael Winston, George Murnane and Patrick McNulty, effective as of the Closing. The terms of those employment agreements and arrangements are disclosed below.

Michael Winston

On August 8, 2023, Michael Winston entered into an employment offer letter with us to serve as the Company’s Executive Chairman and as the Chief Executive Officer of the Company until a Chief Financial Officer is appointed by the Company to replace George Murnane, who will serve as Chief Financial Officer during the interim period until he becomes the Chief Executive Officer of the Company. Pursuant to the offer letter, Mr. Winston is entitled to receive a base salary of $385,000 and will be eligible to participate in the Company’s performance bonus program, which is expected to be established by December 31, 2024. Mr. Winston is also entitled to participate in the Company’s commission plan for new customer sales and renewal customers and sales of aircraft. Mr. Winston will be eligible for a special cash bonus of $1,500,000 upon a Change of Control (as defined in the offer letter). Pursuant to the offer letter, if Mr. Winston’s employment is terminated without “Cause” or for “Good Reason” (as such terms are defined in the offer letter), Mr. Winston will be entitled to severance in the amount equal to three times his then-current base salary, less all applicable withholdings and deductions, paid over a 12-month period, conditioned upon Mr. Winston delivering a general release of claims in favor of the Company within 30 days following his termination date.

George Murnane

On August 10, 2023, George Murnane entered into an amended and restated employment offer letter with the Company to serve as the Company’s Chief Financial Officer until a replacement Chief Financial Officer is appointed by the Company, at which point Mr. Murnane will become the Chief Executive Officer of the Company. Pursuant to the offer letter, Mr. Murnane is entitled to receive a base salary of $250,000 and will be eligible to participate in the Company’s performance bonus program. Mr. Winston is also entitled to participate in the Company’s commission plan for new customer sales and renewal customers and sales of aircraft. Mr. Murnane will be eligible for a special cash bonus of $1,500,000 upon a Change of Control (as defined in the offer letter). Pursuant to the offer letter, if Mr. Murnane’s employment is terminated without “Cause” or for “Good Reason” (as such terms are defined in the offer letter), Mr. Murnane will be entitled to severance in the amount equal to one times his then-current base salary, less all applicable withholdings and deductions, paid over a 12-month period, conditioned upon Mr. Murnane delivering a general release of claims in favor of the Company within 30 days following his termination date.

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Patrick McNulty

On July 11, 2023, Patrick McNulty entered into an amended and restated employment offer letter with the Company to serve as the Company’s Chief Operating Officer. Pursuant to the offer letter, Mr. McNulty is entitled to receive a base salary of $200,000 and will be eligible to participate in the Company’s performance bonus program. Mr. McNulty is also entitled to participate in the Company’s commission plan for new customer sales and renewal customers and sales of aircraft.

The foregoing descriptions of Mr. Winston’s, Mr. Murnane’s and Mr. McNulty’s offer letters are qualified in their entirety by the full text of such agreements, copies of which are filed as Exhibits 10.3,10.2 and 10.4, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated herein by reference.

Benefits and Perquisites

Following the Business Combination, we adopted a Fringe Benefit Perk Policy for all full-time employees. This Police provides for the following fringe benefits:

●	Bi-weekly reimbursement for automotive costs (up to $600);

●	Bi-weekly reimbursement for mobile phone costs (up to $150);

●	Bi-weekly reimbursement for health club (up to $100);

●	For employees that opt for the High Deductible Health Plan offered by our healthcare provider, a $1,500 annual tax-free contribution to an HSA by the company on the employee’s behalf; and

●	Employee achievement awards - up to $1,600 of non-taxable tangible personal property each year, other than cash, cash equivalent or gift card Employee achievement awards (up to $1,600).

We also provide a tax-qualified Section 401(k) plan to our employees for which the company matches 100% of contributions up to 6% of the employee’s salary. In addition, our directors and officers may make personal use of company aircraft provided (1) the aircraft and its crew cannot reasonably be utilized for profit during the time required to safely execute a proposed flight, (2) the aircraft and its pilots are not moved out of geographical position so as to impair the company’s ability to utilize it (or them) for profit thereafter, (3) ample aircraft and crew are available at the time of departure to service customers, (4) a customary charter trip sheet is generated for the flight and retained electronically for not less than 12 months, (5) at least one officer and one director must both review and approve the trip sheet, and (6) the value of the charter flight for an aircraft in that category is independently quoted and retained with the trip sheet. If these conditions are met, the relevant employee is responsible for paying:

●	2.0x the cost of fuel, oil, lubricants, and other additives.

●	Travel expenses of the crew, including food, lodging, and ground transportation.

●	Hangar and tie-down costs away from the aircraft’s base of operation.

●	Insurance obtained for the specific flight.

●	Landing fees, airport taxes, and similar assessments.

●	Customs, foreign permit, and similar fees directly related to the flight.

●	In-flight food and beverages.

●	Passenger ground transportation.

●	Flight planning and weather contract services.

Compensation Arrangements Prior to the Business Combination

Prior to the Business Combination, Jet Token did not have any formal compensation arrangements with its Founder and Executive Chairman, Mr. Winston. Rather, Mr. Winston, as its sole board member, determined the compensation to be paid to him from time to time in consultation with Jet Token’s Chief Executive Officer and President, Mr. Murnane.

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Base Salary

In 2023, each of Mr. Murnane and Mr. McNulty received an annual base salary from Jet Token to compensate them for services rendered to the Company. Prior to the Business Combination, the base salaries of Mr. McNulty and Mr. Murnane were $175,000 and $250,000, respectively, and following the Business Combination were $200,000 and $250,000. The actual base salary received by each named executive officer is set forth above in the Summary Compensation Table in the column titled “Salary.” Prior to the Business Combination, Jet Token did not have any formal compensation arrangements with its Founder and Executive Chairman, Mr. Winston. Rather, Mr. Winston, as its sole board member, determined the compensation to be paid to him from time to time in consultation with Jet Token’s Chief Executive Officer and President, Mr. Murnane.

Cash Bonus

Each of Mr. Murnane’s and Mr. McNulty’s Jet Token employment arrangement provided that the named executive officer would be eligible to earn a discretionary annual bonus subject to achievement of certain goals (including revenue and profitability targets) as determined by the Board of Directors of Jet Token (“Jet Token Board”). In 2023 and 2022, Mr. Winston, Mr. Murnane and Mr. McNulty were eligible to earn annual cash bonuses based on their performance, as determined by the Jet Token Board, in its discretion.

The actual annual cash bonuses awarded to each of the named executive officers for fiscal 2023 and fiscal 2022 performance are set forth above in the Summary Compensation Table in the column titled “Bonus.”

2023 Equity Awards

In 2023, following the Business Combination, Mr. Murnane received options to purchase 150,000 Common Shares under the amended and restated 2023 Jet.AI Omnibus Incentive Plan (the “Amended and Restated Plan”) adopted in connection with the Business Combination, described below, and Mr. McNulty received options to purchase 50,000 shares of Common Stock under the Amended and Restated Plan. Neither Mr. Murnane nor Mr. McNulty received any other options during 2023.

Potential Payments on Termination or Change in Control of Jet Token

Mr. Murnane was entitled to a special cash bonus of $1.5 million paid at the effective date of a change of control transaction provided he was still employed by the Company at the time of the closing. The Business Combination did not constitute a change of control under Mr. Murnane’s employment agreement.

Benefits and Perquisites

Prior to the Business Combination Jet Token provided, benefits to the named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; health savings account; life insurance; and a tax-qualified Section 401(k) plan for which the company matches 100% of contributions up to 6% of the employee’s salary. In addition, Mr. Murnane was provided subsidies in the form of monthly reimbursements for costs related to automotive ($600), wireless communication ($200), health club ($200) and out-of-pocket medical ($50).

2022 Equity Awards

In 2022, Mr. Murnane and Mr. McNulty each received options (“Jet Token Options”) to purchase shares of voting common stock and non-voting common stock (“Jet Token Common Stock”) under the Jet Token Inc. Amended and Restated 2018 Stock Option and Grant Plan (“Jet Token Option Plan”) as follows: (a) Mr. Murnane received Jet Token Options to purchase 1,000,000 shares of Jet Token Common Stock; and (c) Mr. McNulty received Jet Token Options to purchase (i) 1,000,000, (ii) 128,000, (iii) 250,000 and (iv) 500,000 shares of Jet Token Class B Common Stock.

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Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding each outstanding Jet Token Option award or unvested stock award held by Messrs. Winston, Murnane and McNulty as of December 31, 2023.

	Option Awards
Name	Number of Securities Underlying Unexercised Jet.AI Options (#) Exercisable	Number of Securities Underlying Unexercised Jet.AI Options (#) Unexercisable	Jet.AI Option Exercise Price ($)	Jet.AI Option Expiration Date
Michael Winston	-	-	-	-
George Murnane	194,400	-	$0.83	9/23/29
	194,400	-	$0.83	9/23/29
	388,800	-	$4.17	12/31/31
	319,768	51,575	$10.42	7/30/31
	19,771	11,174	$10.42	3/16/32
	20,833	129,167	$2.50	9/22/33
Patrick McNulty	3,095	-	$10.42	8/2/31
	11,003	1,375	$10.42	7/1/31
	15,473	-	$10.42	7/1/31
	24,928	6,017	$10.42	10/31/31
	22,349	8,596	$10.42	1/5/32
	3,961	-	$10.42	3/1/32
	7,736	-	$10.42	8/31/32
	15,473	-	$10.42	9/30/32
	6,944	43,056	$2.50	9/22/33

In addition, on December 26, 2023, our Board approved, at the recommendation of our compensation committee and subject to stockholder approval of the Amended and Restated Plan at the Annual Meeting of Stockholders (the “Annual Meeting”), the grant of incentive stock options to Mr. Murnane, exercisable for 60,000 Common Shares, and to Mr. McNulty, exercisable for 90,000 Common Shares. These options are expected to be granted following our Annual Meeting following stockholder approval of the Amended and Restated Plan. The option would vest 1/3 each year beginning December 29, 2024 at an exercise price to be determined on the grant date and expiring on the tenth anniversary of the grant date.

The Amended and Restated Plan is described in detail below under the section entitled “2023 Jet.AI Inc. Omnibus Incentive Plan, as Amended and Restated.”

Director Compensation

Neither Mr. Winston nor Mr. Murnane receives additional compensation for service on our Board. Historically, Mr. Winston was Jet Token’s sole director. Mr. Winston did not receive any additional compensation for his service as a director for 2022.

Non-Employee Director Compensation Arrangements Following the Business Combination

Following the Business Combination, the compensation committee recommended, and the Board approved, a Non-Employee Director Compensation Policy. The Policy has been designed to attract and retain high quality non-employee directors by providing competitive compensation and aligning their interests with the interests of our stockholders through equity awards. This Policy provides for an annual cash retainer to each eligible non-employee director of $40,000. In addition, each of the following is entitled to an additional annual retainer in the following amounts:

●	Lead Independent Director: $25,000

●	Audit Committee Chair: $15,000

●	Compensation Committee Chair: $10,000

●	Nominating and Corporate Governance Committee Chair: $6,250

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Under the Non-Employee Director Compensation Policy, the non-executive directors of our company are also entitled to receive the equity compensation under the Amended and Restated Plan, subject to approval by stockholders at the Annual Meeting. At the close of business on the date of each annual meeting of our stockholders, each person who is then a non-employee director will automatically receive an RSU award having a value of $35,000 and a restricted stock grant of $35,000. Each annual RSU and annual restricted stock grant will vest on the date of the following year’s annual meeting (or the date immediately preceding the date of the following year’s annual meeting if the non-employee director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for re-election. The vesting of each annual RSU and annual restricted stock grant is subject to the non-employee director’s continuous service on the applicable vesting date of each such awards.

For each non-employee director who remains in continuous service with the Company until immediately prior to the closing of a Change in Control (as defined in the Amended and Restated Plan), such non-employee director’s then-outstanding annual RSU and annual restricted stock grant will become fully vested immediately prior to the closing of such Change in Control. The grants will be eligible for deferred settlement in accordance with such deferral program as may be established by the Company and approved by the Board.

We began paying cash compensation to our non-employee directors following the Business Combination in accordance with the terms of the Non-Employee Director Compensation Policy. The table below describes the compensation earned by our non-employee directors during fiscal 2023.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Ehud Talmor (2)	$12,500	$70,000–	$-	$82,500
Wrendon Timothy (3)	20,000	70,000–	-	90,000
William Yankus	10,000	70,000–	-	80,000
Lt. Col. Ran David	10,000	70,000–	-	80,000
Donald Jeffrey Woods(4)	11,563	70,000–	-	81,563

(1)	Towards the end of 2023, our compensation committee recommended and our Board approved, equity grants contemplated by the Policy to each of our directors, subject to stockholder approval of the Amended and Restated Plan, equal to 21,875 RSUs to each such director, representing the then value of $35,000, and a grant of 21,875 restricted stock to each such director, representing the then value of $35,000. Each of these grants will be made, and will fully vest, on the date of our Annual Meeting, assuming stockholders approve the. Amended and Restated Plan. If either Mr. David or Mr. Woods is not elected as a Class I director at the Annual Meeting, these equity grants will be deemed made, and will vest, on the Date immediately preceding the Annual Meeting. There are no other awards outstanding or anticipated to be granted to directors in 2023 or 2024.

(2)	Mr. Talmor is the lead independent director and chairperson of the compensation committee.

(3)	Mr. Timothy is chairperson of the audit committee.

(4)	Mr. Woods is chairperson of the nominating and corporate governance committee.

Under the Non-Employee Director Compensation Policy, we will also reimburse each non-employee director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to us appropriate documentation substantiating such expenses in accordance with our travel and expense policy as in effect from time to time.

Oxbridge’s Executive Officer and Director Compensation Prior to the Business Combination

None of the executive officers or directors of Oxbridge received any cash compensation for services rendered to it. Oxbridge paid monthly recurring expenses of $10,000 to its Sponsor, OAC Sponsor Ltd., for office space, administrative and support services, terminating upon completion of the Business Combination. Accordingly, the Sponsor was paid a total of approximately $240,000 ($10,000 per month) for office space, administrative and support services and was entitled to be reimbursed for any out-of-pocket expenses.

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The Sponsor, and Oxbridge’s directors and officers or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Oxbridge’s audit committee reviewed on a quarterly basis all payments that were made by Oxbridge to the Sponsor, and its directors, officers, or any of their respective affiliates.

Prior Plans

General

On June 4, 2018, Jet Token’s Board of Directors adopted the Jet Token Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provided for the grant of equity awards to employees, and consultants, to purchase shares of Jet Token’s common stock. As of December 31, 2020, up to 25,000,000 shares of its common stock could be issued pursuant to awards granted under the 2018 Plan. During the year ended December 31, 2021, the 2018 Plan was amended three times to increase the total number of shares reserved for issuance thereunder. As of December 31, 2022 and 2021, the total number of shares reserved for issuance under the 2018 Plan was 75,000,000 shares, consisting of (i) 25,000,000 Common Shares and (ii) 50,000,000 shares of non-voting common stock. The 2018 Plan was administered by Jet Token’s Board of Directors.

In August 2021, Jet Token’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan” and, together with the 2018 Plan, the “Prior Plans”). The 2021 plan provided for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and RSUs to purchase shares. As of December 31, 2021, up to 5,000,000 shares of non-voting common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of non-voting common stock authorized under the 2021 Plan to 15,000,000. In the event that shares of non-voting common stock subject to outstanding options or other securities under the Jet Token’s 2018 Stock Open and Grant Plan expire or become exercisable in accordance with their terms, such shares would be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan.

Plan Administration

The Jet Token Board administered the Prior Plans. Our Board currently administers the Prior Plans.

Types of Awards

The Prior Plans provided for the grant of incentive options, non-statutory options, restricted stock, RSUs and stock appreciation rights (“SARs”).

Stock Options

The Jet Token Board had the discretion to grant incentive or non-statutory options under the Prior Plans, provided that incentive options may only be granted to employees. The exercise price per share applicable to such options must generally be equal to at least the fair market value per share of Jet Token’s common stock on the date of grant. Subject to the provisions of the Prior Plans, the Jet Token Board had the discretion to determine the remaining terms of the options (e.g., vesting). After the termination of a participant’s service, the participant may only exercise his or her option, to the extent vested, for a specified period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 18 months and 12 months following the termination of service, respectively. In all other cases except for a termination for cause, the option will generally remain exercisable for three months following the termination of service. In the event of a termination for cause, the option will immediately terminate. However, in no event may an option be exercised later than the expiration of its maximum term.

Restricted Stock

The Jet Token Board had the discretion to grant restricted stock under the Prior Plans. Restricted stock are generally Common Shares that are issued or sold to a participant pursuant to the Prior Plans and subject to repurchase by the Company under certain circumstances and that are fully vested at grant or that will vest in accordance with terms and conditions established by the Jet Token Board. The Jet Token Board had the discretion to determine the number of shares that the participant may receive or purchase, the price to be paid (if any), and the time by which the participant must accept the shares/offer.

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Restricted Stock Units

The Jet Token Board had the discretion to grant RSUs under the Prior Plans. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Jet Token common stock. The Jet Token Board, in its discretion, determined whether RSUs should be granted, the total units granted and/or the vesting terms applicable to such units. Participants holding RSUs hold no voting rights by virtue of such RSUs. The Board may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs. RSUs may be settled in cash, shares of our common stock, as applicable, or any combination thereof or in any other form of consideration, as determined by the Board, in its sole discretion.

Stock Appreciation Rights

The Jet Token Board had the discretion to grant SARs under the Jet Token Option Plan and to determine the terms and conditions of each SAR, except that the exercise price for each SAR could not be less than 100% of the fair market value of the underlying shares of Jet Token common stock on the date of grant. Upon exercise of a SAR, a participant would receive payment in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, Common Shares, or any combination thereof, or in any other form of consideration, as determined by the Board in its discretion.

Non-transferability of Awards

Awards granted under the Prior Plans are generally not transferable.

Certain Adjustments

In the event of certain corporate events or changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Jet Token Option Plan, the Board will make adjustments to one or more of the number, kind and class of securities that may be delivered under the Prior Plans and/or the number, kind, class, and price of securities covered by each outstanding award.

Dissolution or Liquidation

In the event of the Company’s dissolution or liquidation, each outstanding award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Board.

Change in Control

The Prior Plans provide that in the event of a change in control, unless otherwise provided in the applicable award agreement or as determined by the Jet Token Board at the time of grant, outstanding awards will be assumed, canceled if not exercised/settled, or cashed out in lieu of exercise as determined by the Board.

Amendment or Termination

The Company may amend or terminate the Prior Plans at any time, provided such action does not impair the rights or obligations of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.

2023 Jet.AI Inc. Omnibus Incentive Plan, as Amended and Restated

In connection with the Business Combination, the Company adopted the 2023 Jet.AI Omnibus Incentive Plan, as amended and restated. The Amended and Restated Plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and RSUs to purchase shares. The Amended and Restated Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated, and re-named into the form of the Amended and Restated Plan effective as of the consummation of the Business Combination.

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Summary

The following is a summary of the principal features of the Amended and Restated Plan. The summary is qualified in its entirety by reference to the full text of the Amended and Restated Plan, which filed as Exhibit 10.1 to the Registration Statement of which this Prospectus/Offer to Exchange forms a part.

Purpose

The purpose of the Amended and Restated Plan is to advance the interests of Jet.AI and its stockholders by enabling Jet.AI and its subsidiaries and affiliates to attract and retain qualified individuals to perform services, by providing incentive compensation for such individuals in a form that is linked to the growth and profitability of Jet.AI and increases in stockholder value, and by providing opportunities for equity participation that align the interests of recipients with those of its stockholders.

Administration

The Board will administer the Amended and Restated Plan. The board has the authority under the Amended and Restated Plan to delegate plan administration to a committee of the board or a subcommittee thereof. The board of directors of Jet.AI or the committee of the board to which administration of the Amended and Restated Plan has been delegated is referred to in this prospectus as the Committee. Subject to certain limitations, the Committee will have broad authority under the terms of the Amended and Restated Plan to take certain actions under the plan.

To the extent permitted by applicable law and subject to certain limitations as provided in the Amended and Restated Plan, the Committee may delegate to one or more of its members or to one or more officers of Jet.AI such administrative duties or powers under the Amended and Restated Plan, as it may deem advisable.

No Re-pricing

The Committee may not, without prior approval of the stockholders of Jet.AI, effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the Amended and Restated Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of Common Stock of Jet.AI is less than the exercise price of the option or the grant price of the SAR.

Stock Subject to the Amended and Restated Plan

Subject to adjustment (as described below), the maximum number of Common Shares available for issuance under the Amended and Restated Plan is 394,329 shares. This limit is also the limit on the number of incentive stock options that may be granted under the Amended and Restated Plan.

Shares that are issued under the Amended and Restated Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the Amended and Restated Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the Amended and Restated Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the Amended and Restated Plan, any shares withheld to pay the exercise price or grant price of awards under the Amended and Restated Plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will not be counted against the shares authorized for issuance under the Amended and Restated Plan and will be available again for grant under the Amended and Restated Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Amended and Restated Plan. Any shares related to awards granted under the Amended and Restated Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares will be available again for grant under the Amended and Restated Plan. Any shares repurchased by Jet.AI on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by Jet.AI or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the Amended and Restated Plan. The shares available for issuance under the Amended and Restated Plan may be authorized and unissued shares or treasury shares.

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Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or Common Shares of Jet.AI, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the Amended and Restated Plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.

Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of Jet.AI or any of its subsidiaries. A “consultant” for purposes of the Amended and Restated Plan is one who renders services to Jet.AI or its subsidiaries that are not in connection with the offer and sale of its securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for its securities.

Types of Awards

The Amended and Restated Plan will permit Jet.AI to grant non-statutory and incentive stock options, SARs, restricted stock awards, RSUs, deferred stock units (“DSUs”), performance awards, non-employee director awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options

Stock options entitle the holder to purchase a specified number of Common Shares of Jet.AI at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Amended and Restated Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of Jet.AI or its subsidiaries. Each stock option granted under the Amended and Restated Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting, and any other conditions. The exercise price of each stock option granted under the Amended and Restated Plan must be at least 100% of the fair market value of a share of Common Stock of Jet.AI as of the date the award is granted to a participant. Fair market value under the Amended and Restated Plan means, unless otherwise determined by the Committee, the closing sale price of Common Stock of Jet.AI, as reported on Nasdaq, on the grant date. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Stock Appreciation Rights

A SAR is a right granted to receive payment of cash, stock, or a combination of both equal to the difference between the fair market value of shares of our Common Stock and the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the board may determine. The grant price of a SAR must be at least 100% of the fair market value of our Common Stock on the date of grant. The board fixes the term of each SAR, but SARs granted under the Incentive Plan will not be exercisable more than 10 years after the date the SAR is granted.

Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units

Restricted stock awards, RSUs, and/or DSUs may be granted under the Amended and Restated Plan. A restricted stock award is an award of Common Stock of Jet.AI that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. DSUs permit the holder to receive Common Shares or the equivalent value in cash or other property at a future time as determined by the board. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or DSUs granted, and other such conditions or restrictions.

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Performance Awards

Performance awards, in the form of cash, Common Shares of Jet.AI, other awards or a combination of both, may be granted under the Amended and Restated Plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant. The Committee retains discretion to adjust performance awards either upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Non-Employee Director Awards; Limit on Non-Employee Director Compensation

The Committee at any time and from time-to-time may approve resolutions providing for the automatic or other grant to non-employee directors of awards. Such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the Amended and Restated Plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, DSUs or other stock-based awards in lieu of cash. Under the Amended and Restated Plan the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $1,000,000.

Other Stock-Based Awards

Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.

Dividend Equivalents

With the exception of stock options, SARs, and unvested performance awards, awards under the Amended and Restated Plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the Common Shares of Jet.AI covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends may be paid on awards until they are vested. Such dividend equivalents will be converted to cash or additional Common Shares of Jet.AI by such formula and at such time and subject to such limitations as determined by the Committee.

Termination of Employment or Other Service

The Amended and Restated Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between Jet.AI and a participant. If a participant’s employment or other service with Jet.AI is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with Jet.AI is terminated by reason of death, disability, or retirement, then:

●	All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

●	All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and

●	All outstanding unvested RSUs, performance awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Jet.AI or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

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In the event a participant’s employment or other service with Jet.AI is terminated by reason other than for cause, death, disability, or retirement, then:

●	All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;

●	All outstanding restricted stock will be terminated and forfeited; and

●	All outstanding unvested RSUs, performance awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Jet.AI or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with Jet.AI or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, DSUs, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the Amended and Restated Plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to Jet.AI or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the Amended and Restated Plan, all rights of the participant under the Amended and Restated Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance, or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to Jet.AI, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. Jet.AI may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. Jet.AI is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, if Jet.AI is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse Jet.AI for the amount of any award received by such individual under the Amended and Restated Plan during the 12 month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. Jet.AI also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which Common Stock of Jet.AI is then listed or traded or any policy adopted by Jet.AI.

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Effect of Change in Control

Generally, a change in control will mean:

●	The acquisition, other than from Jet.AI, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding Common Shares of Jet.AI;

●	The consummation of a reorganization, merger, or consolidation of Jet.AI with respect to which all or substantially all of the individuals or entities who were the beneficial owners of Common Stock of Jet.AI immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding Common Shares and voting securities of the corporation resulting from the transaction; or

●	A complete liquidation or dissolution of Jet.AI or the sale or other disposition of all or substantially all of the assets of Jet.AI.

Subject to the terms of the applicable award agreement or an individual agreement between Jet.AI and a participant, upon a change in control, the Committee may, in its discretion, determine whether some or all outstanding options and SARs shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of the Common Shares of Jet.AI subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to Jet.AI by the holder, to be immediately cancelled by Jet.AI, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding Jet.AI or a combination of both cash and such shares of stock.

Governing Law; Mandatory Jurisdiction

Except to the extent as provided in the Amended and Restated Plan, the validity, construction, interpretation, administration, and effect of the Amended and Restated Plan and any rules, regulations and actions relating to the Amended and Restated Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise expressly provided in an applicable award agreement, Jet.AI and recipients of an award under the Incentive Plan irrevocably submit to the jurisdiction and venue of the Federal or State courts of the State of Delaware relative to any and all disputes, issues and/or claims that may arise out of or relate to the Amended and Restated Plan or any related award agreement, with such jurisdiction and venue selected by and at the sole discretion of Jet.AI.

Term, Termination and Amendment

Unless sooner terminated by the Board, the Amended and Restated Plan will terminate at midnight on the day before the ten year anniversary of its effective date. No award will be granted after termination of the Amended and Restated Plan, but awards outstanding upon termination of the Amended and Restated Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Amended and Restated Plan.

Subject to certain exceptions, the Board has the authority to suspend or terminate the Amended and Restated Plan or terminate any outstanding award agreement and the Board has the authority to amend the Amended and Restated Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the Amended and Restated Plan will be effective without approval of Jet.AI’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which Common Stock of Jet.AI is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the Amended and Restated Plan; or (b) such amendment would: (i) modify the re-pricing provisions of the Amended and Restated Plan; (ii) increase the aggregate number of Common Shares of Jet.AI issued or issuable under the Amended and Restated Plan; or (iii) reduce the minimum exercise price or grant price as set forth in the Amended and Restated Plan. No termination, suspension, or amendment of the Amended and Restated Plan or an award agreement shall adversely affect any award previously granted under the Amended and Restated Plan without the written consent of the participant holding such award.

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MARKET INFORMATION, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS

Market Information, Dividends, and Related Stockholder Matters

Market Information of Our Common Stock and Warrants

Our Common Stock, Redeemable Warrants, and Merger Consideration Warrants are listed on Nasdaq under the symbols “JTAI, “JTAIW,” and “JTAIZ,” respectively. As of June 26, 2024, 12,755,144 Common Shares, 9,859,220 Redeemable Warrants, 7,433,405 Merger Consideration Warrants, and 5,760,000 Private Warrants were outstanding. The closing price of our Common Stock, Redeemable Warrants, and Merger Consideration Warrants on June 25, 2024 was $0.4543, $0.0349, and $0.3539, respectively. There is no established trading market for our Private Warrants.

The following table sets forth for the periods indicated, the high and low quarterly sales prices of the Redeemable Warrants (JTAIW) during the last two years as reported on Nasdaq.

	JTAIW
Quarter Ended	High Sales Price of Redeemable Warrants	Low Sale Price of Redeemable Warrants
June 30, 2024	$0.0901	$0.0200
March 31, 2024	$0.1200	$0.0335
December 31, 2023	$0.0798	$0.0100
September 30, 2023	$0.1185	$0.0200
June 30, 2023	$0.0661	$0.0301
March 31, 2023	$0.0750	$0.0267
December 31, 2022	$0.0500	$0.0041
September 30, 2022	$0.1050	$0.0399

Our Merger Consideration Warrants first traded on Nasdaq on August 21, 2023. As such, information on the highest and lowest sale prices for the Merger Consideration Warrants is only available between August 21, 2023, and July 5, 2024. The following table sets forth the high and low bid prices for the Merger Consideration Warrants as reported by Nasdaq during that time.

	JTAIZ
Quarter Ended	High Sales Price of Merger Consideration Warrants	Low Sale Price of Merger Consideration Warrants
June 30, 2024	$0.6800	$0.2501
March 31, 2024	$1.3500	$0.2000
December 31, 2023	$3.1700	$0.0600
September 30, 2023	$6.7400	$0.2756

Holders

As of June 26, 2024, there were 32,243 holders of record of our Common Stock, 3 holders of record of our Redeemable Warrants, and 32,235 holders of record of our Merger Consideration Warrants. The actual number of holders of our Common Stock and Merger Consideration Warrants s is greater than the reported number of record holders and includes stockholders who are beneficial owners but whose Common Shares or Merger Consideration Warrants are held in street name by brokers and other nominees. As of June 26, 2024, there were 3 holders of record of our Private Warrants. Such numbers do not include DTC participants or beneficial owners holding shares or Warrants through nominees or street names.

Dividends

We have never declared or paid any cash dividends on our Common Stock, and we do not intend to pay cash dividends to our stockholders in the foreseeable future. We expect to retain all available funds and any future earnings, if any, to fund the growth and development of our business. Investors should not acquire our Common Stock with the expectation of receiving cash dividends. Any future determination to declare dividends will be made at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board may deem relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of: (i) the receipt of our Common Stock in exchange for Warrants pursuant to the Offer; (ii) the deemed exchange of any Warrants not exchanged pursuant to the Offer for “new” Warrants if the Warrant Amendments are approved; and (iii) the ownership and disposition of our Common Stock received in exchange for Warrants. This discussion is based on the Internal Revenue Code of 1986, as amended, current Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof (including published rulings of the IRS), each as currently in effect as of the date hereof and all of which are subject to change and differing interpretations, possibly with retroactive effect. This discussion does not address the Medicare tax on net investment income, any alternative minimum taxes, any U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), or any aspects of U.S. state or local or non-U.S. taxation. This discussion assumes that Warrantholders hold the Warrants, and will hold our Common Stock received upon exchange of the Warrants, as capital assets (generally, property held for investment).

This discussion does not address all of the tax consequences that might be relevant to a Warrantholder’s particular circumstances and does not address the tax consequences to any special class of holder, including without limitation, holders that have, at any time, owned (directly, indirectly, or constructively) 5% or more of the value of the Company (including, for this purpose, the value of Warrants on an “as converted basis”), holders of Private Warrants, dealers or traders in securities or currencies, banks, tax-exempt organizations or governmental organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold Common Stock or Warrants that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle conversion or “integrated” transaction, persons holding Common Stock through a bank, financial institution, or other entity, or a branch thereof, located, organized, or resident outside the United States, U.S. expatriates and former citizens or long-term residents of the United States, “controlled foreign corporations” within the meaning of Section 957(a) of the Code, “passive foreign investment companies” within the meaning of Section 1297(a) of the Code, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), persons deemed to sell our Warrants or Common Stock under the constructive sale provisions of the Code, persons who hold or receive our Warrants or Common Stock pursuant to the exercise of any employee stock option, in connection with the performance of services, or otherwise as compensation, tax-qualified retirement plans, investment funds and their investors, “qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code) and entities, all of the interests of which are held by qualified foreign pension funds, and U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

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If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Warrants or Common Stock, the U.S. federal income tax treatment of a person treated as a partner in such partnership generally depends on the status of such person, the activities of the partnership, and certain determinations made at the partner level. Such persons and partnerships should consult their own tax advisors. In addition, holders of Private Warrants should consult their tax advisors regarding the exchange of Warrants for our Common Shares pursuant to the Offer and the adoption of the Warrant Amendments.

We have not sought any ruling from the Internal Revenue Service (the “IRS”) regarding the Offer or the adoption of the Warrant Amendments. Accordingly, there can be no assurance that the IRS or a court will agree with the U.S. federal income tax considerations described below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND CONSENT SOLICITATION AND THE OWNERSHIP AND DISPOSITION OF OUR WARRANTS OR OUR COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Warrants or our Common Stock, as the case may be, that is, or for U.S. federal income tax purposes is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source;

●	a trust that (i) is subject to primary supervision by a court within the United States and with respect to which one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions, or (ii) has made a valid election under applicable Treasury regulations to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code).

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Warrants or our Common Stock, as the case may be, that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

Material U.S. Tax Consequences of the Offer and Warrant Amendments

U.S. Holders

Exchange of Warrants for the Company’s Common Stock

For those U.S. Holders of our Warrants participating in the Offer and for any U.S. Holders of our Warrants that are subsequently exchanged for our Common Stock pursuant to the Warrant Amendments, we intend to treat the exchange of Warrants for our Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which: (i) a U.S. Holder should generally not recognize any gain or loss on the exchange of Warrants for our Common Shares; (ii) a U.S. Holder’s aggregate tax basis in our Common Stock received in the exchange should generally equal its aggregate tax basis in its Warrants surrendered in the exchange; and (iii) a U.S. Holder’s holding period for our Common Stock received in the exchange should generally include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

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Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Common Stock, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of Warrants for our Common Shares were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “- Material Tax Consequences of the Ownership and Disposition of our Common Stock - U.S. Holders - Sale or Other Taxable Disposition of Our Common Stock.”

Although we believe the exchange of our Warrants for our Common Stock pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendments is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendments as the issuance of Common Stock to an exchanging Warrantholder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant Amendments (which constructive dividend or fee may be taxable to you).

Certain Warrantholders, such as those that hold 5% or more of our Common Stock prior to the exchange of our Warrants for our Common Stock pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendments, or that hold Warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, will generally be subject to certain information filing and record-retention requirements. Warrantholders should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.

Warrants Not Exchanged for the Company’s Common Stock Pursuant to the Offer

Although the issue is not free from doubt, we intend to treat the adoption of the Warrant Amendments, if approved, as a deemed exchange of existing “old” Warrants for “new” Warrants with the modified terms pursuant to the Warrant Amendments. Further, we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which: (i) a U.S. Holder should generally not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants; (ii) a U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received in the exchange should generally equal its aggregate tax basis in its existing Warrants; and (iii) a U.S. Holder’s holding period for the “new” Warrants deemed to be received in the exchange should generally include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendments, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendments were successfully challenged by the IRS and such deemed exchange were not treated as a recapitalization for U.S. federal income tax purposes, U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “- Material Tax Consequences of the Ownership and Disposition of Our Common Stock- U.S. Holders – Sale or Other Taxable Disposition of Our Common Stock.”

Certain Warrantholders, such as those that hold 5% or more of our Common Stock prior to the adoption of the Warrant Amendments, or Warrants and other securities of ours prior to the adoption of the Warrant Amendments with a tax basis of $1 million or more, will generally be subject to certain information filing and record-retention requirements. Warrantholders should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.

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Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our Warrants or our Common Shares who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

●	a foreign corporation; or

●	an estate or trust that is not a U.S. Holder.

A “Non-U.S. Holder” generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our securities. If you are such an individual, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

We intend to treat the exchange of Warrants for our Common Stock pursuant to the Offer or the terms of the Warrant Amendments, and the deemed exchange of “old” Warrants not exchanged for Common Stock in the Offer for “new” Warrants as a result of the adoption of the Warrant Amendments, as a “recapitalization” within the meaning of Section 368(a)(1)((E) of the Code (as described above under “- U.S. Holders”). Accordingly, the tax treatment described above under “- U.S. Holders” to U.S. Holders will generally apply to Non-U.S. Holders as well. Assuming a Non-U.S. Holder is not engaged in the conduct of a trade or business within the United States, no U.S. federal income tax filings will generally be required solely on account of the exchange of Warrants for our Common Stock, or the deemed exchange of “old” Warrants not exchanged for Common Shares in the Offer for “new” Warrants as a result of the adoption of the Warrant Amendments.

As noted above, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Common Stock and the deemed exchange of “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendments, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require Non-U.S. Holders to recognize taxable income. If our treatment of the exchange of Warrants for our Common Stock or the deemed exchange of “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendments were successfully challenged by the IRS and such exchange (or deemed exchange) were not treated as a recapitalization for United States federal income tax purposes, whether Non-U.S. Holders would be subject to taxation should be determined under rules similar to those applicable to dispositions of Common Stock described below under “- Material Tax Consequences of the Ownership and Disposition of Our Common Stock - Non-U.S. Holders - Sale or Other Taxable Disposition of Our Common Stock.”

Material Tax Consequences of the Ownership and Disposition of Our Common Stock

U.S. Holders

Dividends and Distributions

Distributions with respect to our Common Stock will generally be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current or accumulated earnings and profits will reduce a U.S. Holder’s basis in our Common Stock (but not below zero). Any excess over such U.S. Holder’s basis will be treated as gain realized on the sale or other disposition of our Common Stock and will be treated as described in under “- Sale or Other Taxable Disposition of Our Common Stock” below. Dividends received by individuals and other non-corporate U.S. Holders will qualify for the lower rates of tax applicable to “qualified dividend income,” provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be entitled to a dividends received deduction in respect of dividends received on our Common Stock, subject to applicable limitations.

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Sale or Other Taxable Disposition of Our Common Stock

Gain or loss recognized on the sale or other taxable disposition of our Common Stock will generally be capital gain or loss. The amount of gain or loss will generally be equal to the difference between a U.S. Holder’s adjusted tax basis in our Common Stock disposed of and the amount recognized on the taxable disposition. The deductibility of capital losses is subject to significant limitations under the Code. Any capital gain or loss recognized on a sale or other taxable disposition of our Common Stock will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock is more than one year at the time of the sale or other disposition. Long-term capital gain realized by individuals and other non-corporate U.S. Holders is generally subject to tax at a reduced rate.

Non-U.S. Holders

Dividends and Distributions

Subject to the discussion below of effectively connected income, and under “ – Information Reporting and Backup Withholding” and “- Foreign Account Tax Compliance Act,” dividends paid to a Non-U.S. Holder with respect to our Stock will generally be subject to United States withholding tax at a rate of 30% of the gross amount, unless a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any distribution not constituting a dividend will be treated first as reducing a Non-U.S. Holder’s basis in our Common Stock and, to the extent it exceeds such basis, as gain from the disposition of our Common Stock, which would generally be treated as described under “ – Sale or Other Taxable Disposition of Our Common Stock” below. The full amount of any distributions to a Non-U.S. Holder, however, will be subject to U.S. withholding tax unless the applicable withholding agent elects to withhold a lesser amount based on a reasonable estimate of the amount of the distribution that would be treated as a dividend. In addition, if we determine that our Common Stock is not considered to be “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market and that we likely are or have been, at any point during the shorter of (i) the five-year period ending on the date of the distribution, and (ii) such Non-U.S. Holder’s holding period for our Common Stock, a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes, we will withhold at least 15% of any distribution that exceeds our current and accumulated earnings and profits as provided by the Code.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment) will generally not be subject to U.S. withholding tax if such Non-U.S. Holder complies with applicable certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the same graduated individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under “ – Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock, unless:

(i)	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the Non-U.S. Holder in the United States;

(ii)	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition, and certain other requirements are met; or

(iii)	we are or have been, at any point during the shorter of the five-year period ending on the date of the sale or other disposition and such Non-U.S. Holder’s holding period for our Common Stock, a USRPHC.

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Gain described in clause (i) above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a U.S. Holder. In the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, gain described in clause (i) above may also be subject to branch profits tax at a 30% rate or a lower applicable income tax treaty rate on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain. Gain described in clause (ii) above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed a U.S. federal income tax return with respect to such losses.

With respect to clause (iii), we believe we are not, have not been at any point during the past five years, and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our “United States real property interests” relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, however, gain arising from the sale or other taxable disposition of our Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition, or the Non-U.S. Holder’s holding period for our Common Stock.

Information Reporting and Backup Withholding

Payment of distributions on our Common Stock, and the tax withheld (if any) with respect thereto, is subject to information reporting requirements. Backup withholding will generally apply to payment of distributions to Non-U.S. Holders, unless such Non-U.S. Holders furnish to the payor an IRS Form W-8-BEN, W-8BEN-E or W-8ECI (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a “United States person” (as defined under Section 7701(a)(30) of the Code) that is not an exempt recipient. Backup withholding may also apply to the payment of distributions on our Common Stock to certain U.S. Holders, unless such U.S. Holders provide a correct taxpayer identification number and make any other required certification or otherwise establish an exemption.

Payments of the proceeds of a sale or other disposition by a Non-U.S. Holder of our Common Stock within the United States or through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the Non-U.S. Holder as applicable, certifies that it is a Non-U.S. Holder on IRS Form W-8BEN-E, W-8BEN or W-8ECI (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the Non-U.S. Holder is a “United States person” (as defined under Section 7701(a)(30) of the Code), that is not an exempt recipient. Payments of the proceeds of a sale or other disposition by a U.S. Holder of our Common Stock is also generally subject to information reporting and may be subject to backup withholding for certain U.S. Holders, unless such U.S. Holders provide a correct taxpayer identification number and make any other required certification or otherwise establish an exemption.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides, is established, or is organized.

Any amount withheld under the backup withholding rules from a payment to a U.S. Holder or a Non-U.S. Holder is generally allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS. Certain penalties may be imposed by the IRS on a taxpayer who is required to furnish information but does not do so in the proper manner. All holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

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Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Withholding at a rate of 30% will generally be required on dividends in respect of our Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future United States Treasury regulations, may modify these requirements. Accordingly, the entity through which our Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners,” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld as a result of FATCA. All holders are encouraged to consult their tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

DESCRIPTION OF SECURITIES

The following is a description of our capital stock and certain provisions of our Certificate of Incorporation, Bylaws, and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Certificate of Incorporation and Bylaws, copies of which are included as exhibits to the Registration Statement of which this Prospectus/Offer to Exchange forms a part. We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our Certificate of Incorporation and Bylaws. The terms of our capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law (the “DGCL”).

Authorized Capitalization

The Company is authorized to issue 59,000,000 shares of capital stock, consisting of two classes: (i) 55,000,000 shares of Common Stock, and (ii) 4,000,000 shares of preferred stock (the “Preferred Stock”; such shares, “Preferred Shares”), of which 1,127 Preferred Shares are designated as Series A Preferred Stock (the “Series A Preferred Shares”), 575 Preferred Shares are designated as Series A-1 Preferred Stock (the “Series A-1 Preferred Shares”), and 5,000 Preferred Shares are designated as Series B Preferred Stock (the “Series B Preferred Shares”).

As of June 26, 2024, the Company had the following outstanding securities:

●	12,755,144 shares of our Common Stock;

●	9,859,220 Redeemable Warrants and 5,760,000 Private Warrants, each exercisable for one share of Common Stock at a price of $11.50;

●	7,433,405 Merger Consideration Warrants, each exercisable for one share of Common Stock at a price of $15.00;

●	the GEM Warrant, which is exercisable to purchase up to 2,179,447 Common Shares on a fully diluted basis, subject to exercisability currently being limited to 4.99% of the Company’s outstanding Common Stock after giving effect to such exercise, at an exercise price of $8.60 per share (subject to potential reduction in August 2024);

●	1,127 Series A Preferred Shares;

●	575 Series A-1 Preferred Shares;

●	the Ionic Warrant, which is exercisable to purchase up to 1,500 Series B Preferred Shares.

The description below summarizes the material terms of our Common Stock, Preferred Stock, and Warrants and provisions of our Certificate Of Incorporation, Bylaws, and the Warrant Agreements. This description is only a summary. For more detailed information, you should refer to the exhibits filed as part of the Registration Statement of which this Prospectus/Offer to Exchange is a part and incorporated by reference into this Prospectus/Offer to Exchange. See “Where You Can Find More Information.”

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Common Stock

Voting Rights

The Certificate of Incorporation provides that, except as otherwise expressly provided by the Certificate of Incorporation or as provided by law, the holders of Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of Common Shares shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Except as otherwise expressly provided in the Certificate of Incorporation or by applicable law, each holder of Common Stock shall have the right to one vote per Common Share held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, Common Shares will be treated equally, identically, and ratably, on a per-share basis, with respect to any dividends or distributions as may be declared and paid from time to time by our Board out of any assets of the Company legally available therefor.

Rights Upon Liquidation, Dissolution and Winding Up

Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the Company’s liquidation, dissolution, or winding up, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably all assets of the Company available for distribution to its stockholders.

Other Rights

The holders of Common Stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking-fund provisions applicable to the Common Stock. The rights, preferences, and privileges of holders of Common Shares will be subject to those of the holders of any Preferred Shares.

Preferred Stock

Series A Convertible Preferred Stock

On August 10, 2023, the Company filed a Certificate of Designation of Series A Convertible Preferred Stock (the “Series A Certificate”) with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges, and other terms relating to the Series A Preferred Shares. The Series A Preferred Shares are a new class of equity security that ranks senior to the Common Stock with respect to distribution rights and rights upon liquidation. Subject to certain exceptions, so long as any Series A Preferred Shares remain outstanding, unless all dividends for all preceding full fiscal quarters have been declared and all accumulated dividends have been paid with respect to the Preferred Shares, no dividend or distribution will be declared or paid on, and no redemption or repurchase will be agreed to or consummated of, stock on a parity with the Series A Preferred Shares, Common Stock, or any other shares of stock junior to the Series A Preferred Shares.

Each Series A Preferred Share has a stated value of $1,000, subject to certain adjustments (the “Series A Original Purchase Price”), and the holders of the Series A Preferred Shares (the “Series A Holders”) will be entitled to cumulative dividends at the annual rate of 8% of the Liquidation Preference (as defined in the Series A Certificate), payable quarterly commencing on September 1, 2023. Dividends may be paid in cash or, in whole or in part, in Common Shares (“PIK Shares”). If dividends are paid in PIK Shares, the PIK Shares will be valued at the closing price of such securities on the trading day prior to the date the dividend is declared by the Board. The Board has authorized the Company, to the extent the payment of dividends is permitted under Delaware law, for the foreseeable future, to pay dividends in PIK Shares.

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The Series A Holders have the right to vote on matters submitted to a vote of the holders of Common Stock on an as-converted basis unless required by applicable law. The Series A Holders are entitled to a number of votes equal to the number of votes such Series A Holder would have had if all Series A Preferred Shares held by such Series A Holder had been converted into shares of our Common Stock. So long as any Series A Preferred Shares are outstanding, the affirmative vote or consent of the Series A Holders of at least 90% of the outstanding Series A Preferred Shares, voting together as a separate class, will be necessary to: (i) amend, alter, or repeal any provision of the Certificate of Incorporation or the Series A Certificate if such amendment, alteration, or repeal would alter or change the powers, preferences, or special rights of the Series A Preferred Shares so as to affect them adversely; (ii) create, or authorize the creation of, or issue any series of Series A Dividend Senior Stock, or reclassify any class or series of capital stock into any series of Series A Dividend Senior Stock; (iii) purchase or redeem, or permit any subsidiary of the Company to purchase or redeem, any shares of any Series A Dividend Junior Stock, Series A Liquidation Junior Stock, Series A Qualifying Merger Junior Stock, or Series A Qualifying Sale Junior Stock, other than repurchases of shares of such capital stock from former directors, officers, employees, consultants, or other persons performing services for the Company or any subsidiary of the Company in connection with the cessation of employment or service and for a purchase price per share of such capital stock not exceeding the original purchase price thereof; (iv) incur, or permit the Company’s subsidiaries to incur, or issue, or permit the Company’s subsidiaries to issue, any indebtedness for borrowed money (except payables and obligations incurred in the ordinary course of the Company’s business), including obligations (whether or not contingent), under guaranties, or loans or debt securities, including equity-linked or convertible debt securities that, in total, results in gross proceeds to the Company of $20.0 million or greater; (v) declare or pay any cash dividend on any Series A Dividend Junior Stock; or (vi) enter into, or permit the Company’s subsidiaries to enter into, any agreement, arrangement or understanding providing for any of the foregoing actions.

The Series A Holders may convert their Series A Preferred Shares at any time into a number of Common Shares equal to the quotient of the Series A Original Purchase Price divided by a conversion price, which is initially set at $10.00 and is subject to certain adjustments including customary anti-dilution adjustments; provided, however, in no event shall outstanding Series A Preferred Shares be converted into more than 19.99% of our outstanding Common Shares.

The Company may, subject to certain conditions, cause the outstanding Series A Preferred Shares to be redeemed in cash at the “Series A Redemption Price” which is the Series A Original Purchase Price, subject to certain adjustments, plus the aggregate amount of dividends then accrued and unpaid on such Series A Preferred Shares. The Company must redeem all the Series A Preferred Shares that remain outstanding as of the one-year anniversary of the original issue date; provided that the outside date for redemption shall be automatically extended by an additional three-month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the proceeds net of expenses must be used to pay the redemption price on the Series A Preferred Shares.

The foregoing description of the Series A Certificate of is qualified by reference to the full text of the Series A Certificate, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus/Offer to Exchange forms a part.

Series A-1 Convertible Preferred Stock

On August 10, 2023, the Company filed a Certificate of Designation of Series A-1 Convertible Preferred Stock (the “Series A-1 Certificate”) with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges, and other terms relating to the Series A-1 Preferred Shares. The Series A-1 Preferred Shares is a new class of equity security that ranks senior to our Common Stock with respect to distribution rights and rights upon liquidation but junior to the Series A Preferred Shares. Subject to certain exceptions, so long as any Series A-1 Preferred Shares remain outstanding, unless all dividends for all preceding full fiscal quarters have been declared and all accumulated dividends have been paid with respect to the Preferred Shares, no dividend or distribution will be declared or paid on, and no redemption or repurchase will be agreed to or consummated of, stock on a parity with the Series A-1 Preferred Shares, Common Stock, or any other shares of stock junior to the Series A-1 Preferred Shares.

Each Series A-1 Preferred Share has a stated value of $1,000, subject to certain adjustments (the “Series A-1 Original Purchase Price”), and commencing on the six month anniversary of the original issuance date the Series A-1 Preferred Shares, the holders of the Series A-1 Preferred Shares (the “Series A-1 Holders”) will be entitled to cumulative dividends at the annual rate of 5% of the Liquidation Preference (as defined in the Series A-1 Certificate), payable quarterly commencing on and including April 1, 2024 (but, with respect to any Series A-1 Preferred Shares outstanding on or after the six-month anniversary date of their original issuance date, dividends will be deemed to have accrued as of August 10, 2023).

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The Series A-1 Holders have the right to vote on matters submitted to a vote of the holders of Common Stock on an as-converted basis unless required by applicable law. The Series A-1 Holders will be entitled to a number of votes equal to the number of votes such Series A-1 Holder would have had if all Series A-1 Preferred Shares held by such Series A-1 Holder had been converted into shares of our Common Stock. So long as any Series A-1 Preferred Shares are outstanding, the affirmative vote or consent of the Series A-1 Holders of at least 90% of the outstanding Series A-1 Preferred Shares, voting together as a separate class, will be necessary to: (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Series A-1 Certificate of Designation if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series A-1 Preferred Shares so as to affect them adversely; (ii) create, or authorize the creation of, or issue any series of Series A-1 Dividend Senior Stock, or reclassify any class or series of capital stock into any series of Series A-1 Dividend Senior Stock; (iii) purchase or redeem, or permit any subsidiary of the Company to purchase or redeem, any shares of any Series A-1 Dividend Junior Stock, Series A-1 Liquidation Junior Stock, Series A-1 Qualifying Merger Junior Stock or Series A-1 Qualifying Sale Junior Stock, other than repurchases of shares of such capital stock from former directors, officers, employees, consultants or other persons performing services for the Company or any subsidiary of the Company in connection with the cessation of employment or service and for a purchase price per share of such capital stock not exceeding the original purchase price thereof; (iv) incur, or permit the Company’s subsidiaries to incur, or issue, or permit the Company’s subsidiaries to issue, any indebtedness for borrowed money (except payables and obligations incurred in the ordinary course of the Company’s business), including obligations (whether or not contingent), under guaranties, or loans or debt securities, including equity-linked or convertible debt securities that, in total, results in gross proceeds to the Company of $20.0 million or greater; (v) declare or pay any cash dividend on any Series A-1 Dividend Junior Stock; or (vi) enter into, or permit the Company’s subsidiaries to enter into, any agreement, arrangement or understanding providing for any of the foregoing actions.

The Series A-1 Holders may convert their Series A-1 Preferred Shares at any time into a number of our Common Shares equal to the quotient of the Series A-1 Original Purchase Price divided by a conversion price, which is initially set at $10.00 and is subject to certain adjustments including customary anti-dilution adjustments; provided, however, in no event shall outstanding Series A-1 Preferred Shares be converted into more than 19.99% of our outstanding Common Shares.

The Company may, subject to certain conditions, cause the outstanding Series A-1 Preferred Shares to be redeemed in cash at the “Series A-1 Redemption Price” which is the Series A-1 Original Purchase Price, subject to certain adjustments, plus the aggregate amount of dividends then accrued and unpaid on such Series A-1 Preferred Shares. The Company must redeem all Series A-1 Preferred Shares that remain outstanding as of the one-year anniversary of the original issue date; provided that the outside date for redemption shall be automatically extended by an additional three-month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the proceeds net of expenses must be used to pay the redemption price on the Series A Preferred Shares, and an additional 15% of the proceeds net of expenses must be used to pay the redemption price on the Series A-1 Preferred Shares.

The foregoing description of the Series A-1 Certificate is qualified by reference to the full text of the Series A-1 Certificate, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus/Offer to Exchange forms a part.

Series B Preferred Stock

On March 28, 2024, we filed a Certificate of Designation of the Series B Convertible Preferred Stock (the “Series B Certificate”) with the Secretary of State of the State of Delaware, which provides for the issuance of up to 5,000 shares of the Company’s Series B Preferred Stock. The Series B Preferred Stock ranks (i) pari passu with the Series A Preferred Shares and the Series A-1 Preferred Shares, and (ii) senior to all other capital stock of the Company.

Each Series B Preferred Share converts into a number of our Common Shares, subject to certain limitations, including a beneficial ownership limitation of 4.99% (calculated in accordance with the rules promulgated under Section 13(d) of the Exchange Act), which can be adjusted to a beneficial ownership limitation of 9.99% upon 61 days prior written notice by Ionic. Prior to the approval by our stockholders of the issuance of Common Shares issuable upon exercise of the Series B Preferred Shares in accordance with Nasdaq Stock Market Rules, we may not convert Series B Preferred Shares into Common Shares if, as a result of such conversion, the number of Common Shares to be issued exceeds 19.9% of the total number of Common Shares outstanding.

Subject to the limitations set forth in the preceding paragraph and provided there is an effective registration statement covering Ionic’s resale of the Common Stock underlying the Series B Preferred Stock, Series B Preferred Shares will automatically convert into Common Shares on or prior to the tenth trading day after the issuance date of such Series B Preferred Shares. The number of Common Shares issuable upon conversion of a Series B Preferred Share is calculated by dividing the conversion amount per share of Series B Preferred Stock by the then-determined conversion price. The conversion amount is equal to the stated value of the Series B Preferred Shares, which is $10,000, plus any additional amounts and late charges calculated in accordance with the Series B Certificate. The conversion price is equal to 90% (or, in the case of a delisting, 80%) of the lowest daily VWAP of our Common Stock over a period beginning on the trading day after we deliver Common Shares upon such conversion to Ionic and ending on the trading day on which the aggregate dollar trading volume of our Common Stock exceeds seven times the applicable conversion amount, subject to a minimum period of five trading days for such calculation, and subject to certain adjustments.

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If certain defined “triggering events” defined in the Series B Certificate of Designation occurs, then we may be required to redeem the Series B Preferred Stock for cash at 110% of the stated value.

The foregoing description of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Series B Certificate, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus/Offer to Exchange forms a part.

Warrants

As of June 26, 2024, 23,052,625 Warrants are outstanding, consisting of: (i) 9,859,220 Redeemable Warrants; (ii) 7,433,405 Merger Consideration Warrants; (iii) 5,760,000 Private Warrants; (iv) the GEM Warrant; and (v) the Ionic Warrant.

The Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued, and only whole public Warrants will trade. The Warrants will only be exercisable if we have an effective registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Warrants, a current prospectus relating to such Common Shares underlying the Warrants is available, and such shares are registered, qualified, or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their Warrants on a cashless basis under certain circumstances).

We have filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Common Stock issuable upon exercise of the Warrants. The registration statement covers the resale of up to 32,330,074 Common Shares held by, or available upon exercise of Warrants or other convertible securities by, certain of our stockholders, as well as issuance by us of Common Shares upon exercise of our outstanding Warrants. We will use commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreements.

Redeemable Warrants

The Redeemable Warrants were issued under the Redeemable Warrant Agreement. You should view a copy of the Redeemable Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus/Offer to Exchange forms a part, for a complete description of the terms and conditions applicable to such Redeemable Warrants.

Pursuant to the Redeemable Warrant Agreement, each Redeemable Warrant is exercisable to purchase one Common Share at an exercise price of $11.50 per share. The Merger Consideration Warrants can only be exercised for a whole number of Common Shares. The Merger Consideration Warrants have a five-year term and will expire at 5:00 p.m., New York City time, on August 10, 2028, or earlier upon redemption or liquidation.

If a registration statement covering the issuance of the shares of our Common Stock issuable upon exercise of the Redeemable Warrants is not effective, Warrantholders may, during any period when we will have failed to maintain an effective registration statement, exercise their Redeemable Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if our Common Shares are at the time of any exercise of a Redeemable Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the Redeemable Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to maintain in effect a registration statement, but we will use our best efforts to register or qualify the Common Shares under applicable blue-sky laws to the extent an exemption is not available. In such event, each Warrantholder would pay the exercise price by surrendering each such Redeemable Warrant for that number of Common Shares determined in accordance with the terms of the Redeemable Warrant Agreement.

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Once the Redeemable Warrants become exercisable, we may redeem the outstanding Redeemable Warrants for cash (except as described herein with respect to the Private Warrants):

●	in whole and not in part;

●	at a price of $0.01 per Redeemable Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading- day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrantholders.

We will not redeem the Redeemable Warrants for cash unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Redeemable Warrants is effective and a current prospectus relating to the Common Stock underlying such Redeemable Warrants is available throughout the 30-day redemption period, except if the Redeemable Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Commencing 90 days after the Redeemable Warrants become exercisable, we may redeem the outstanding Redeemable Warrants for Common Stock:

●	in whole and not in part;

●	at a price equal to a number of Common Shares to be determined by reference to an agreed upon table based on the redemption date and the “fair market value” of the Common Stock, where the “fair market value” of the Common Stock means the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations, and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrantholders.

If and when the Redeemable Warrants become redeemable by us, we may not exercise our redemption right if the issuance of our Common Shares upon exercise of the Redeemable Warrants is not exempt from registration or qualification under applicable state blue-sky laws or we are unable to effect such registration or qualification. Pursuant to the terms of the Redeemable Warrant Agreement, if we elect to redeem all of the Redeemable Warrants as described above, we will fix a date for the redemption (the “Redemption Date”) and will mail the notice of redemption by first-class mail, postage prepaid, not less than 30 days prior to the Redemption Date to the registered holders of the Redeemable Warrants to be redeemed at their last addresses as they appear on our registration books. In addition, we will issue a press release and file a Current Report on Form 8-K with the SEC containing notice of redemption. We are not contractually obligated to notify investors when our Redeemable Warrants become eligible for redemption and do not intend to so notify investors upon eligibility of the Redeemable Warrants for redemption, unless and until we elect to redeem such Redeemable Warrants pursuant to the terms of the Redeemable Warrant Agreement.

In no event will we be required to net cash settle any Redeemable Warrant.

The Redeemable Warrant Agreement provides that the terms of the Redeemable Warrants may be amended without the consent of any holder to cure any ambiguity or to cure, correct, or supplement any mistake or defective provision. All other modifications or amendments, including any amendment to increase the exercise price or shorten the exercise period, requires the vote or written consent of the registered holders of a majority of the then-outstanding Redeemable Warrants. Any amendment solely to the Private Warrants requires the vote or written consent of a majority of the holders of the then-outstanding Private Warrants. Notwithstanding the foregoing, in certain limited circumstances set forth in the Redeemable Warrant Agreement, the Company may lower the exercise price or extend the duration of the exercise period without the consent of the registered holders of the Redeemable Warrants or Private Warrants.

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The exercise price and number of Common Shares issuable on exercise of the Redeemable Warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split, or our recapitalization, reorganization, merger, or consolidation. However, the Redeemable Warrants will not be adjusted for issuances of Common Shares at a price below their respective exercise prices.

The Redeemable Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the form of election to purchase set forth on the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to the order of the warrant agent or by wire transfer, for the number of Redeemable Warrants being exercised. The holder of Redeemable Warrants will not have the rights or privileges of holders of shares of our Common Stock and any voting rights until they exercise their Redeemable Warrants and receive Common Shares. After the issuance of Common Shares upon the exercise of the Redeemable Warrants, each holder will be entitled to one vote for each Common Share held of record on all matters to be voted on by stockholders.

Private Warrants and Certain Contractual Arrangements with Respect Thereto

The Private Warrants are governed by the Redeemable Warrant Agreement. The terms of the Private Warrants are identical to the Redeemable Warrants, except that the Private Warrants are not redeemable by the Company and are exercisable on a cashless basis so long as they are held by the Initial Private Warrantholders, whereas the Redeemable Warrants are redeemable and may only be exercised on a cashless basis if the Company calls the Redeemable Warrants for redemption and elects to require holders to exercise their Redeemable Warrants on a cashless basis.

We have agreed that so long as the Private Warrants are held by the Initial Private Warrantholders, we will not redeem the Private Warrants, we will allow the holders to exercise the Private Warrants on a cashless basis, and the Private Warrants may be exercisable for cash. If the Private Warrants are held by someone other than the Initial Private Warrantholders, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Redeemable Warrants.

Merger Consideration Warrants

The Merger Consideration Warrants were issued under the Merger Consideration Warrant Agreement. You should view a copy of the Merger Consideration Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus/Offer to Exchange forms a part, for a complete description of the terms and conditions applicable to such Merger Consideration Warrants.

The Merger Consideration Warrants are substantially similar to the Redeemable Warrants issued in connection with the Company’s IPO, except that the Merger Consideration Warrants became exercisable upon completion of the Company’s Business Combination, have an exercise price of $15.00 per share, subject to adjustments, and have a ten-year term following the Business Combination, such that they expire at 5:00 p.m., New York City time, on August 10, 2033, or earlier upon redemption or liquidation. Furthermore, the requisite voting threshold to amend the Merger Consideration Warrant Agreement is higher than under the Redeemable Warrant Agreement, as described below.

The Merger Consideration Warrant Agreement provides that the terms of the Merger Consideration Warrants may be amended without the consent of any holder to cure any ambiguity or to cure, correct, or supplement any mistake or defective provision. All other modifications or amendments, including any amendment to increase the exercise price or shorten the exercise period, requires the vote or written consent of the registered holders of a majority of the then-outstanding Redeemable Warrants. Any amendment solely to the Private Warrants requires the vote or written consent of the holders of at least 65% of the then-outstanding Merger Consideration Warrants. Notwithstanding the foregoing, in certain limited circumstances set forth in the Merger Consideration Warrant Agreement, the Company may lower the exercise price or extend the duration of the exercise period without the consent of the registered holders of the Merger Consideration Warrants.

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The exercise price and number of Common Shares issuable on exercise of the Redeemable Warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split, or our recapitalization, reorganization, merger, or consolidation. However, the Redeemable Warrants will not be adjusted for issuances of Common Shares at a price below their respective exercise prices.

The Merger Consideration Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the form of election to purchase set forth on the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to the order of the warrant agent or by wire transfer, for the number of Merger Consideration Warrants being exercised. The holder of Merger Consideration Warrants will not have the rights or privileges of holders of our Common Shares and any voting rights until they exercise their Merger Consideration Warrants and receive Common Shares. After the issuance of Common Shares upon the exercise of the Merger Consideration Warrants, each holder will be entitled to one vote for each Common Share held of record on all matters to be voted on by stockholders.

Pursuant to the Merger Consideration Warrant Agreement, the Company will in no event be required to net cash settle any Merger Consideration Warrants. Upon exercise of the Merger Consideration Warrants, in lieu of any fractional Common Share to which any holder would otherwise be entitled, the Company’s Exchange Agent will round up or down to the nearest whole share of Common Stock with a fraction of 0.5 rounded up.

The GEM Warrant

The GEM Warrant is governed by that certain Warrant to Purchase Shares of Common Stock of Jet.AI Inc. dated August 10, 2023 between the Company and GEM, as amended by that certain Warrant Amendment Agreement made as of October 23, 2023 but retroactively effective as of August 10, 2023 (the “GEM Warrant Agreement”). The Company issued the GEM Warrant to GEM pursuant to that certain Share Purchase Agreement, dated as of August 4, 2022, among the Company and GEM.

Under the Share Purchase Agreement, the Company has the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to an aggregate value of $40,000,000 of our Common Shares during the three-year term following the closing of the Business Combination, which occurred on August 10, 2023. GEM is not obligated to purchase Common Shares under the Share Purchase Agreement if any purchase of shares would result in GEM and its affiliates beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 9.99% of the number of issued and outstanding Common Shares as of the date of such proposed issuance.

Pursuant to the Share Purchase Agreement, upon being granted the GEM Warrant on August 10, 2023, GEM acquired the right to purchase up to 6% of the outstanding Common Stock of the Company on a fully diluted basis as of the date of listing, with exercisability currently limited to 4.99% of the Common Stock outstanding immediately after giving effect to such exercise.

The GEM Warrant provides that GEM can elect to limit the exercisability of the GEM Warrant such that it is not exercisable to the extent that, after giving effect to the exercise, GEM, and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of our Common Stock outstanding immediately after giving effect to such exercise. GEM has made this election, which makes funds available under the Share Purchase Agreement in excess of this 4.99% ownership limit up to the 9.99% ownership restriction in the Share Purchase Agreement. GEM may revoke this election by providing written notice, which revocation will not be effective until 61 days thereafter.

As of June 26, 2024, the GEM Warrant had an exercise price of $8.40 per share (subject to potential reduction in August 2024). The GEM Warrant has a three-year term and will expire on August 10, 2026.

The Ionic Warrant

The Ionic Warrant is governed by that certain Warrant to Purchase Series B Preferred Stock dated as of March 29, 2024 (the “Series B Warrant Agreement”). The Ionic Warrant was issued to Ionic pursuant to the Ionic Securities Purchase Agreement entered into by the Company and Ionic on March 28, 2024, pursuant to which the Company effected a private placement of Common Shares, Class B Preferred Shares that are convertible into Common Shares, and the Ionic Warrant, which is exercisable to purchase up to 1,500 Series B Preferred Shares.

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The Ionic Warrant is exercisable at an exercise price of $10,000 per Series B Preferred Share, subject to adjustment for certain events, such as stock split, issuance of additional shares as a dividend, or otherwise. At any time when the Ionic Warrant is exercisable for less than 1,000 Series B Preferred Shares, the Company has the right to redeem all or a portion of the Ionic Warrant by paying to Ionic in cash $100 per Series B Preferred Share that would otherwise be issuable pursuant to the Ionic Warrant.

The Ionic Securities Purchase Agreement contains customary representations and warranties of the Company, on the one hand, and Ionic, on the other hand, and customary conditions to closing. Pursuant to the Ionic Securities Purchase Agreement, the Company has agreed to submit to its stockholders a proposal to approve the issuance of Common Shares issuable upon exercise of the Series B Preferred Shares in accordance with Nasdaq Stock Market Rules at a special meeting of stockholders at the earliest practicable date after the date of the Ionic Securities Purchase Agreement, but in no event later than 90 days after March 29, 2024. The Company entered into a voting agreement with Michael Winston, the Company’s Interim Chief Executive Officer, and the Sponsor, who together hold approximately 40% of the voting power of the Company as of the date of this Prospectus/Offer to Exchange, agreeing to vote in favor of such proposal.

Certain Anti-Takeover Provisions

Anti-Takeover Provisions

The Certificate of Incorporation and Bylaws of the Company contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor.

Board of Directors Vacancies

Our Certificate of Incorporation and Bylaws authorize only a majority of the remaining directors on our Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of Preferred Stock to elect directors under specific circumstances, the number of directors constituting our Board will be permitted to be set only by a resolution of our Board. These provisions would prevent a stockholder from increasing the size of our Board and then gaining control of our Bard by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board and promotes continuity of management.

Classified Board of Directors

The Certificate of Incorporation provides that our Board is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. The Certificate of Incorporation also provides that, subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as the Certificate of Incorporation provides for a classified Board, any director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the voting power of all the outstanding shares of our capital stock entitled to vote generally in the election of directors, at a meeting duly called for that purpose. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action by Written Consent

Under the terms of Certificate of Incorporation, subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Special Meetings of Stockholders

The Bylaws provide that special meetings of stockholders can only be called by the Chief Executive Officer of the Company, the Chairperson of the Board, or the Board acting pursuant to resolution adopted by a majority of the directors then in office.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Forum Selection

The Certificate of Incorporation of the Company contains an exclusive forum-selection provision (the “Forum Selection Provision”), which provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed to the Company or the Company’s stockholders, by any current or former director, officer or other employee of the Company or any stockholder; (iii) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder in such stockholder’s capacity as such, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against the Company or any director, officer, or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The Forum Selection Provision does not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or to any other claim for which the federal courts have exclusive jurisdiction. Accordingly, by agreeing to the Forum Selection Provision, stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Amendment of Certificate of Incorporation and Bylaws

Any amendment of our Certificate of Incorporation that requires stockholder approval pursuant to the DGCL requires the affirmative vote of the holders of at least two-thirds of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Our Bylaws provide that the Board will have the power to adopt, amend, or repeal the Bylaws with the approval of a majority of the directors then in office, except that the approval of two-thirds of the directors then in office is required to amend or repeal the provision of the Bylaws that requires two-thirds of the directors then in office to constitute a quorum for the transaction of business. For the stockholders to alter, amend, or repeal, or adopt any provision of our Bylaws, the affirmative vote of the holders of at least two-thirds of the total voting power of our then-outstanding capital stock, voting together as a single class, is required; provided that if such adoption, amendment, or repeal of any provision of the Bylaws has been approved by two-thirds of the directors then in office, only the affirmative vote of a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend, or repeal any provision of the Bylaws.

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Issuance of Undesignated Preferred Stock

Our Certificate of Incorporation equips our Board with the authority, without further action by our stockholders, to issue up to 4,000,000 shares of undesignated Preferred Stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued Preferred Shares would enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, or other means. The number of authorized Preferred Shares may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of Preferred Stock.

Section 203 of the DGCL

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (i) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder; (ii) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or (iii) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

The Company has not opted out of being subject to Section 203 of the DGCL. Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This may encourage companies interested in acquiring the Company to negotiate in advance with our Board because the stockholder-approval requirement would be avoided if our Board approves the acquisition that results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation and Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, the Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

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●	any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Related-Party Transactions in Connection with and Subsequent to the Business Combination

Maxim Payment and Settlement Agreement

On August 10, 2023, the Company entered into the Maxim Settlement Agreement with Maxim. Pursuant to the Maxim Settlement Agreement, the Company issued to Maxim Partners in a private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, (a) 270,000 Common Shares to Maxim Partners to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim and (b) 1,127 Series A Preferred Shares to Maxim Partners in an amount equal in value to $1,127,000. The Series A Preferred Shares accrue interest at the rate of 8% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly and, at the Company’s option, in Common Shares. The Series A Preferred Shares are convertible into 112,700 Common Shares. The Company also issued 115,000 Common Shares to Maxim Partners on August 16, 2021, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, to meet a payment obligation under the underwriting agreement in connection with Oxbridge’s IPO, representing a value of $9.00 per share reflecting an allocation of the $10.00 per Unit IPO price. The above issued and issuable Common Shares are subject to a registration rights agreement.

The Company may, subject to certain conditions, redeem the outstanding Series A Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company is required to redeem all the outstanding Series A Preferred Shares on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds will be used to redeem the Series A Preferred Shares if requested by the holder.

The foregoing description of the Maxim Settlement Agreement and registration rights agreement is qualified in its entirety by the full text of such agreements, copies of which are filed as Exhibit 10.10 and Exhibit 10.11, respectively, to the Registration Statement of which this Prospectus/Offer to Exchange forms a part, and are incorporated herein by reference. The terms of the Series A Convertible Preferred Stock are set forth in the Designation of the Series A Convertible Preferred Stock filed as Exhibit 3.2 to the Registration Statement of which this Prospectus/Offer to Exchange forms a part, and are incorporated herein by reference.

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into the Sponsor Settlement Agreement with the Sponsor. Pursuant to the Sponsor Settlement Agreement, the Company issued, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, 575 Series A-1 Preferred Shares to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The Series A-1 Preferred Shares accrue interest at the rate of 5% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly in cash. The Series A-1 Preferred Shares are convertible into 57,500 Common Shares. The Common Shares issuable upon conversion of the Series A-1 Preferred Shares are subject to a registration rights agreement between the Company and Sponsor.

The Company may, subject to certain conditions, redeem the outstanding Series A-1 Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company is required to redeem all the outstanding Series A-1 Preferred Shares on August 10, 2024, automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds will be used to redeem the Series A-1 Preferred Shares if requested by the holder.

The foregoing description of the Sponsor Settlement Agreement and registration rights agreement is qualified in its entirety by the full text of such agreements, copies of which are filed as Exhibit 10.12 and Exhibit 10.13, respectively, to the Registration Statement of which this Prospectus/Offer to Exchange forms a part, and are incorporated herein by reference. The terms of the Series A-1 Convertible Preferred Stock are set forth in the Designation of the Series A-1 Convertible Preferred Stock filed as Exhibit 3.3 to the Registration Statement of which this Prospectus/Offer to Exchange forms a part, and are incorporated herein by reference.

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Bridge Agreement

On September 11, 2023, the Company entered into the Bridge Agreement with eight investors to provide the Company $500,000 of short-term bridge financing pending its receipt of funds from its other existing financing arrangements. During the month of September, the Company engaged in discussions with numerous third parties to secure short-term bridge funding but was not offered terms it found acceptable. Rather, certain related parties of the Company and other parties agreed to provide the Company with this financing on substantially better material terms than it had received from unaffiliated third parties.

The Bridge Agreement was entered into with, and funding was provided by, Michael Winston, the Executive Chairman of the Board and Interim Chief Executive Officer, Wrendon Timothy, a member of the Board and all three Committees of the Board, William Yankus, a member of the Board and two of its Committees, and Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as the four other investors named in the Bridge Agreement.

Given Mr. Winston’s dual role as a participant in the negotiations with third parties and his participation in the bridge financing itself, for avoidance of doubt, he entered into a Waiver, pursuant to which he waived any right to receive accrued interest on the principal amount of his Note, as well as any redemption premium or any increase in the principal amount of his Note in connection with an event of default. The Company’s Audit Committee pursuant to its Certificate of Incorporation, and the full Board, including a majority of disinterested directors, unanimously approved the Agreement, in each case finding that the Agreement was in the best interests of the Company and its stockholders.

As of December 31, 2023, the Bridge Agreement provided for the issuance of Notes, in an aggregate principal amount of $625,000, reflecting a 20% original issue discount. The Notes bore interest at 5% per annum and matured on March 11, 2024. The Company was required to redeem the Notes with 100% of the proceeds of any equity or debt financing at a redemption premium of 110% of the principal amount of the Notes. In March, the Company fully repaid the Bridge Agreement in the amount of approximately $683,000, representing principal, redemption premium and interest.

A copy of the Bridge Agreement and the Waiver are filed as Exhibits 10.15 and 10.16, respectively, to the Registration Statement of which this Prospectus/Offer to Exchange forms a part, and are incorporated herein by reference.

Maxim Placement Agency Agreement

As previously disclosed, on March 28, 2024, the Company entered into the Ionic Securities Purchase Agreement with Ionic for a private placement, which closed on March 29, 2024. In connection with the transactions under the Ionic Securities Purchase Agreement, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim. Pursuant to the terms of the Placement Agency Agreement, the Company must pay Maxim a cash fee equal to 7% of the aggregate gross proceeds raised under the Ionic Securities Purchase Agreement and reimburse Maxim, directly upon the initial closing under the Ionic Securities Purchase Agreement for all travel and other documented out-of-pocket expenses incurred by Maxim, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $15,000. The Company paid Maxim a total of $120,000 out of the gross proceeds it received on March 29, 2024. If the Company issues additional securities to Ionic as contemplated by the Ionic Securities Purchase Agreement, the Company would be obligated to pay Maxim cash fees of up to $1,050,000.

The Company also granted Maxim a right of first refusal to act as sole agent or sole managing underwriter and sole book runner for any and all future public and private equity and public debt offerings of the Company, or any successor to or any subsidiary of the Company for a period until the earlier of (i) December 31, 2024 and (ii) redemption and/or conversion in full of all Series A Convertible Preferred Stock of the Company beneficially owned by Maxim. The Company also agreed to indemnify Maxim and its affiliates, directors, officers, employees and controlling persons against all losses, claims, damages, expenses, and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities pursuant to the Placement Agency Agreement.

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A copy of the Placement Agency Agreement is filed as Exhibit 10.26 to the Registration Statement of which this Prospectus/Offer to Exchange forms a part, and is incorporated herein by reference

Related-party Transactions prior to the Business Combination

Oxbridge Related-Party Transactions

Founder Shares

On April 12, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain expenses on behalf of Oxbridge in exchange for issuance of 2,875,000 Class B Ordinary Shares, par value $0.0001 (the “Founder Shares”). The Founder Shares automatically converted into shares of Class A Ordinary Shares at the time of Oxbridge’s initial Business Combination and are subject to certain transfer restrictions.

The holders of Oxbridge’s Founder Shares, which includes Oxbridge’s Sponsor, agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which Oxbridge completes a liquidation, merger, share exchange, or other similar transaction that results in all of the shareholders having the right to exchange their Class A Ordinary Shares for cash, securities, or other property. Notwithstanding the foregoing, if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, the Founder Shares would be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the IPO, Oxbridge consummated the Private Placement of 5,760,000 Private Placement Warrants to the Sponsor and Maxim Partners at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Oxbridge of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the IPO, except that the Sponsor and Maxim Partners have agreed not to transfer, assign, or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of Oxbridge’s initial Business Combination. Additionally, the Private Placement Warrants are not redeemable by Oxbridge and are exercisable on a cashless basis so long as they are held by the Sponsor and Maxim Partners or their respective permitted transferees, whereas the public warrants are redeemable and may only be exercised on a cashless basis if Oxbridge calls the public warrants for redemption and elects to require holders to exercise their public warrants on a cashless basis.

Certain proceeds from the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If Oxbridge does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related-Party Loans

On April 19, 2021, the Sponsor agreed to loan Oxbridge an aggregate of up to $300,000 to cover for expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was payable upon the earlier of December 31, 2021 or the completion of the IPO. The loan amounted to $195,175 and was repaid upon the closing of the IPO out of offering proceeds not held in the Trust Account.

Extension Amendment Proposal and Promissory Note

On November 9, 2022, Oxbridge held an extraordinary general meeting of shareholders. At the extraordinary general meeting, Oxbridge’s shareholders were presented the proposals to extend the date by which Oxbridge must consummate a business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the board of directors) by amending Oxbridge’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend Oxbridge’s Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”) was approved. Oxbridge filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

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In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The Sponsor agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, Oxbridge issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the Sponsor, in connection with the Extension Loan. The Extension Loan was deposited into the Trust Account on November 15, 2022.

The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an initial business combination, or (b) the date of the liquidation of Oxbridge.

Administrative Services Agreement

Commencing on the effective date of the Company’s IPO, Oxbridge agreed to pay its Sponsor a total of up to $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the initial Business Combination or Oxbridge’s liquidation, Oxbridge will cease paying these monthly fees. For the years ended December 31, 2023 and 2022, Oxbridge paid $80,000 and $100,000, respectively, to the Sponsor under the Administrative Services Agreement.

Jet Token’s Related-Party Transactions

From time to time, related parties made payments on Jet Token’s behalf or advance cash to Jet Token for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the years ended December 31, 2023 and 2022, Michael Winston, Jet Token’s Founder and Executive Chairman, advanced a total of $0 and $72,000, respectively, to Jet Token in the form of a non-interest-bearing loan and Jet Token repaid $0 and $242,196 of these advances, respectively. As of December 31, 2023 such advances had been fully repaid.

Related-Party Transaction Policy

Our audit committee charter provides that the audit committee will establish and periodically review policies and procedures for the review, approval, and ratification of related person transactions (as defined in applicable SEC rules and regulations), review related person transactions, and oversee other related-party transactions governed by applicable accounting standards.

109

Our audit committee, established following consummation of the Business Combination, has not yet adopted a written policy and procedures with respect to related person transactions. However, it has generally been our practice to obtain pre-approval from the audit committee for any related-party transactions occurring subsequent to the Business Combination that our Interim Chief Executive Officer believes are significant. The transactions described under “– Related-Party Transactions in Connection with and Subsequent to the Business Combination – Maxim Payment and Settlement Agreement” and “– Related-Party Transactions in Connection with and Subsequent to the Business Combination – Sponsor Settlement Agreement” above were pre-approved by the Oxbridge audit committee prior to the consummation of the Business Combination. The transactions described under “ – Related-Party Transactions in Connection with and Subsequent to the Business Combination – Bridge Agreement” above were pre-approved by our audit committee. The engagement described under “ – Related-Party Transactions in Connection with and Subsequent to the Business Combination – Maxim Advisory Agreement” was ratified by our Board. The Placement Agreement described under “ – Related-Party Transactions in Connection with and Subsequent to the Business Combination – Maxim Placement Agreement” above was pre-approved by our Board. The transactions described under “– Related-Party Transactions prior to the Business Combination – Oxbridge Related-Party Transactions” above were pre-approved by the Oxbridge audit committee prior to the consummation of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of June 26, 2024, by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of Common Stock;

●	each of the Company’s executive officers and directors; and

●	all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and RSUs that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all Common Shares beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 12,755,144 shares of Common Stock issued and outstanding as of June 26, 2024 and other than as noted below.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Common Stock Outstanding
Directors and Executive Officers:
Michael D. Winston, CFA(2)	6,637,939	38.7
George Murnane(3)	1,214,688	9.3
William L. Yankus	—	—
Wrendon Timothy	—	—
Patrick McNulty(4)	127,027	1.0
Lt. Col. Ran David(5)	174,945	1.3
Jeffrey Woods	—	—
Ehud Talmor(6)	144,000	1.1
All Directors and Executive Officers as a group (8 individuals)	8,298,599	48.4
Five Percent Holders:
OAC Sponsor Ltd.(7)	7,830,000	43.6
Michael D. Winston(2)	6,637,939	38.7
Maxim Partners LLC(8)	975,200	7.0

(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company is c/o Jet.AI Inc., 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135.

110

(2)	Includes 2,561,651 Common Shares and 4,076,288 Common Shares issuable upon the exercise of Merger Consideration Warrants within 60 days of June 26, 2024.

(3)	Includes 4 Common Shares, 1,214,678 Common Shares issuable upon the exercise of vesting options within 60 days of June 26, 2024, and 6 Common Shares issuable upon the exercise of Merger Consideration Warrants within 60 days of June 26, 2024.

(4)	Includes 4 Common Shares, 127,017 Common Shares issuable upon the exercise of vesting options within 60 days of June 26, 2024, and 6 Common Shares issuable upon the exercise of Merger Consideration Warrants within 60 days of June 26, 2024.

(5)	Includes 174,945 Common Shares issuable upon the exercise of vesting options within 60 days of June 26, 2024.

(6)	Includes 144,000 Common Shares issuable upon the exercise of vesting options within 60 days of June 26, 2024.

(7)	Includes 2,875,000 Common Shares, 4,897,500 Common Shares issuable upon exercise of the Private Placement Warrants and 57,500 Common Shares issuable upon conversion of Series A-1 Preferred Shares. OAC Sponsor Ltd. is the record holder of the shares reported herein. Our director, Wrendon Timothy, has a direct or indirect membership interest in OAC Sponsor Ltd. OAC Sponsor Ltd. is governed and controlled by a board of directors of three members, Jay Madhu, Wrendon Timothy, and Jason Butcher. Each director has one vote, and the approval of a majority is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by a majority comprised of two or more individuals of a three-member (or greater) board, and a voting and dispositive decision requires the approval of a majority of those individuals, none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to OAC Sponsor Ltd. Based on the foregoing, no director exercises voting or dispositive control over any of the securities held by OAC Sponsor Ltd. Accordingly, Mr. Timothy will not be deemed to have or share beneficial ownership of such shares and, for the avoidance of doubt, expressly disclaims any such beneficial interest to the extent of any pecuniary interest he may have therein, directly or indirectly.

(8)	Includes 112,700 Common Shares issuable upon conversion of the Series A Preferred Stock and 862,500 shares issuable upon exercise of Private Placement Warrants. The address of Maxim is c/o Maxim Group, LLC, 300 Park Avenue, 16th Floor, New York, NY 10022.

LEGAL MATTERS

The validity of the Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Dykema Gossett PLLC.

EXPERTS

The financial statements as of December 31, 2023 and December 31, 2022 provided in this Prospectus/Offer to Exchange have been provided in reliance on the Report of Independent Registered Public Accounting Firm of Hacker, Johnson & Smith PA, an independent registered public accounting firm, dated April 1, 2024 (the “HJS Audit Report”). The HJS Audit Report was prepared with respect to the consolidated balance sheets of the Company, as of December 31, 2023 and December 31, 2022, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity, and cash flows for the years then ended. The HJS Audit Report was given on the authority of Hacker, Johnson & Smith PA as an independent registered public accounting firm and an expert in auditing and accounting.

111

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC filings are available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. We have filed a registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part with the SEC in connection with the Offer and the Consent Solicitation. We may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this Prospectus/Offer to Exchange is a part, we filed a Tender Offer Statement on Schedule TO with the SEC, together with exhibits, to furnish certain information about the Offer and Consent Solicitation. We may file amendments to the Schedule TO. As allowed by SEC rules, this Prospectus/Offer to Exchange does not contain all of the information in the registration statement or the Schedule TO or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the registration statement on Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this Prospectus/Offer to Exchange. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also plan to make such filings available on our website at https://jet.ai/. Through our website, we will make available, free of charge, annual, quarterly, and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange.

You may request a free copy of any of these documents from our website (https://jet.ai/) or by writing or telephoning us at the following address:

Jet.AI Inc.

10845 Griffith Peak Dr.

Suite 200

Las Vegas, Nevada 89135

(702) 747-4000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this Prospectus/Offer to Exchange or any accompanying prospectus supplement.

112

113

JET.AI, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$595,555	$2,100,543
Accounts receivable	162,962	96,539
Other current assets	104,657	190,071
Prepaid offering costs	800,000	800,000
Subscription receivable	1,500,025	-
Total current assets	3,163,199	3,187,153

Property and equipment, net	6,967	7,604
Intangible assets, net	53,577	73,831
Right-of-use lease asset	1,442,884	1,572,489
Investment in joint venture	100,000	100,000
Deposits and other assets	798,111	798,111
Total assets	$5,564,738	$5,739,188

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,386,436	$1,656,965
Accrued liabilities	2,444,004	2,417,115
Deferred revenue	1,395,285	1,779,794
Operating lease liability	513,869	510,034
Note payable	-	321,843
Notes payable - related party	-	266,146
Total current liabilities	5,739,594	6,951,897

Lease liability, net of current portion	891,415	1,021,330
Redeemable preferred stock	1,702,000	1,702,000
Total liabilities	8,333,009	9,675,227

Commitments and contingencies (Note 2 and 5)	-	-

Stockholders’ Deficit
Preferred Stock, 4,000,000 shares authorized, par value $0.0001, 0 issued and outstanding	-	-
Series B Convertible Preferred Stock, 5,000 shares authorized, par value $0.0001, 150 and 0 issued and outstanding, respectively	-	-
Common stock, 55,000,000 shares authorized, par value $0.0001, 12,555,144 and 9,754,364 issued and outstanding, respectively	1,255	975
Subscription receivable	(6,724)	(6,724)
Additional paid-in capital	39,738,635	35,342,098
Accumulated deficit	(42,501,437)	(39,272,388)
Total stockholders’ deficit	(2,768,271)	(3,936,039)
Total liabilities and stockholders’ deficit	$5,564,738	$5,739,188

See accompanying notes to the consolidated financial statements

F-1

JET.AI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,
	2024	2023

Revenues	$3,848,598	$1,875,508

Cost of revenues	3,972,954	1,950,526

Gross loss	(124,356)	(75,018)

Operating Expenses:
General and administrative (including stock-based compensation of $1,199,318 and $1,407,044, respectively)	2,546,294	2,488,018
Sales and marketing	446,600	120,167
Research and development	32,546	36,319
Total operating expenses	3,025,440	2,644,504

Operating loss	(3,149,796)	(2,719,522)

Other expense (income):
Interest expense	79,314	-
Other income	(61)	-
Total other expense	79,253	-

Loss before provision for income taxes	(3,229,049)	(2,719,522)

Provision for income taxes	-	-

Net Loss	$(3,229,049)	$(2,719,522)
Less cumulative preferred stock dividends	29,728	-
Net Loss to common stockholders	$(3,258,777)	$(2,719,522)

Weighted average shares outstanding - basic and diluted	11,441,443	3,902,489
Net loss per share - basic and diluted	$(0.28)	$(0.70)

See accompanying notes to the consolidated financial statements

F-2

JET.AI, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(UNAUDITED)

	Series B Preferred Stock		Common Stock		Subscription	Additional Paid-in	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at December 31, 2022	-	$-	4,454,665	$445	$(15,544)	$27,407,372	$(26,655,980)	$736,293
Stock-based compensation	-	-	-	-	-	1,407,044	-	1,407,044
Sale of Common Stock for cash	-	-	65,960	7	(86,370)	1,598,623		1,512,260
Receipt of subscription receivable	-	-	-	-	76,435	-	-	76,435
Offering costs	-	-	-	-	-	(436,969)	-	(436,969)
Net loss	-	-	-	-	-	-	(2,719,522)	(2,719,522)
Balance at March 31, 2023 (unaudited)	-	$-	4,520,625	$452	$(25,479)	$29,976,070	$(29,375,502)	$575,541

	Series B Preferred Stock		Common Stock		Subscription	Additional Paid-in	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at December 31, 2023	-	$-	9,754,364	$975	$(6,724)	$35,342,098	$(39,272,388)	$(3,936,039)
Stock-based compensation	-	-	-	-	-	1,199,318	-	1,199,318
Sale of Series B Convertible Preferred Units	150	-	250,000	25	-	1,500,000		1,500,025
Offering costs	-	-	-	-	-	(155,000)	-	(155,000)
Issuance of Common Stock upon exercise of warrants	-	-	1,550,780	155	-	742,319	-	742,474
Sale of Common Stock for cash	-	-	1,000,000	100	-	1,109,900	-	1,110,000
Net loss	-	-	-	-	-	-	(3,229,049)	(3,229,049)
Balance at March 31, 2024 (unaudited)	150	$-	12,555,144	$1,255	$(6,724)	$39,738,635	$(42,501,437)	$(2,768,271)

See accompanying notes to the consolidated financial statements

F-3

JET.AI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,229,049)	$(2,719,522)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	33,813	33,596
Amortization of debt discount	80,761	-
Stock-based compensation	1,199,318	1,407,044
Non-cash operating lease costs	129,605	125,884
Changes in operating assets and liabilities:
Accounts receivable	(66,423)	-
Other current assets	85,414	(98,571)
Accounts payable	(270,529)	22,105
Accrued liabilities	26,889	(192,625)
Deferred revenue	(384,509)	352,401
Operating lease liability	(126,080)	(122,359)
Net cash used in operating activities	(2,520,790)	(1,192,047)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(4,339)
Purchase of intangible assets	(12,922)	(4,294)
Investment in joint venture	-	(100,000)
Deposits and other assets	-	15,000
Net cash used in investing activities	(12,922)	(93,633)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments - notes payable	(371,250)	-
Repayments - related party notes payable	(297,500)	-
Offering costs	(155,000)	(436,969)
Exercise of warrants	742,474	-
Proceeds from sale of Common Stock	1,110,000	1,588,695
Net cash provided by financing activities	1,028,724	1,151,726

Decrease in cash and cash equivalents	(1,504,988)	(133,954)
Cash and cash equivalents, beginning of period	2,100,543	1,527,391
Cash and cash equivalents, end of period	$595,555	$1,393,437

Supplemental disclosures of cash flow information:
Cash paid for interest	$79,314	$-
Cash paid for income taxes	$-	$-

Non cash financing activities:
Subscription receivable from sale of common and preferred stock	$1,500,025	$9,935

See accompanying notes to the consolidated financial statements

F-4

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Oxbridge Acquisition Corp. (“Oxbridge”) was incorporated as a Cayman Islands exempted company on April 12, 2021. Oxbridge was incorporated for the purpose of effecting a merger, capital stock or share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Jet Token Inc. was formed on June 4, 2018 (“Inception”) in the State of Delaware and is headquartered in Las Vegas, Nevada.

On August 10, 2023 (the “Closing Date”), Oxbridge consummated the business combination transaction (“Business Combination”) pursuant to the Business Combination Agreement and Plan of Reorganization with OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token, Inc., a Delaware corporation (“Jet Token”). Pursuant to the terms of the Business Combination Agreement, a business combination between Oxbridge and Jet Token was effected through the merger of First Merger Sub and Jet Token, with Jet Token emerging as the surviving company, followed by a merger between Jet Token and Second Merger Sub, with Second Merger Sub emerging as the surviving company as a wholly owned subsidiary of Oxbridge. In connection with the finalization of the Business Combination on August 10, 2023, Oxbridge filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the Company was domesticated and continues as a Delaware corporation (the “Domestication”) and immediately changed its name to Jet.AI, Inc. (“Jet.AI” or the “Company”). Upon consummation of the Business Combination, the Company has one class of common stock, par value $0.0001 per share, which is listed on Nasdaq under the ticker symbol “JTAI”. The Company’s warrants are listed on Nasdaq under the ticker symbols “JTAIW” and “JTAIZ”, respectively.

Following the closing of the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests in the Second Merger Sub and its subsidiaries, and the stockholders of Jet Token as of immediately prior to the effective time of the First Merger (the “Jet Token Stockholders”) hold a portion of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

As a result of and upon the effective time of the Domestication: (a) each then issued and outstanding Class A Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Common Stock; (b) each then issued and outstanding Class B Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Common Stock; (c) each then issued and outstanding Oxbridge Warrant was converted automatically into a warrant to purchase one share of Common Stock pursuant to the Warrant Agreement (“Jet.AI Warrant”); and (d) each then issued and outstanding Oxbridge Unit was converted automatically into a Jet.AI Unit, each consisting of one share of Common Stock and one Jet.AI Warrant.

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that was converted into shares of Jet Token Common Stock immediately prior to the Effective Time, was cancelled and automatically converted into the right to receive (x) the number of shares of Common Stock equal to the Stock Exchange Ratio of 0.03094529, and (y) the number of warrants (“Merger Consideration Warrants”) equal to the Warrant Exchange Ratio of 0.04924242; (ii) each Jet Token Option, whether or not exercisable and whether or not vested, that was outstanding immediately prior to the Effective Time was automatically converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement); (iii) each Jet Token Warrant issued and outstanding immediately prior to the Effective Time was automatically converted into a warrant to acquire (x) a number of shares of Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio; and (iv) each Jet Token RSU Award that was outstanding immediately prior to the Effective Time was converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio as determined in accordance with the Business Combination Agreement.

F-5

The Company, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of the Company’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via the Company’s leased and managed aircraft, (iv) direct chartering of its HondaJet aircraft by Cirrus, (v) aircraft brokerage and (vi) service revenue from the monthly management and hourly operation of customer aircraft.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since Inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022 and 2023. During the next twelve months, the Company intends to fund its operations with capital from its operations, drawdowns under its GEM share purchase agreement and proceeds from the exercise of warrants under the Ionic Securities Purchase Agreement described in Note 6. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. The consolidated balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements herein.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer (the “Reverse Recapitalization”). Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

Jet Token was determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

●	Jet Token’s existing stockholders had the greatest voting interest in the combined entity;
●	Jet Token existing stockholders had the ability to nominate a majority of the initial members of the combined entity Board;
●	Jet Token’s senior management is the senior management of the combined entity;
●	Jet Token is the larger entity based on historical operating activity and has the larger employee base; and
●	The post-combination company has assumed a Jet Token branded name: “Jet.AI Inc.”

F-6

Unaudited Interim Financial Statements

Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these unaudited consolidated interim financial statements have been included. Such adjustments consist of normal recurring adjustments. The results of operations for the three months ended March 30, 2024 are not necessarily indicative of the results that may be expected for the full year.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Jet.AI Inc. and its wholly owned subsidiaries, Summerlin Aviation LLC, Jet Token Software Inc., Jet Token Management Inc., Galilee LLC, and Galilee 1 SPV LLC and Cloudrise Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

The consolidated assets, liabilities, and results of operations prior to the Reverse Recapitalization are those of Jet Token. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Risks and Uncertainties

The Company has a limited operating history and has only recently begun generating revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, regulations on carbon emissions from aviation and market acceptance of the Company’s business model. These adverse conditions could affect the Company’s financial condition and the consolidated results of its operations.

F-7

Cash and Cash Equivalents

For purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Included within cash and cash equivalents is restricted cash of $500,000 at March 31, 2024 and December 31, 2023.

Offering Costs

The Company complies with the requirements of ASC 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the consolidated balance sheets. The deferred offering costs will be charged to stockholders’ deficit upon the completion of an offering or to expense if the offering is not completed.

Other Current Assets

Other current assets include security deposits, which relate primarily to contractual prepayments to third-parties for future services, prepaid expenses and customer receivables for additional expenses incurred in their charter trips.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. As of March 31, 2024 and December 31, 2023, property and equipment consisted entirely of equipment which is being depreciated over a three-year period.

Internal Use Software

The Company incurs software development costs to develop software programs to be used solely to meet its internal needs and cloud-based applications used to deliver its services. In accordance with ASC 350-40, Internal-Use Software, the Company capitalizes development costs related to these software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed, and the software will be used to perform the function intended. As of March 31, 2024 and December 31, 2023, the Company has capitalized approximately $398,108 of internal software related costs, which is included in intangible assets in the accompanying consolidated balance sheets. The software officially launched on December 31, 2020. Amortization expense for the three months ended March 31, 2024 and 2023 was $33,176, which is included in cost of revenues in the accompanying consolidated statements of operations. Accumulated amortization as of March 31, 2024 was $431,276.

Investments in Joint Ventures

In January 2023, the Company formed a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services, 380 Software LLC, a Nevada limited liability company. Costs and profits are to be shared equally. The Company accounts for these investments using the equity method whereby the initial investment is recorded at cost and subsequently adjusted by the Company’s share of income or loss from the joint venture. There is currently no financial activity or material assets to report for this joint venture beyond this initial investment.

F-8

Leases

The Company determines if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current and operating lease liabilities, non-current on the consolidated balance sheets. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term. Operating lease right-of-use assets are recognized at lease commencement date based on the present value of the future minimum lease payments over the lease term. The interest rate implicit in each lease was readily determinable to discount lease payments.

The operating lease right-of-use assets include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating right-of-use asset when they are at the Company’s discretion and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on the Company’s consolidated balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease.

Impairment of Long-Lived Assets

The Company follows ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets. ASC 360 requires that if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Revenue Recognition

In applying the guidance of ASC 606, the Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from a variety of sources including, but not limited to, (i) fractional/whole aircraft sales, (ii) fractional ownership and jet card programs, (iii) ad hoc charter through the Jet Token App and (iv) aircraft management.

Under the fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF). Revenues from the sale of fractional or whole interests in an aircraft are recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The jet card program consists of a fixed hourly rate for flight hours typically paid 100% up front.

Revenue is recognized upon transfer of control of the Company’s promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time.

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized when the Company satisfies its performance obligation to the customer at a future date. As of March 31, 2024 and December 31, 2023, the Company deferred $1,207,474 and $1,510,976, respectively, related to prepaid flight hours under the jet card program for which the related travel had not yet occurred.

F-9

The Company also generates revenues from individual ad hoc charter bookings processed through the Company’s App, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the App. In addition, Cirrus markets charter on the Company’s aircraft for the Company’s benefit. Deferred revenue with respect to the App was $187,811 and $268,818 as of March 31, 2024 and December 31, 2023, respectfully.

The Company utilizes certificated independent third-party air carriers in the performance of a portion of flights. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to members is similar regardless of which third-party air carrier is involved. The Company directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements. Owner charter revenue is recognized for flights where the owner of a managed aircraft sets the price for the trip. The Company records owner charter revenue at the time of flight on a net basis for the margin we receive to operate the aircraft. If the Company has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.

The following is a breakout of revenue components by subcategory for the three months ended March 31, 2024 and 2023.

	For the Three Months Ended
	March 31,
	2024	2023

Software App and Cirrus Charter	$2,371,091	$994,253
Jet Card and Fractional Programs	677,320	547,545
Management and Other Services	800,187	333,710
	$3,848,598	$1,875,508

Flights

Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round-trip flights, revenue is recognized upon arrival at the destination for each flight segment.

Fractional and jet card members pay a fixed quoted amount for flights based on a contractual capped hourly rate. Ad hoc charter customers primarily pay a fixed rate for flights. In addition, flight costs are paid by members through the purchase of dollar-denominated prepaid blocks of flight hours (“Prepaid Blocks”), and other incidental costs such as catering and ground transportation are billed monthly as incurred. Prepaid Blocks are deferred and recognized as revenue when the member completes a flight segment.

Aircraft Management

The Company manages aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes the recovery of owner-incurred expenses including maintenance coordination, cabin crew and pilots, as well as recharging of certain incurred aircraft operating costs and expenses such as maintenance, fuel, landing fees, parking and other related operating costs. The Company passes the recovery and recharge costs back to owners at either cost or a predetermined margin.

Aircraft management-related revenue contains two types of performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.

F-10

Aircraft Sales

The Company acquires aircraft from vendors and various other third-party sellers in the private aviation industry. The Company’s classifies the purchase as aircraft inventory on the consolidated balance sheets. Aircraft inventory is valued at the lower of cost or net realizable value. Sales are recorded on a gross basis within revenues and cost of revenue in the consolidated statements of operations. The Company recorded aircraft sales of $0 for the three months ended March 31, 2024 and 2023.

Pass-Through Costs

In applying the guidance of ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are distinct performance obligations. The Company then assesses whether it is acting as an agent or a principal for each identified performance obligation and includes revenue within the transaction price for third-party costs when the Company determines that it is acting as the principal.

Cost of Sales

The cost of sales expenses includes costs incurred in providing air transportation services, such as chartering third-party aircraft, aircraft lease expenses, pilot training and wages, aircraft fuel, aircraft maintenance, and other aircraft operating expenses.

1.	Chartering Third-Party Aircraft: The cost of chartering third-party aircraft is recorded as a part of the cost of sales expense. These expenses include the fees paid to third-party operators for providing aircraft services on behalf of the company. Expenses are recognized in the income statement in the period when the service is rendered and are reported on an accrual basis.

2.	Aircraft Lease Expenses: Aircraft lease expenses include the cost of leasing aircraft for the company’s operations. The lease expenses are recognized as an operating expense in the income statement over the lease term on a straight-line basis.

3.	Pilot Training and Wages: Pilot training costs are expensed as incurred and are included in the cost of sales expenses. This encompasses expenses related to initial pilot training, recurrent training, and any additional required training programs. Pilot wages, including salaries, bonuses, and benefits, are also recognized as a part of the cost of sales expenses and are reported on an accrual basis.

4.	Aircraft Fuel: The cost of aircraft fuel is recognized as an expense in the cost of sales category based on the actual consumption during flight operations. Fuel costs are recorded in the income statement in the period when the fuel is consumed and are reported on an accrual basis.

5.	Aircraft Maintenance: Aircraft maintenance expenses include both routine and non-routine maintenance. Routine maintenance costs are expensed as incurred and are recorded as a part of the cost of sales expense. Non-routine maintenance expenses, such as major repairs and overhauls, are capitalized and amortized over their expected useful life. The amortization expense is included in the cost of sales expense and is recognized in the income statement on a straight-line basis over the asset’s useful life.

6.	Other Aircraft Operating Expenses: Other aircraft operating expenses include costs such as insurance, landing fees, navigation charges, and catering services. These expenses are recognized in the income statement as a part of the cost of sales expenses in the period when they are incurred and are reported on an accrual basis.

F-11

Advertising Costs

The Company expenses the cost of advertising and promoting the Company’s services as incurred. Such amounts are included in sales and marketing expense in the consolidated statements of operations and totaled $446,600 and $120,167 for the three months ended March 31, 2024 and 2023, respectively.

Research and Development

The Company incurs research and development costs during the process of researching and developing its technologies and future offerings. The Company’s research and development costs consist primarily of payments for third party software development that is not capitalizable. The Company expenses these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and Nevada state jurisdiction. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently is not under examination by any tax authority.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which the Company incurs a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the three months ended March 31, 2024 and 2023, there were 3,659,015 and 3,284,488 options, 25,221,406 and 0 warrants to purchase common stock, 1,807,229 and 0 common shares issuable upon conversion of Series B Preferred Stock (as defined below), 1,500 and 0 respectively, excluded.

F-12

Concentration of Credit Risk

The Company maintains its cash with several major financial institutions located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Segment Reporting

The Company identifies operating segments as components of the Company for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. The Company determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue, for purposes of making operating decisions, allocating resources, and assessing performance. All of the Company’s long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

NOTE 3 – OTHER ASSETS

Other assets consisted of the following:

	March 31, 2024	December 31, 2023
Deposits	$108,361	$108,361
Lease Maintenance Reserve	689,750	689,750
Total Other Assets	$798,111	$798,111

NOTE 4 – NOTES PAYABLE

Bridge Agreement

On September 11, 2023, the Company entered into a binding term sheet (“Bridge Agreement”) with eight investors whereby the investors purchased from the Company senior secured promissory notes in the aggregate principal amount of $625,000, including $281,250 from related parties. The Bridge Agreement was entered into with, and funding was provided by, Michael Winston, the Executive Chairman of the Board and Interim Chief Executive Officer, Wrendon Timothy, a member of the Board and all three Committees of the Board, William Yankus, a member of the Board and two of its Committees, and Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as the four other investors named in the Bridge Agreement. Given Mr. Winston’s dual role as a participant in the negotiations with third parties and his participation in the bridge financing itself, for avoidance of doubt, he agreed to waive any right to receive accrued interest on the principal amount of his note, as well as any redemption premium or any increase in the principal amount of his note in connection with an event of default.

The Company received net proceeds of $500,000, resulting in an original issue discount of $112,500. The notes bear interest at five percent (5%) per annum and matured on March 11, 2024 (the “Maturity Date”). The Company recognized a debt discount of $181,250 from the notes, of which $90,625 was amortized during the three months ended March 31, 2024. Interest expense was $79,314 for the three months ended March 31, 2024.

These notes and accrued interest payable were fully repaid during the three months ended March 31, 2024.

F-13

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Lease

In November 2021, the Company entered into a leasing arrangement with a third party for an aircraft to be used in the Company’s operations. The lease term is for 60 months, expiring November 2026, and requires monthly lease payments. At any time during the lease term, the Company has the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time.

The lease agreement also requires the Company to hold a liquidity reserve of $500,000 in a separate bank account as well as a maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is held in a bank account owned by the Company. As such, this is classified as restricted cash in the accompanying consolidated balance sheets. The maintenance reserve are funds held by the lessor to be used for reasonable maintenance expenses in excess of those covered by the airframe and engine maintenance programs maintained by the Company. These maintenance programs are designed to fully cover the Company’s aircraft’s maintenance costs, both scheduled and unscheduled, and therefore the Company does not expect these funds will be drawn upon. If funds from the maintenance reserve are expended by the lessor, the Company is required to replenish the maintenance reserve account up to the required reserve amount. Any funds remaining at the end of the Lease term will be returned to the Company. The maintenance reserve is included within deposits and other assets in the accompanying consolidated balance sheet. In connection with this leasing arrangement, the Company agreed to pay an arrangement fee of $70,500 to a separate third party.

Total lease expense for the three months ended March 31, 2024 and 2023 was $320,775 and $548,049, respectively, which is included within cost of revenues in the accompanying statements of operations.

Right-of-use lease assets and lease liabilities for our operating lease was recorded in the consolidated balance sheet as follows:

	March 31,	December 31,
	2024	2023

Operating lease right-of-use asset	$2,576,036	$2,576,036
Accumulated amortization	(1,133,152)	(1,003,547)
Net balance	$1,442,884	$1,572,489

Lease liability, current portion	$513,869	$510,034
Lease liability, long-term	891,415	1,021,330
Total operating lease liabilities	$1,405,284	$1,531,364

As of March 31, 2024, the weighted average remaining lease term was 2.7 years, and the weighted average discount rate was 3%.

As of March 31, 2024, future minimum required lease payments due under the non-cancellable operating lease are as follows:

2024 (nine months)	$411,750
2025	549,000
2026	503,250
Total future minimum lease payments	1,464,000
Less imputed interest	(58,716)
Maturities of lease liabilities	$1,405,284

F-14

GEM Share Purchase Agreement

Jet Token executed a Share Purchase Agreement, dated as of August 4, 2022, with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”), which was automatically assumed by the Company in connection with the Business Combination. In connection with the Business Combination, the Company has the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s common stock during the 36-month period following the date of listing.

During the three months ended March 31, 2024, the Company issued 1,000,000 shares of common stock pursuant to the agreement for total consideration of $1.1 million.

In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of the Company’s common stock, payable on or prior to the first anniversary of the date of listing. Pursuant to the Share Purchase Agreement, the Company issued to GEM a warrant granting it the right to purchase up to 2,179,447 shares of common stock of the Company on a fully diluted basis. The warrant was issued with an exercise price of $8.60 and a term of three years. The exercise price is subject to certain adjustments based on equity issuances by the Company, and as a result of the Series B Preferred Stock financing transaction discussed in Note 6, the warrant exercise price was reduced to $5.81 per share as of March 31, 2024

The Company has also entered into a Registration Rights Agreement with GEM, obligating the Company to file a registration statement with respect to resales of the shares of common stock issuable to GEM under the Share Purchase Agreement and upon exercise of the warrant. Because such registration statement was not declared effective by October 23, 2023 (the “Effectiveness Deadline”), the Company must pay to GEM an amount equal to $10,000 for each day following the Effectiveness Deadline until the registration statement has been declared effective. The fee payable under the GEM Registration Rights Agreement will not exceed $300,000 if such delay in the declaration of effectiveness of the registration statement is caused by delays in SEC review of the registration statement or the SEC’s refusal to declare the registration statement effective. The registration statement was declared effective on December 21, 2023. The Company has accrued $300,000 as of March 31, 2024 and December 31, 2023 with respect to this agreement.

On October 23, 2023, the Company entered into a warrant amendment agreement, retroactively effective as of August 10, 2023 (the “GEM Warrant Amendment”). The GEM Warrant Amendment provides that GEM can elect to limit the exercisability of its warrant (the “GEM Warrant”) to purchase shares of the Company’s common stock, such that it is not exercisable to the extent that, after giving effect to the exercise, GEM and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of the Company’s common stock outstanding immediately after giving effect to such exercise. On October 23, 2023, GEM provided a notice to the Company electing to have this limit apply to the GEM Warrant effective as of August 10, 2023. GEM may revoke this election notice by providing written notice to the Company of such revocation, which revocation would not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

Forward Purchase Agreement

On August 6, 2023, Oxbridge entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Seller”) (the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. For purposes of the Forward Purchase Agreement, Oxbridge is referred to as the “Counterparty” prior to the consummation of the Business Combination, while Jet.AI is referred to as the “Counterparty” after the consummation of the Business Combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, the Seller intended, but was not obligated, to purchase up to 1,186,952 (the “Purchased Amount”) Class A ordinary shares, par value $0.0001 per share, of Oxbridge (“Oxbridge Shares”) concurrently with the Closing pursuant to the Seller’s FPA Funding Amount PIPE Subscription Agreement (as defined below), less the number of Oxbridge Shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”). No Seller was required to purchase an amount of Oxbridge Shares such that following such purchase, that Seller’s ownership would exceed 9.9% of the total Oxbridge Shares outstanding immediately after giving effect to such purchase, unless the Seller, at its sole discretion, waived such 9.9% ownership limitation. The number of shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

F-15

The Forward Purchase Agreement provided for a prepayment shortfall in an amount in U.S. dollars equal to $1,250,000 (the “Prepayment Shortfall”); provided that Seller shall pay one half (1/2) of the Prepayment Shortfall to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) (the “Initial Shortfall”) and, at the request of Counterparty, the other one half (1/2) of the Prepayment Shortfall (the “Future Shortfall”) on the date that the SEC declares the Registration Statement effective (the “Registration Statement Effective Date”), provided the VWAP Price is greater than $6.00 for any 45 trading days during the prior 90 consecutive trading day period and average daily trading value over such period equals at least four times the Future Shortfall. Seller in its sole discretion may sell Recycled Shares at any time following the Trade Date and at any sales price, without payment by Seller of any Early Termination Obligation until such time as the proceeds from such sales equal 100% of the Initial Shortfall and 100% of the Future Shortfall actually paid to Counterparty (as set forth under Shortfall Sales in the Forward Purchase Agreement) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the forward Purchase Agreement applicable to Terminated Shares, when an OET Notice is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of the Seller (as further described in the “Optional Early Termination” and “Shortfall Sales” sections in the Forward Purchase Agreement).

The Forward Purchase Agreement provided that the Seller would be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the number of shares as set forth in a Pricing Date Notice and (ii) the redemption price per share as defined in Article 49.5 of Oxbridge’s Amended and Restated Memorandum and Articles of Association, effective as of August 11, 2021, as amended from time to time (the “Initial Price”), less (y) the Prepayment Shortfall.

The Seller agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Business Combination, as well as any redemption rights under Oxbridge’s Amended and Restated Memorandum and Articles of Association that would require redemption by Oxbridge. Such waiver reduced the number of Oxbridge Shares redeemed in connection with the Business Combination, which may have altered the perception of the potential strength of the Business Combination.

The shares initially held by Seller consisted of 663,556 shares it purchased from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Seller purchased 247,756 “Additional Shares” directly from the Company for a per share price of $10.00 pursuant to a subscription agreement entered into on August 6, 2023 (the “FPA Funding Amount PIPE Subscription Agreement”). Of the shares it purchased, 50,000 shares represented Share Consideration to Seller under the Forward Purchase Agreement and are not subject to the terms of the Forward Purchase Agreement, meaning that Seller is free to sell such shares and retain all proceeds therefrom. Netting out the Share Consideration, the total “Number of Shares” initially subject to the terms of the Forward Purchase Agreement was 861,312, comprising 613,556 “Recycled Shares” and 247,756 Additional Shares. Following the Closing of the Business Combination, approximately $7.4 million remained in the trust account pursuant to the Forward Purchase Agreement. The Company paid Seller $6,805,651, representing amounts payable by us to Seller under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares issued to Seller under the FPA Funding Amount PIPE Subscription Agreement; and Seller paid the Company one-half (1/2) of the Prepayment Shortfall, or $625,000.

On August 31, 2023 and October 2, 2023, the Company entered into an amendment and a second amendment, respectively (together, the “Amendments”) to its Forward Purchase Agreement.

The combined effect of the Amendments was to:

●	increase the total number of additional shares Seller purchased from the Company under an FPA Funding Amount PIPE Subscription Agreement to 548,127 shares of the Company’s common stock,
●	provide payment to the Company of “Future Shortfall” amounts totaling $550,000 and reducing the Prepayment Shortfall to $1,175,000, all of which has been paid to the Company,
●	increase the total share consideration to Seller to 275,000 shares of the Company’s common stock,
●	reduce the remaining number of Recycled Shares to 296,518,
●	increase the number of shares subject to the Forward Purchase Agreement to 994,645, and
●	extend the “Valuation Date” to the two year anniversary of the Closing of the Business Combination, or earlier at the discretion of Seller and upon notice to the Company.

F-16

The Forward Purchase Agreement, as amended, provides for a cash settlement following the Valuation Date, at which time Seller is obligated to pay the Company an amount equal to the “Number of Shares” subject to the Forward Purchase Agreement (provided such Shares are registered for resale or freely transferrable pursuant to an exemption from registration) multiplied by a per share price reflecting the Company’s volume weighted average trading price over a number of days following the Valuation Date, subject to alternate calculations in certain circumstances. At settlement, the Company is obligated to pay Seller a settlement adjustment of $2.00 per share for the total Number of Shares, which is payable in cash, or in shares of the Company’s common stock if the settlement adjustment is greater than the settlement amount payable by Seller and provided that Seller’s ownership would not exceed 9.9% of the Company’s outstanding common stock. Provided further, that is the settlement amounts less the settlement amount adjustment is a negative number and the Company has elected to pay the settlement amount adjustment in cash, then neither Meterora nor the Company shall be liable to the other party for any payment under the Forward Purchase Agreement. The Forward Purchase Agreement was determined to be a freestanding equity-linked financial instrument under ASC 480. The FPA does not include an obligation to issue warrants. As such, the FPA shares were classified as equity and net payments made to the company were recorded to additional paid in capital as part of the recapitalization.

FPA Funding Amount PIPE Subscription Agreements

On August 6, 2023, Oxbridge entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with Seller.

Pursuant to the FPA Funding PIPE Subscription Agreement, Seller agreed to subscribe for and purchase, and Oxbridge agreed to issue and sell to Seller, on the Closing Date, an aggregate of up to 1,186,952 Oxbridge Shares, less the Recycled Shares in connection with the Forward Purchase Agreement.

Maxim Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Maxim Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s initial public offering (“Maxim”). Pursuant to the Maxim Settlement Agreement, the Company issued 270,000 shares of Common Stock to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim, which shares of Common Stock are subject to a Registration Rights Agreement. The Company also issued 1,127 shares of 8% Series A Cumulative Convertible Preferred Stock in an amount equal in value to $1,127,000 (the “Series A Preferred Shares”). The shares of Common Stock issuable upon conversion of the Series A Preferred Shares are subject to mandatory redemption on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A Preferred Shares.

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Sponsor Settlement Agreement”) with Sponsor. Pursuant to the Sponsor Settlement Agreement, the Company issued 575 shares of the Company’s 5% Series A-1 Cumulative Convertible Preferred Stock (the “Series A-1 Preferred Shares”) to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The shares of Common Stock issuable upon conversion of the Series A-1 Preferred Shares are subject to mandatory redemption on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A Preferred Shares. Cumulative preferred stock dividends on Series A-1 preferred shares were $76,315 at March 31, 2024.

F-17

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock and Preferred Stock

The Amended and Restated Certificate of Incorporation of the Company dated August 10, 2023, authorized the issuance of 59,000,000 shares, consisting of two classes: 55,000,000 shares of common stock, $0.0001 par value per share, and 4,000,000 shares of preferred stock, $0.0001 par value per share, including 5,000 shares of Series B Convertible Preferred Stock, par value $0.0001, pursuant to the Certificate of Designations of Series B Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on March 28, 2024. As of March 31, 2024, there are 1,702 issued and outstanding shares of Series A and Series A-1 convertible preferred stock, and 1,500 issued and outstanding shares of Series B convertible preferred stock.

Upon the consummation of the Business Combination, 4,523,167 shares of Common Stock and 7,196,375 Merger Consideration Warrants were issued to the Historical Rollover Shareholders in exchange for all outstanding shares of Jet Token Common Stock (including shares of Jet Token Preferred Stock converted in the Conversion). The Company also reserved for issuance up to 3,284,488 shares of Common Stock in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options, and 148,950 shares of Common Stock and 237,030 Merger Consideration Warrants in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards. Each Merger Consideration Warrant entitles the registered holder to purchase one whole share of the Company’s common stock at a price of $15.00 per share and expire ten years after issuance. The Company also had 5,760,000 warrants outstanding as of March 31, 2024 with an exercise price of $11.50.

In addition, in connection with the Business Combination, the Jet.AI Board adopted the Omnibus Incentive Plan in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of Jet.AI Inc. and its affiliates, which is essential to Jet.AI Inc.’s long term success. The Omnibus Incentive Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination.

Series B Convertible Preferred Stock Securities Purchase Agreement

On March 28, 2024 the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Ionic Ventures, LLC (“Ionic”) for a private placement, which closed on March 29, 2024. Pursuant to the Securities Purchase Agreement the Company sold 150 shares of Series B convertible preferred stock (“Series B Preferred Stock”), a warrant to purchase up to 1,500 shares of Series B preferred stock with an exercise price of $10,000, and 250,000 shares of common stock for gross proceeds of $1,500,025 before deducting offering costs of $155,000.

Each share of Series B Preferred Stock is convertible into a number of shares of Common Stock, subject to certain limitations, including a beneficial ownership limitation of 4.99% (calculated in accordance with the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934), which can be adjusted to a beneficial ownership limitation of 9.99% upon 61 days prior written notice by Iconic. Prior to the approval by the Company’s stockholders of the issuance of shares of common stock issuable upon exercise of the shares of Series B Preferred Stock in accordance with Nasdaq Stock Market Rules, shares of Series B Preferred Stock cannot be converted into shares of common stock if, as a result of such conversion, the number of shares of common stock to be issued would exceed 19.9% of the total number of shares of the Company’s outstanding common stock.

Subject to the limitations set forth in the preceding paragraph and provided there is an effective registration statement covering Ionic resale of common stock underlying the Series B Preferred Stock, shares of Series B Preferred Stock will automatically convert into shares of common stock on or prior to the tenth trading day after the issuance date of such shares of Series B Preferred Stock. The number of shares of common stock issuable upon conversion of a share of Series B Preferred Stock is calculated by dividing the conversion amount per share of Series B Preferred Stock by the then conversion price. The conversion amount is equal to the stated value of the shares of Series B Preferred Stock, which is $10,000, plus any additional amounts and late charges calculated in accordance with the Certificate of Designations. The conversion price is equal to 90% (or, in the case of a delisting, 80%) of the lowest daily volume weighted average price of Common Stock over a period beginning on the trading day after the Company delivers shares of common stock upon such conversion to Ionic and ending on the trading day on which the aggregate dollar trading volume of our common stock exceeds seven times the applicable conversion amount, subject to a five trading day minimum period for such calculation, and subject to certain adjustments.

F-18

If certain defined “triggering events” defined in the Certificate of Designations occur, such as a breach of the Ionic Registration Rights Agreement, suspension of trading, or the Company’s failure to convert the Series B Preferred Stock into common stock when a conversion right is exercised, then the Company may be required to redeem the Series B Preferred Stock for cash at 110% of the stated value.

In connection with the transactions under the Securities Purchase Agreement, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (“Maxim”). Pursuant to the terms of the Placement Agency Agreement, the Company must pay Maxim a cash fee equal to 7% of the aggregate gross proceeds raised under the Securities Purchase Agreement and reimburse Maxim, directly upon the initial closing under the Securities Purchase Agreement for all travel and other documented out-of-pocket expenses incurred by Maxim, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $15,000. The Company paid Maxim a total of $120,000 out of the gross proceeds it received on April 1, 2024. If the Company issues additional securities to Ionic as contemplated by the Securities Purchase Agreement, the Company would be obligated to pay Maxim cash fees of up to $1,050,000.

The Company also granted Maxim a right of first refusal to act as sole agent or sole managing underwriter and sole book runner for any and all future public and private equity and public debt offerings of the Company, or any successor to or any subsidiary of the Company for a period until the earlier of (i) December 31, 2024 and (ii) redemption and/or conversion in full of all Series A Convertible Preferred Stock of the Company beneficially owned by Maxim. The Company also agreed to indemnify Maxim and its affiliates, directors, officers, employees and controlling persons against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities pursuant to the Placement Agency Agreement.

Regulation A offerings

In June 2021, the Company undertook another Regulation A, Tier 2 offering for which it is selling up to 902,777 non-voting common stock at $24 per share for a maximum of $21,880,000. During the three months ended March 31, 2023, the Company collected on the escrow funds and issued an additional 65,960 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $1,598,630.

Stock Options

In connection with the Business Combination, the Company adopted the Omnibus Incentive Plan. The Omnibus Incentive Plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. The Omnibus Incentive Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination. As of March 31, 2024, the total number of shares reserved for issuance under the Omnibus Incentive Plan was 19,802. The Omnibus Incentive Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

On June 4, 2018, the Company’s Board of Directors adopted the Jet.AI, Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provides for the grant of equity awards to employees, non-employee directors and consultants, to purchase shares of the Company’s common stock. As of March 31, 2024 and 2023, the total number of shares reserved for issuance under the 2018 Plan was 2,320,897. The 2018 Plan is administered by the Company’s Board of Directors.

F-19

In August 2021, the Company’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. Up to 154,726 shares of common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of common stock authorized under the 2021 Plan to 464,179. In the event that shares of common stock subject to outstanding options or other securities under the Company’s 2018 Stock Option and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan. The 2021 Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

During the three months ended March 31, 2023, the Company granted a total of 68,080 stock options to purchase common stock to various employees, advisors and consultants. The options have a ten-year life and have exercise prices of $10.42. 6,189 of the options vest over a period of two months, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $1,271,040, which will be recognized over the vesting period.

During the three months ended March 31, 2024 and 2023, stock-based compensation expense of $1,199,318 and $1,407,044, respectively, was recognized for the vesting of these options. As of March 31, 2024, there was approximately $3,490,329 in unrecognized stock-based compensation, which will be recognized through September 2026.

A summary of our stock option activity for the three months ended March 31, 2024 and 2023, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2022	3,216,408	$6.48	8.06
Granted	68,080	10.42	10.00
Exercised	-	-	-
Forfeitures	-	-	-
Outstanding at March 31, 2023	3,284,488	$6.56	7.85

Outstanding at December 31, 2023	3,659,015	$6.19	7.40
Granted	-	-	-
Exercised	-	-	-
Forfeitures	-	-	-
Outstanding at March 31, 2024	3,659,015	$6.19	7.15

Exercisable at March 31, 2024	3,120,585	$6.29	6.87

Restricted Stock Units

In August 2021, the Company granted Restricted Stock Units (RSUs) to a contractor. The grant allows the contractor to earn up to 148,950 shares of non-voting common stock and contains both service-based vesting requirements and liquidity event requirements. Service-based requirements are such that the contractor needs to continue to provide service through August 2022. In addition to the service-based requirements, in order for the RSUs to vest, the Company will need to undertake an IPO or a sale as defined by the grant notice. The RSUs vested as a result of the Business Combination.

F-20

Warrants

Number of outstanding warrants exercisable to acquire our common stock as of March 31, 2024 is as follows:

Warrant	Expiration Date	Exercise Price	Number Outstanding
JTAIW Warrants	8/11/2028	$11.50	15,608,554
JTAIZ Warrants	8/11/2033	$15.00	7,433,405
GEM Warrants	8/11/2026	$5.81	2,179,447
Total			25,221,406

In addition, as of March 31, 2024 we had outstanding a warrant exercisable to acquire 150 shares of the Company’s Series B Preferred Stock (being the Ionic Warrant as further described in this report).

NOTE 7 – RELATED PARTY TRANSACTIONS

See Note 4 for discussion of Bridge Agreement entered into with related parties.

See Note 5 for discussion of related party Settlement Agreement with Maxim.

See Note 6 for discussion of related party Placement Agent Agreement with Maxim.

NOTE 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company’s financial instruments, which consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable approximate fair value due to their short-term nature.

NOTE 9 – DEFERRED REVENUE

Changes in deferred revenue for the three months ended March 31, 2024 were as follows:

Deferred revenue as of December 31, 2023	$1,779,794
Amounts deferred during the period	2,324,663
Revenue recognized from amounts included in the deferred revenue beginning balance	(841,375)
Revenue from current period sales	(1,867,797)
Deferred revenue as of March 31, 2024	$1,395,285

NOTE 10 – SUBSEQUENT EVENTS

On April 2, 2024, the Company received gross proceeds of $1,500,025 from Ionic pursuant to the Securities Purchase Agreement described in Note 6 above.

The Company has evaluated subsequent events that occurred after March 31, 2024 through May 15, 2024, the date of these consolidated financial statements were available to be issued, and noted no additional events requiring recognition for disclosure.

F-21

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

Jet.AI Inc.

Las Vegas, Nevada:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Jet.AI Inc. (the “Company”), as of December 31, 2023 and 2022 and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

F-22

To the Shareholders and the Board of Directors

Jet.AI Inc.

Page Two

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

HACKER, JOHNSON & SMITH PA

We have served as the Company’s auditor since 2023.

Tampa, Florida

June 17, 2024

F-23

JET.AI, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022

Assets
Cash and cash equivalents	$2,100,543	$1,527,391
Accounts receivable	96,539	-
Other current assets	190,071	357,861
Prepaid offering costs	800,000	-
Total current assets	3,187,153	1,885,252

Property and equipment, net	7,604	5,814
Intangible assets, net	73,831	155,009
Right-of-use lease asset	1,572,489	2,081,568
Investment in joint venture	100,000	-
Deposits and other assets	798,111	762,976
Total assets	$5,739,188	$4,890,619

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$1,656,965	$242,933
Accrued liabilities	2,417,115	951,689
Deferred revenue	1,779,794	933,361
Lease liability	510,034	494,979
Note payable, net	321,843	-
Notes payable - related party, net	266,146	-
Total current liabilities	6,951,897	2,622,962

Lease liability, net of current portion	1,021,330	1,531,364
Redeemable preferred stock	1,702,000	-
Total liabilities	9,675,227	4,154,326

Commitments and contingencies (Note 2 and 5)	-	-

Stockholders’ (Deficit) Equity
Preferred Stock, 4,000,000 and 0 shares authorized, par value $0.0001, 1,702 and 0 issued and outstanding, respectively	-	-
Common stock, 55,000,000 shares authorized, par value $0.0001, 9,754,364 and 4,454,665 issued and outstanding, respectively	975	445
Subscription receivable	(6,724)	(15,544)
Additional paid-in capital	35,342,098	27,407,372
Accumulated deficit	(39,272,388)	(26,655,980)
Total stockholders’ (deficit) equity	(3,936,039)	736,293
Total liabilities and stockholders’ (deficit) equity	$5,739,188	$4,890,619

See the accompanying notes to the consolidated financial statements.

F-24

JET.AI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2023	2022

Revenues	$12,214,556	$21,862,728

Cost of revenues	12,393,089	19,803,739

Gross (loss) profit	(178,533)	2,058,989

Operating Expenses:
General and administrative (including stock-based compensation of $6,645,891 and $6,492,653, respectively)	11,597,173	9,230,789
Sales and marketing	573,881	426,728
Research and development	160,858	137,278
Total operating expenses	12,331,912	9,794,795

Operating loss	(12,510,445)	(7,735,806)

Other expense (income):
Interest expense	103,615	-
Other income	(116)	(3)
Total other expense (income)	103,499	(3)

Loss before provision for income taxes	(12,613,944)	(7,735,803)

Provision for income taxes	2,464	2,400

Net Loss	$(12,616,408)	$(7,738,203)

Less cumulative preferred stock dividends	46,587	-

Net Loss to common stockholders	$(12,662,995)	$(7,738,203)

Weighted average shares outstanding - basic and diluted	6,326,806	4,409,670
Net loss per share - basic and diluted	$(2.00)	$(1.75)

See the accompanying notes to the consolidated financial statements.

F-25

JET.AI, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Subscription	Additional Paid-in	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at December 31, 2021	4,342,626	$434	$(96,600)	$19,911,412	$(18,917,777)	$897,469
Stock-based compensation	-	-	-	6,492,653	-	6,492,653
Sale of Common Stock for cash	121,323	12	(15,544)	2,919,692	-	2,904,160
Receipt of subscription receivable	-	-	96,600	-	-	96,600
Offering costs	-	-	-	(1,691,386)	-	(1,691,386)
Preferred share redemption	(9,284)	(1)	-	(224,999)	-	(225,000)
Net loss	-	-	-	-	(7,738,203)	(7,738,203)
Balance at December 31, 2022	4,454,665	$445	$(15,544)	$27,407,372	$(26,655,980)	$736,293
Stock-based compensation	148,950	15	-	6,645,876	-	6,645,891
Sale of Common Stock for cash	65,960	7	(86,370)	1,598,623	-	1,512,260
Receipt of subscription receivable	-	-	95,190	-	-	95,190
Offering costs	-	-	-	(437,665)	-	(437,665)
Recapitalization	4,494,789	449	-	(2,128,994)	-	(2,128,545)
Issuance of Common Stock upon exercise of warrants	90,000	9	-	1,034,991	-	1,035,000
Issuance of Common Stock pursuant to Forward Purchase Agreement	500,000	50	-	1,221,895	-	1,221,945
Net loss	-	-	-	-	(12,616,408)	(12,616,408)
Balance at December 31, 2023	9,754,364	$975	$(6,724)	$35,342,098	$(39,272,388)	$(3,936,039)

See the accompanying notes to the consolidated financial statements.

F-26

JET.AI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,616,408)	$(7,738,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	135,251	134,383
Amortization of debt discount	87,989	-
Stock-based compensation	6,645,891	6,492,653
Non-cash operating lease costs	509,079	494,468
Changes in operating assets and liabilities:
Accounts receivable	(96,539)	-
Other current assets	167,790	(278,313)
Accounts payable	366,594	(53,268)
Accrued liabilities	665,426	835,576
Deferred revenue	846,433	497,030
Lease liability	(494,979)	(480,368)
Net cash used in operating activities	(3,783,473)	(96,042)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,339)	-
Purchase of intangible assets	(51,524)	-
Investment in joint venture	(100,000)	-
Return of aircraft deposit	-	1,093,600
Deposits and other assets	(35,135)	(803,112)
Net cash (used in) provided by investing activities	(190,998)	290,488

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds - related party advances	-	42,000
Repayments - related party advances	-	(242,196)
Proceeds - notes payable, net of discount	275,000	-
Proceeds - related party notes payable, net of discount	225,000	-
Payments on line of credit	-	(194,727)
Offering costs	(437,665)	(1,691,386)
Exercise of warrants	1,035,000	-
Preferred share redemption	-	(225,000)
Proceeds from sale of Common Stock	2,829,395	3,000,760
Proceeds from business combination	620,893	-
Net cash provided by financing activities	4,547,623	689,451

Increase in cash and cash equivalents	573,152	883,897
Cash and cash equivalents, beginning of year	1,527,391	643,494
Cash and cash equivalents, end of year	$2,100,543	$1,527,391

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$2,464	$2,400

Non cash investing and financing activities:
Subscription receivable from sale of Common Stock	$86,370	$15,544
Operating lease, Right-of-use assets and liabilities	$-	$2,506,711
Increase in accounts payable due to Business Combination	$1,047,438	$-
Increase in redeemable preferred stock due to Business Combination	$1,702,000	$-
Prepaid offering costs	$800,000	$-
Discounts issued with notes payable	$168,750	$-

See the accompanying notes to the consolidated financial statements.

F-27

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Oxbridge Acquisition Corp. (“Oxbridge”) was incorporated as a Cayman Islands exempted company on April 12, 2021. Oxbridge was incorporated for the purpose of effecting a merger, capital stock or share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Jet Token Inc. was formed on June 4, 2018 (“Inception”) in the State of Delaware and is headquartered in Las Vegas, Nevada.

On August 10, 2023,the BC Closing Date, Oxbridge consummated the business combination transaction (“Business Combination”) pursuant to the Business Combination Agreement and Plan of Reorganization with OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token, Inc., a Delaware corporation (“Jet Token”). Pursuant to the terms of the Business Combination Agreement, a business combination between Oxbridge and Jet Token was effected through the merger of First Merger Sub and Jet Token, with Jet Token emerging as the surviving company, followed by a merger between Jet Token and Second Merger Sub, with Second Merger Sub emerging as the surviving company as a wholly owned subsidiary of Oxbridge. In connection with the finalization of the Business Combination on August 10, 2023, Oxbridge filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the Company was domesticated and continues as a Delaware corporation (the “Domestication”) and immediately changed its name to Jet.AI, Inc. (“Jet.AI” or the “Company”). Upon consummation of the Business Combination, the Company has one class of common stock, par value $0.0001 per share, which is listed on Nasdaq under the ticker symbol “JTAI”. The Company’s Warrants are listed on Nasdaq under the ticker symbols “JTAIW” and “JTAIZ”, respectively.

Following the closing of the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests in the Second Merger Sub and its subsidiaries, and the stockholders of Jet Token as of immediately prior to the effective time of the First Merger (the “Jet Token Stockholders”) hold a portion of the Company’s common stock, par value $0.0001 per share (the “Jet.AI Common Stock”).

As a result of and upon the effective time of the Domestication: (a) each then issued and outstanding Class A Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (b) each then issued and outstanding Class B Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (c) each then issued and outstanding Oxbridge Warrant was converted automatically into a warrant to purchase one share of Jet.AI Common Stock pursuant to the Warrant Agreement (“Jet.AI Warrant”); and (d) each then issued and outstanding Oxbridge Unit was converted automatically into a Jet.AI Unit, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant.

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that was converted into shares of Jet Token Common Stock immediately prior to the Effective Time, was cancelled and automatically converted into the right to receive (x) the number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio of 0.03094529, and (y) the number of warrants (“Merger Consideration Warrants”) equal to the Warrant Exchange Ratio of 0.04924242; (ii) each Jet Token Option, whether or not exercisable and whether or not vested, that was outstanding immediately prior to the Effective Time was automatically converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement); (iii) each Jet Token Warrant issued and outstanding immediately prior to the Effective Time was automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio; and (iv) each Jet Token RSU Award that was outstanding immediately prior to the Effective Time was converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio as determined in accordance with the Business Combination Agreement.

The Company, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of the Company’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via the Company’s leased and managed aircraft, (iv) direct chartering of its HondaJet aircraft by Cirrus, (v) aircraft brokerage and (vi) service revenue from the monthly management and hourly operation of customer aircraft.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since Inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022 and 2023. During the next twelve months, the Company intends to fund its operations with funds from its operations, drawdowns under its GEM share purchase agreement, as well as proceeds from other financing arrangements. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. The consolidated balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements herein.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer (the “Reverse Recapitalization”). Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

Jet Token has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

●	Jet Token’s existing stockholders have the greatest voting interest in the combined entity;
●	Jet Token existing stockholders have the ability to nominate a majority of the initial members of the combined entity Board;
●	Jet Token’s senior management is the senior management of the combined entity
●	Jet Token is the larger entity based on historical operating activity and has the larger employee base; and
●	The post-combination company has assumed a Jet Token branded name: “Jet.AI Inc.”

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Jet.AI Inc. and its wholly owned subsidiaries, Summerlin Aviation LLC, Jet Token Software Inc., Jet Token Management Inc., Galilee LLC, and Galilee 1 SPV LLC and Cloudrise Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

The consolidated assets, liabilities, and results of operations prior to the Reverse Recapitalization are those of Jet Token. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Risks and Uncertainties

The Company has a limited operating history and has only recently begun generating revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, regulations on carbon emissions from aviation and market acceptance of the Company’s business model. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

For the purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Included within cash and cash equivalents is restricted cash of $500,000 at December 31, 2023 and 2022.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the consolidated balance sheet. The deferred offering costs will be charged to stockholders’ (deficit) equity upon the completion of an offering or to expense if the offering is not completed.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Current Assets

Other current assets include security deposits, which relate primarily to contractual prepayments to third-parties for future services, prepaid expenses and customer receivables for additional expenses incurred in their charter trips.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. As of December 31, 2023 and 2022, property and equipment consisted entirely of equipment which is being depreciated over a three-year period.

Internal Use Software

The Company incurs software development costs to develop software programs to be used solely to meet its internal needs and cloud-based applications used to deliver its services. In accordance with ASC 350-40, Internal-Use Software, the Company capitalizes development costs related to these software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed, and the software will be used to perform the function intended. As of December 31, 2023 and 2022, the Company has capitalized approximately $398,000 of internal software related costs, which is included in intangible assets in the accompanying consolidated balance sheets. The software officially launched on December 31, 2020. Amortization expense for the years ended December 31, 2023 and 2022 was $132,702, and is included in cost of revenues in the accompanying consolidated statements of operations. Accumulated amortization as of December 31, 2023 was $398,101.

Investments in Joint Ventures

In January 2023, the Company formed a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services, 380 Software LLC, a Nevada limited liability company. Costs and profits are to be shared equally. The Company accounts for these investments using the equity method whereby the initial investment is recorded at cost and subsequently adjusted by the Company’s share of income or loss from the joint venture. The Company has made investments in the joint venture totaling $100,000 during the year ended December 31, 2023. There is currently no financial activity or material assets to report for this joint venture beyond this initial investment.

Leases

The Company determines if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current and operating lease liabilities, non-current on the consolidated balance sheets. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term. Operating lease right-of-use assets are recognized at lease commencement date based on the present value of the future minimum lease payments over the lease term. The interest rate implicit in each lease was readily determinable to discount lease payments.

The operating lease right-of-use assets include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating right-of-use asset when they are at the Company’s discretion and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on the Company’s consolidated balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

The Company follows ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets. ASC 360 requires that if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Revenue Recognition

In applying the guidance of ASC 606, the Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from a variety of sources including, but not limited to, (i) fractional/whole aircraft sales, (ii) fractional ownership and jet card programs, (iii) ad hoc charter through the Jet Token App and (iv) aircraft management.

Under the fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF). Revenues from the sale of fractional or whole interests in an aircraft are recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The jet card program consists of a fixed hourly rate for flight hours typically paid 100% up front.

Revenue is recognized upon transfer of control of the Company’s promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time.

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized when the Company satisfies its performance obligation to the customer at a future date. As of December 31, 2023 and 2022, the Company deferred $1,510,976 and $933,361, respectively, related to prepaid flight hours under the jet card program for which the related travel had not yet occurred.

The Company also generates revenues from individual ad hoc charter bookings processed through the Company’s App, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the App. In addition, Cirrus markets charter on the Company’s aircraft for the Company’s benefit. Deferred revenue with respect to the App was $268,818 as of December 31, 2023.

The Company utilizes certificated independent third-party air carriers in the performance of a portion of flights. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to members is similar regardless of which third-party air carrier is involved. The Company directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements. Owner charter revenue is recognized for flights where the owner of a managed aircraft sets the price for the trip. The Company records owner charter revenue at the time of flight on a net basis for the margin we receive to operate the aircraft. If the Company has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a breakout of revenue components by subcategory for the years ended December 31, 2023 and 2022.

	For the Year Ended
	December 31,
	2023	2022

Software App and Cirrus Charter	$7,125,230	$2,004,807
Jet Card and Fractional Programs	2,847,533	2,257,736
Management and Other Services	2,241,793	400,185
Fractional/Whole Aircraft Sales	-	17,200,000
	$12,214,556	$21,862,728

Flights

Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round-trip flights, revenue is recognized upon arrival at the destination for each flight segment.

Fractional and jet card members pay a fixed quoted amount for flights based on a contractual capped hourly rate. Ad hoc charter customers primarily pay a fixed rate for flights. In addition, flight costs are paid by members through the purchase of dollar-denominated prepaid blocks of flight hours (“Prepaid Blocks”), and other incidental costs such as catering and ground transportation are billed monthly as incurred. Prepaid Blocks are deferred and recognized as revenue when the member completes a flight segment.

Aircraft Management

The Company manages aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes the recovery of owner-incurred expenses including maintenance coordination, cabin crew and pilots, as well as recharging of certain incurred aircraft operating costs and expenses such as maintenance, fuel, landing fees, parking and other related operating costs. The Company passes the recovery and recharge costs back to owners at either cost or a predetermined margin.

Aircraft management-related revenue contains two types of performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.

Aircraft Sales

The Company acquires aircraft from vendors and various other third-party sellers in the private aviation industry. The Company’s classifies the purchase as aircraft inventory on the consolidated balance sheets. Aircraft inventory is valued at the lower of cost or net realizable value. Sales are recorded on a gross basis within revenues and cost of revenue in the consolidated statements of operations. The Company recorded aircraft sales of $0 and $17,200,000 for the years ended December 31, 2023 and 2022, respectively.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pass-Through Costs

In applying the guidance of ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are distinct performance obligations. The Company then assesses whether it is acting as an agent or a principal for each identified performance obligation and includes revenue within the transaction price for third-party costs when the Company determines that it is acting as the principal.

Cost of Sales

The cost of sales expenses includes costs incurred in providing air transportation services, such as chartering third-party aircraft, aircraft lease expenses, pilot training and wages, aircraft fuel, aircraft maintenance, and other aircraft operating expenses.

1.	Chartering Third-Party Aircraft: The cost of chartering third-party aircraft is recorded as a part of the cost of sales expense. These expenses include the fees paid to third-party operators for providing aircraft services on behalf of the company. Expenses are recognized in the income statement in the period when the service is rendered and are reported on an accrual basis.

2.	Aircraft Lease Expenses: Aircraft lease expenses include the cost of leasing aircraft for the company’s operations. The lease expenses are recognized as an operating expense in the income statement over the lease term on a straight-line basis.

3.	Pilot Training and Wages: Pilot training costs are expensed as incurred and are included in the cost of sales expenses. This encompasses expenses related to initial pilot training, recurrent training, and any additional required training programs. Pilot wages, including salaries, bonuses, and benefits, are also recognized as a part of the cost of sales expenses and are reported on an accrual basis.

4.	Aircraft Fuel: The cost of aircraft fuel is recognized as an expense in the cost of sales category based on the actual consumption during flight operations. Fuel costs are recorded in the income statement in the period when the fuel is consumed and are reported on an accrual basis.

5.	Aircraft Maintenance: Aircraft maintenance expenses include both routine and non-routine maintenance. Routine maintenance costs are expensed as incurred and are recorded as a part of the cost of sales expense. Non-routine maintenance expenses, such as major repairs and overhauls, are capitalized and amortized over their expected useful life. The amortization expense is included in the cost of sales expense and is recognized in the income statement on a straight-line basis over the asset’s useful life.

6.	Other Aircraft Operating Expenses: Other aircraft operating expenses include costs such as insurance, landing fees, navigation charges, and catering services. These expenses are recognized in the income statement as a part of the cost of sales expenses in the period when they are incurred and are reported on an accrual basis.

Advertising Costs

The Company expenses the cost of advertising and promoting the Company’s services as incurred. Such amounts are included in sales and marketing expense in the consolidated statements of operations and totaled $573,881 and $426,728, for the years ended December 31, 2023 and 2022, respectively.

Research and Development

The Company incurs research and development costs during the process of researching and developing its technologies and future offerings. The Company’s research and development costs consist primarily of payments for third party software development that is not capitalizable. The Company expenses these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit. At December 31, 2023, management is not aware of any uncertain tax positions that would have a material impact on the Company’s consolidated financial statements.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which the Company incurs a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the years ended December 31, 2023 and 2022, there were 3,659,015 and 3,216,408 options, 25,975,001 and 0 warrants, respectively, excluded from the EPS calculation.

Concentration of Credit Risk

The Company maintains its cash with several major financial institutions located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Allowance for Credit Losses

The Company recognizes an expected allowance for credit losses with respect to its accounts receivable. In addition, also at each reporting date, this estimate is updated to reflect any changes in credit risk since the receivable was initially recorded. This estimate is calculated on a pooled basis where similar risk characteristics exist. Accounts receivable are evaluated individually when they do not share similar risk characteristics which could exist in circumstances where amounts are considered at risk or uncollectible This estimate is adjusted for management’s assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. The Company believes historical loss information is a reasonable starting point in which to calculate the expected allowance for credit losses as the Company’s customers have remained constant since the Company’s inception. The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized in income or an offset to credit loss expense in the year of recovery, in accordance with the entity’s accounting policy election. The total amount of write-offs was immaterial to the consolidated financial statements as a whole for the year ending December 31, 2023. No allowance for credit losses was considered necessary at December 31, 2023.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Reporting

The Company identifies operating segments as components of the Company for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. The Company determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue, for purposes of making operating decisions, allocating resources, and assessing performance. All of the Company’s long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

Recently Adopted Accounting Guidance

In June 2016, the FASB issued guidance (FASB ASC 326) which significantly changed how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the Company that are subject to the guidance in FASB ASC 326 were accounts receivable.

The Company adopted the standard effective January 1, 2023. The impact of the adoption was not considered material to the consolidated financial statements and primarily resulted in new/enhanced disclosures only.

NOTE 3 – OTHER ASSETS

Other assets consisted of the following:

	2023	2022
Deposits	$108,361	$73,226
Lease Maintenance Reserve	689,750	689,750
Total Other Assets	$798,111	$762,976

NOTE 4 – NOTES PAYABLE

Bridge Agreement

On September 11, 2023, the Company entered into a binding term sheet (“Bridge Agreement”) with eight investors whereby the investors purchased from the Company senior secured promissory notes in the aggregate principal amount of $625,000, including $281,250 from related parties. The Bridge Agreement was entered into with, and funding was provided by, Michael Winston, the Executive Chairman of the Board and Interim Chief Executive Officer, Wrendon Timothy, a member of the Board and all three Committees of the Board, William Yankus, a member of the Board and two of its Committees, and Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as four other investors named in the Bridge Agreement. Given Mr. Winston’s dual role as a participant in the negotiations with third parties and his participation in the bridge financing itself, for avoidance of doubt, he has agreed to waive any right to receive accrued interest on the principal amount of his note as well as any redemption premium or any increase in the principal amount of his note in connection with an event of default, which totals in an aggregate of $20,325 as of December 31, 2023.

The Company received net proceeds of $500,000, resulting in an original issue discount of $112,500. The notes bear interest at five percent (5%) per annum and are due and payable on March 11, 2024 (the “Maturity Date”). The Company will also have the option to prepay the notes with no penalties at any time prior to the Maturity Date. The Company is required to redeem the notes with one hundred percent (100%) of the proceeds of any equity or debt financing, on a pro rata basis, at a redemption premium of one hundred and ten percent (110%) of the principal amount of the notes. The Company anticipates redeeming the notes in full with proceeds expected to be received over the next several months from existing financing arrangements. The Company recognized a debt discount of $181,250 from the notes, of which $90,625 was amortized through December 31, 2023. Interest expense was $103,615 for the year ended December 31, 2023.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An event of default under the notes includes failing to redeem the notes as provided above and other typical bankruptcy events of the Company. In an event of default, the outstanding principal of the notes shall increase by one hundred and twenty percent (120%), and investors may convert the notes into common stock of the Company at the lower of (a) the Fixed Conversion Price or (b) the lowest daily volume-weighted average price reported by Bloomberg (“VWAP”) of the Common Stock during the ten (10) business days before the conversion date. If the daily VWAP of the common stock is below $1.00 for ten (10) consecutive trading days, the Conversion Price shall be 95% of the lowest daily VWAP ten (10) days before conversion date.

These notes were fully repaid in March 2024.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Lease

In November 2021, the Company entered into a leasing arrangement with a third party for an aircraft to be used in the Company’s operations. The lease term is for 60 months, expiring November 2026, and requires monthly lease payments. At any time during the lease term, the Company has the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time.

The lease agreement also requires the Company to hold a liquidity reserve of $500,000 in a separate bank account as well as a maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is held in a bank account owned by the Company. As such, this is classified as restricted cash and is included in cash and cash equivalents in the accompanying consolidated balance sheets. The maintenance reserve are funds held by the lessor to be used for reasonable maintenance expenses in excess of those covered by the airframe and engine maintenance programs maintained by the Company. These maintenance programs are designed to fully cover the Company’s aircraft’s maintenance costs, both scheduled and unscheduled, and therefore the Company does not expect these funds will be drawn upon. If funds from the maintenance reserve are expended by the lessor, the Company is required to replenish the maintenance reserve account up to the required reserve amount. Any funds remaining at the end of the Lease term will be returned to the Company. The maintenance reserve is included within deposits and other assets in the accompanying consolidated balance sheets. In connection with this leasing arrangement, the Company agreed to pay an arrangement fee of $70,500 to a separate third party.

On April 4, 2022, the Company entered into an additional leasing arrangement with a third party for an aircraft to be used in the Company’s operations, substantially identical to the terms of the November 2021 agreement. The lease term was for 60 months, expiring April 4, 2027, and required monthly lease payments. At any time during the lease term, the Company had the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time. The lease agreement also required the Company to maintain its existing liquidity reserve of $500,000 in a separate bank account as well as an additional maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is required to be held in a bank account owned by the Company. Any funds remaining at the end of the Lease term would be returned to the Company. In May 2022, the Company exercised the option to purchase the aircraft from the lessor and in June 2022 sold the aircraft.

Total lease expense for the years ended December 31, 2023 and 2022 was $1,192,184 and $863,824, respectively, which is included within cost of revenues in the accompanying statement of operations.

F-37

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Right-of-use lease assets and lease liabilities for our operating lease was recorded in the consolidated balance sheet as follows:

	For the Year Ended
	December 31,
	2023	2022

Operating lease right-of-use asset	$2,576,036	$2,576,036
Accumulated amortization	(1,003,547)	(494,468)
Net balance	$1,572,489	$2,081,568

Lease liability, current portion	$510,034	$494,979
Lease liability, long-term	1,021,330	1,531,364
Total operating lease liabilities	$1,531,364	$2,026,343

As of December 31, 2023, the weighted average remaining lease term was 3.0 years, and the weighted average discount rate was 3%.

As of December 31, 2023, future minimum required lease payments due under the non-cancellable operating lease are as follows:

2024	549,000
2025	549,000
2026	503,250
Total future minimum lease payments	1,601,250
Less imputed interest	(69,886)
Maturities of lease liabilities	$1,531,364

Share Purchase Agreement

Jet Token executed a Share Purchase Agreement, dated as of August 4, 2022, with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”), which was automatically assumed by the Company in connection with the Business Combination. In connection with the Business Combination, the Company has the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s common stock during the 36-month period following the date of listing.

In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of the Company’s common stock, payable on or prior to the first anniversary of the date of listing. Pursuant to the Share Purchase Agreement, the Company issued to GEM a warrant granting it the right to purchase up to 2,179,447 shares of common stock of the Company on a fully diluted basis. The warrant has an exercise price of $8.40 and a term of three years.

The Company has also entered into a Registration Rights Agreement with GEM, obligating the Company to file a registration statement with respect to resales of the shares of common stock issuable to GEM under the Share Purchase Agreement and upon exercise of the warrant. Because such registration statement was not declared effective by October 23, 2023 (the “Effectiveness Deadline”), the Company must pay to GEM an amount equal to $10,000 for each day following the Effectiveness Deadline until the registration statement has been declared effective. The fee payable under the GEM Registration Rights Agreement will not exceed $300,000 if such delay in the declaration of effectiveness of the registration statement is caused by delays in SEC review of the registration statement or the SEC’s refusal to declare the registration statement effective. The Company has accrued $300,000 as of December 31, 2023 with respect to this agreement.

On October 23, 2023, the Company entered into a warrant amendment agreement, retroactively effective as of August 10, 2023 (the “GEM Warrant Amendment”). The GEM Warrant Amendment provides that GEM can elect to limit the exercisability of its warrant (the “GEM Warrant”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), such that it is not exercisable to the extent that, after giving effect to the exercise, GEM and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such exercise. On October 23 2023, GEM provided a notice to the Company electing to have this limit apply to the GEM Warrant effective as of August 10, 2023. GEM may revoke this election notice by providing written notice to the Company of such revocation, which revocation would not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

F-38

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Forward Purchase Agreement

On August 6, 2023, Oxbridge entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Seller”) (the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. For purposes of the Forward Purchase Agreement, Oxbridge is referred to as the “Counterparty” prior to the consummation of the Business Combination, while Jet.AI is referred to as the “Counterparty” after the consummation of the Business Combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, the Seller intended, but was not obligated, to purchase up to 1,186,952 (the “Purchased Amount”) Class A ordinary shares, par value $0.0001 per share, of Oxbridge (“Oxbridge Shares”) concurrently with the Closing pursuant to the Seller’s FPA Funding Amount PIPE Subscription Agreement (as defined below), less the number of Oxbridge Shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”). No Seller was required to purchase an amount of Oxbridge Shares such that following such purchase, that Seller’s ownership would exceed 9.9% of the total Oxbridge Shares outstanding immediately after giving effect to such purchase, unless the Seller, at its sole discretion, waived such 9.9% ownership limitation. The number of shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

The Forward Purchase Agreement provided for a prepayment shortfall in an amount in U.S. dollars equal to $1,250,000 (the “Prepayment Shortfall”); provided that Seller shall pay one half (1/2) of the Prepayment Shortfall to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) (the “Initial Shortfall”) and, at the request of Counterparty, the other one half (1/2) of the Prepayment Shortfall (the “Future Shortfall”) on the date that the SEC declares the Registration Statement effective (the “Registration Statement Effective Date”), provided the VWAP Price is greater than $6.00 for any 45 trading days during the prior 90 consecutive trading day period and average daily trading value over such period equals at least four times the Future Shortfall. Seller in its sole discretion may sell Recycled Shares at any time following the Trade Date and at any sales price, without payment by Seller of any Early Termination Obligation until such time as the proceeds from such sales equal 100% of the Initial Shortfall and 100% of the Future Shortfall actually paid to Counterparty (as set forth under Shortfall Sales in the Forward Purchase Agreement) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the forward Purchase Agreement applicable to Terminated Shares, when an OET Notice is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of the Seller (as further described in the “Optional Early Termination” and “Shortfall Sales” sections in the Forward Purchase Agreement).

The Forward Purchase Agreement provided that the Seller would be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the number of shares as set forth in a Pricing Date Notice and (ii) the redemption price per share as defined in Article 49.5 of Oxbridge’s Amended and Restated Memorandum and Articles of Association, effective as of August 11, 2021, as amended from time to time (the “Initial Price”), less (y) the Prepayment Shortfall.

The Seller agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Business Combination, as well as any redemption rights under Oxbridge’s Amended and Restated Memorandum and Articles of Association that would require redemption by Oxbridge. Such waiver reduced the number of Oxbridge Shares redeemed in connection with the Business Combination, which may have altered the perception of the potential strength of the Business Combination.

F-39

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The shares initially held by Seller consisted of 663,556 shares it purchased from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Seller purchased 247,756 “Additional Shares” directly from the Company for a per share price of $10.00 pursuant to a subscription agreement entered into on August 6, 2023 (the “FPA Funding Amount PIPE Subscription Agreement”). Of the shares it purchased, 50,000 shares represented Share Consideration to Seller under the Forward Purchase Agreement and are not subject to the terms of the Forward Purchase Agreement, meaning that Seller is free to sell such shares and retain all proceeds therefrom. Netting out the Share Consideration, the total “Number of Shares” initially subject to the terms of the Forward Purchase Agreement was 861,312, comprising 613,556 “Recycled Shares” and 247,756 Additional Shares. Following the Closing of the Business Combination, approximately $7.4 million remained in the trust account pursuant to the Forward Purchase Agreement. The Company paid Seller $6,805,651, representing amounts payable by us to Seller under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares issued to Seller under the FPA Funding Amount PIPE Subscription Agreement; and Seller paid the Company one-half (1/2) of the Prepayment Shortfall, or $625,000.

On August 31, 2023 and October 2, 2023, the Company entered into an amendment and a second amendment, respectively (together, the “Amendments”) to its Forward Purchase Agreement.

The combined effect of the Amendments was to:

●	increase the total number of additional shares Seller purchased from the Company under an FPA Funding Amount PIPE Subscription Agreement to 548,127 shares of the Company’s common stock,
●	provide payment to the Company of “Future Shortfall” amounts totaling $550,000 and reducing the Prepayment Shortfall to $1,175,000, all of which has been paid to the Company,
●	increase the total share consideration to Seller to 275,000 shares of the Company’s common stock,
●	reduce the remaining number of Recycled Shares to 296,518,
●	increase the number of shares subject to the Forward Purchase Agreement to 994,645, and
●	extend the “Valuation Date” to the two year anniversary of the Closing of the Business Combination, or earlier at the discretion of Seller and upon notice to the Company.

The Forward Purchase Agreement, as amended, provides for a cash settlement following the Valuation Date, at which time Seller is obligated to pay the Company an amount equal to the “Number of Shares” subject to the Forward Purchase Agreement (provided such Shares are registered for resale or freely transferrable pursuant to an exemption from registration) multiplied by a per share price reflecting the Company’s volume weighted average trading price over a number of days following the Valuation Date, subject to alternate calculations in certain circumstances and Meteora’s option to early terminate the Forward Purchase Agreement. The Forward Purchase Agreement was determined to be a freestanding equity-linked financial instrument under ASC 480. The FPA does not include an obligation to issue warrants. As such, the FPA shares were classified as equity and net payments made to the company were recorded to additional paid in capital as part of the recapitalization.

Pursuant to the terms of the Forward Purchase Agreement, in December 2023, Meteora sent Optional Early Termination Notices to the Company informing the Company that it had elected to terminate the transaction with respect to all outstanding shares and paid the Company an aggregate $921,945. As a result of the foregoing, the net proceeds received by the Company from the issuance of additional common stock pursuant to the Forward Purchase Agreement and the FPA Funding Amount PIPE Subscription Agreement are $1,221,945 and the facility was terminated.

FPA Funding Amount PIPE Subscription Agreements

On August 6, 2023, Oxbridge entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with Seller.

Pursuant to the FPA Funding PIPE Subscription Agreement, Seller agreed to subscribe for and purchase, and Oxbridge agreed to issue and sell to Seller, on the Closing Date, an aggregate of up to 1,186,952 Oxbridge Shares, less the Recycled Shares in connection with the Forward Purchase Agreement.

F-40

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maxim Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Maxim Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s initial public offering (“Maxim”). Pursuant to the Maxim Settlement Agreement, the Company issued 270,000 shares of Jet.AI Common Stock to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim, which shares of Jet.AI Common Stock are subject to a Registration Rights Agreement. The Company also issued 1,127 shares of 8% Series A Cumulative Convertible Preferred Stock in an amount equal in value to $1,127,000 (the “Series A Preferred Shares”). The shares of Jet.AI Common Stock issuable upon conversion of the Series A Preferred Shares are subject to mandatory redemption on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A Preferred Shares.

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Sponsor Settlement Agreement”) with Sponsor. Pursuant to the Sponsor Settlement Agreement, the Company issued 575 shares of the Company’s 5% Series A-1 Cumulative Convertible Preferred Stock (the “Series A-1 Preferred Shares”) to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The shares of Jet.AI Common Stock issuable upon conversion of the Series A-1 Preferred Shares are subject to mandatory redemption on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A Preferred Shares. Cumulative preferred stock dividends on Series A-1 preferred shares were $46,587 at December 31, 2023.

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock and Preferred Stock

The Amended and Restated Certificate of Incorporation of the Company dated August 10, 2023 authorized the issuance of 59,000,000 shares, consisting of two classes: 55,000,000 shares of common stock, $0.0001 par value per share, and 4,000,000 shares of preferred stock, $0.0001 par value per share. As of December 31, 2023, there are 1,702 issued and outstanding shares of preferred stock.

Upon the consummation of the Business Combination, 4,523,167 shares of Jet.AI Common Stock and 7,196,375 Merger Consideration Warrants were issued to the Historical Rollover Shareholders in exchange for all outstanding shares of Jet Token Common Stock (including shares of Jet Token Preferred Stock converted in the Conversion). The Company also reserved for issuance up to 3,284,488 shares of Jet.AI Common Stock in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options, and 148,950 shares of Jet.AI Common Stock and 237,030 Merger Consideration Warrants in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards. Each Merger Consideration Warrant entitles the registered holder to purchase one whole share of the Company’s common stock at a price of $15.00 per share and expire ten years after issuance. The Company also had 5,760,000 warrants outstanding as of December 31, 2023 with an exercise price of $11.50.

In addition, in connection with the Business Combination, the Jet.AI Board adopted the Omnibus Incentive Plan in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of Jet.AI Inc. and its affiliates, which is essential to Jet.AI Inc.’s long term success. The Omnibus Incentive Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination.

In February 2020, the Company undertook a Regulation A, Tier 2 offering for which it is selling up to 1,031,510 non-voting common stock at $9.69 per share for a maximum of $10,000,000. During the year ended December 31, 2023, the Company also collected on the sale of an additional 1,915 shares of non-voting common stock for gross proceeds of $18,598 under this offering.

F-41

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2021, the Company undertook another Regulation A, Tier 2 offering for which it is selling up to 902,777 non-voting common stock at $24 per share for a maximum of $21,880,000. During the year ended December 31, 2022, the Company issued an additional 119,407 shares of non-voting common stock under this offering for aggregate gross proceeds of $2,901,106, with $15,544 of these proceeds pending release from escrow at December 31, 2022. During the year ended December 31, 2023, the Company collected on the escrow funds and issued an additional 65,960 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $1,598,630, with $6,724 of these proceeds pending release from escrow at December 31, 2023. This offering closed on January 18, 2023.

Stock Options

In connection with the Business Combination, the Company adopted the Omnibus Incentive Plan. The Omnibus Incentive Plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. The Omnibus Incentive Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination. As of December 31, 2023, the total number of shares reserved for issuance under the Omnibus Incentive Plan was 19,802. The Omnibus Incentive Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

On June 4, 2018, the Company’s Board of Directors adopted the 2018 Plan, which provides for the grant of equity awards to employees, non-employee directors, and consultants to purchase Common Shares. As of December 31, 2023 and 2022, the total number of shares reserved for issuance under the 2018 Plan was 2,320,897. The 2018 Plan is administered by the Company’s Board of Directors.

In August 2021, the Company’s Board of Directors adopted the 2021 Plan, which provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and RSUs to purchase shares. Up to 154,726 shares of common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of common stock authorized under the 2021 Plan to 464,179. In the event that shares of common stock subject to outstanding options or other securities under the Company’s 2018 Stock Option and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan. The 2021 Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

During the year ended December 31, 2022, the Company granted a total of 284,016 stock options to purchase common stock to various advisors and consultants. The options have a ten-year life and are exercisable at $10.42. 42,643 of the options were immediately vested on the grant date while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $4,774,000, which will be recognized over the vesting period.

During the year ended December 31, 2023, the Company granted a total of 458,080 stock options to purchase common stock to various employees, advisors and consultants. The options have a ten-year life and have exercise prices ranging from $2.50 to $10.42. 35,000 of the options were immediately vested on the grant date, 6,189 of the options vest over a period of two months, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $2,113,000, which will be recognized over the vesting period. As of December 31, 2023, the Company had 3,659,015 total options outstanding with a weighted average exercise price of $6.19. At December 31, 2023, 19,802 options were available for grant.

F-42

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of our stock option activity for the years ended December 31, 2023 and 2022, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2021	2,932,392	$6.09	8.93
Granted	284,016	10.42	10.00
Exercised	-	-	-
Forfeitures	-	-	-
Outstanding at December 31, 2022	3,216,408	6.48	8.06
Granted	458,080	3.91	10.00
Exercised	-	-	-
Forfeitures	(15,473)	(10.42)	-
Outstanding at December 31, 2023	3,659,015	$6.19	7.40

Exercisable at December 31, 2023	2,943,807	$7.64	7.10

The Company estimates the fair value of stock options that contain service and/or performance conditions using the Black-Scholes option pricing model. The range of input assumptions used by the Company were as follows:

	2023	2022
Expected life (years)	6 to 10	6 to 10
Risk-free interest rate	3.55% - 4.55%	1.43% - 4.10%
Expected volatility	90%	80%
Annual dividend yield	0%	0%
Per share grant date fair value	$2.58	$17.47

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.

The expected term of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

During the years ended December 31, 2023 and 2022, stock-based compensation expense of $6,645,891 and $6,942,653, respectively, was recognized for the vesting of these options. As of December 31, 2023, there was approximately $4,690,000 in unrecognized stock-based compensation, which will be recognized through December 2026.

F-43

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Units

In August 2021, the Company granted Restricted Stock Units (RSUs) to a contractor. The grant allows the contractor to earn up to 148,950 shares of non-voting common stock and contains both service-based vesting requirements and liquidity event requirements. Service-based requirements are such that the contractor needs to continue to provide service through August 2022. In addition to the service-based requirements, in order for the RSUs to vest, the Company will need to undertake an IPO or a sale as defined by the grant notice. The RSUs vested as a result of the Business Combination and the full amount of the expense $1,280,970 was recorded during the year ended December 31, 2023.

Warrants

Number of outstanding warrants as of December 31, 2023 is as follows:

Warrant	Expiration Date	Exercise Price	Number Outstanding
JTAIW Warrants	8/11/2028	$11.50	16,362,149
JTAIZ Warrants	8/11/2033	$15.00	7,433,405
GEM Warrants	8/11/2026	$8.40	2,179,447
Total			25,975,001

NOTE 7 – RELATED PARTY TRANSACTIONS

From time to time, related parties make payments on the Company’s behalf or advance cash to the Company for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the years ended December 31, 2023 and 2022, the Company’s Founder and Executive Chairman advanced a total of $0 and $42,000, respectively, to the Company in the form of a non-interest-bearing loan, and the company repaid $0 and $242,196 of these advances, respectively. As of December 31, 2023 and 2022 there were no such advances outstanding.

See Note 4 for discussion of Bridge Agreement entered into with related parties.

NOTE 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company’s financial instruments, which consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable approximate fair value due to their short-term nature.

NOTE 9 – DEFERRED REVENUE

Changes in deferred revenue for the year ended December 31, 2023 were as follows:

Deferred revenue as of December 31, 2022	$933,361
Amounts deferred during the year	3,695,476
Revenue recognized from amounts included in the deferred revenue beginning balance	(933,361)
Revenue from current year sales	(1,915,682)
Deferred revenue as of December 31, 2023	$1,779,794

NOTE 10 – INCOME TAXES

For the years ended December 31, 2023 and 2022, the Company did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by the Company. The Company’s losses before income taxes consist solely of losses from domestic operations.

F-44

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	2023	2022
Statutory US Federal tax rate	21%	21%
Permanent differences:
State and local income taxes, net of Federal benefit	0.0%	0.0%
Stock compensation	-11.1%	-17.6%
Other	-0.1%	0.0%
Temporary differences	-1.3%	0.4%
Valuation allowance	-8.5%	-3.8%
Total	0.0%	0.0%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2023 and 2022 are comprised of the following:

	2023	2022
Deferred tax asset attributable to:
Net operating loss carryover	$2,529,000	$1,472,000
Valuation allowance	(2,529,000)	(1,472,000)
Net deferred tax asset	$-	$-

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards. Management has considered the Company’s history of cumulative net losses in the United States, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2023 and 2022, respectively. The Company reevaluates the positive and negative evidence at each reporting period. The Company’s valuation allowance increased during 2023 by approximately $1,087,000 primarily due to the generation of a net operating loss of approximately $5,100,000.

At December 31, 2023, the Company had federal net operating loss carry forwards of approximately $12,100,000. The federal operating losses since inception have no expiration.

Utilization of the U.S. federal and state net operating loss may be subject to a substantial annual limitation under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss that can be utilized annually to offset future taxable income and tax liabilities, respectively. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization.

The Company is subject to tax in the United States (“U.S.”) and files income tax returns in the U.S. Federal jurisdiction and several states and local jurisdictions where the Company has determined it has tax nexus. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception. The Company currently is not under examination by any tax authority.

F-45

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – SUBSEQUENT EVENTS

On January 17, 2024, the Company entered into a Warrant Exchange Agreement (the “Warrant Exchange Agreement”) with an unaffiliated third-party investor (the “Warrant Holder”) with respect to warrants to purchase an aggregate of 194,729 shares of its common stock, par value $0.0001 per share (the “Common Stock”) initially issued by the Company in its initial public offering on August 16, 2021 (the “Public Warrants”). Pursuant to the Warrant Exchange Agreement, on January 17, 2024, the Company has issued an aggregate of 194,729 shares of Common Stock to the Warrant Holder in exchange for the surrender and cancellation of the Public Warrants held by such holder.

On January 23, 2024, the Company entered into Warrant Exchange Agreements (the “Warrant Exchange Agreements”) with unaffiliated third-party investors (the “Warrant Holders”) with respect to warrants to purchase an aggregate of 483,637 shares of its common stock, par value $0.0001 per share (the “Common Stock”) initially issued by the Company in its initial public offering on August 16, 2021 (the “Public Warrants”). Pursuant to the Warrant Exchange Agreements, on January 23, 2024, the Company has issued an aggregate of 483,637 shares of Common Stock to the Warrant Holders in exchange for the surrender and cancellation of the Public Warrants held by such holders.

In January 2024, the Company issued 64,563 shares of common stock for gross proceeds of $742,475.

See Note 4 for outstanding bridge notes which were repaid in full in March 2024.

In March 2024, the Company sold 1,500,000 shares of common stock for gross proceeds of $1,110,000.

In March 2024, the Company closed a Securities Purchase Agreement for a private placement with Ionic Ventures, LLC (the “Investor”). The Company agreed to issue to the Investor 150 shares of the Company’s Series B Convertible Preferred Stock, a warrant to purchase up to 1,500 shares of Series B Preferred Stock and 250,000 shares of the Company’s common stock. The Company received gross proceeds of approximately $1.5 million.

The Company has evaluated subsequent events that occurred after December 31, 2023 through June 17, 2024, the date of these consolidated financial statements were available to be issued, and noted no additional events requiring recognition for disclosure.

F-46

Annex A

FORM OF REDEEMABLE WARRANT AMENDMENT

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment No. 1 (this “Amendment”) is made as of [●], 2024, by and between Jet.AI Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of August 11, 2021, between the Company (f/k/a Oxbridge Acquisition Corp. (“SPAC”)) and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement (i) solely with respect to the Public Warrants with the vote or written consent of registered holders of at least a majority of the number of the then-outstanding Public Warrants, and, solely and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Existing Agreement with respect to the Working Capital Warrants, the vote or written consent of a majority of the holders of the then outstanding Private Placement Warrants or the Working Capital Warrants, as applicable.

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the registered holders of the Warrants to exchange all of the outstanding Warrants for shares of Company common stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the registered holders of more than 50% of the number of the then outstanding Public Warrants and more than 50% of the Private Placement Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a)	the new Section 6A thereto:

“6A. Mandatory Exchange.

6A.1. The Business Combination. On August 10, 2023, the Company domesticated as a Delaware corporation and changed its name to “Jet.AI Inc.” and completed its business combination with Jet Token Inc. (the “Business Combination”). In accordance with Section 4.4 of this Agreement, upon effectiveness of the Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance in shares of common stock, par value $0.0001 per share, of Jet.AI Inc. (the “Common Shares”).

6A.2. Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the then outstanding Warrants, as described in Section 6A.3 below, for Common Shares (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.2749 Common Shares (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the registered holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Shares). In lieu of issuing fractional shares, with respect to any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration, the Company will, after aggregating all such fractional shares of such holder, round up to the nearest whole Common Share and deliver to such holder a whole share in lieu of any fraction thereof.

A-1

6A.3. Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election through a press release following the mailing of such notice.

6A.4. Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(c) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.3 hereof and prior to the Exchange Date (the last day of the Exercise Period of the Warrants, as adjusted, to terminate on the Exchange Date, the “Adjusted Expiration Date”). After the Adjusted Expiration Date, the registered holder of the Warrants shall have no further rights (including, for the avoidance of doubt, the right to exercise the Warrants) except to receive, upon surrender of the Warrants, the Consideration.”

2. Miscellaneous Provisions.

2.1. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2. Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3. Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4. Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5. Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Amendment. If any provision of this Amendment is determined to be invalid, illegal or unenforceable, the remaining provisions of this Amendment shall remain in full force and effect. In the event of any such determination, the parties agree to negotiate in good faith to modify this Amendment to fulfill as closely as possible the original intent and purpose of this Amendment.

[Signature Page Follows]

A-2

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

JET.AI INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Warrant Agent

By:
Name:
Title:

A-3

Annex B

FORM OF MERGER CONSIDERATION WARRANT AMENDMENT

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment No. 1 (this “Amendment”) is made as of [●], 2024, by and between Jet.AI Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of August 10, 2023, between the Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 8.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of registered holders of at least 65% of the number of the then-outstanding Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the registered holders of the Warrants to exchange all of the outstanding Warrants for Common Stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the registered holders of more than 65% of the number of the then outstanding Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a)	the new Section 6A thereto:

“6A. Mandatory Exchange.

6A.1. Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the then outstanding Warrants, as described in Section 6A.2 below, for Common Stock (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.9120 shares of Common Stock (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the registered holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, with respect to any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration, the Company will, after aggregating all such fractional shares of such holder, round up to the nearest whole share of Common Stock and deliver to such holder a whole share in lieu of any fraction thereof.

6A.2. Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election through a press release following the mailing of such notice.

B-1

6A.3. Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(c) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date (the last day of the Exercise Period of the Warrants, as adjusted, to terminate on the Exchange Date, the “Adjusted Expiration Date”). After the Adjusted Expiration Date, the registered holder of the Warrants shall have no further rights (including, for the avoidance of doubt, the right to exercise the Warrants) except to receive, upon surrender of the Warrants, the Consideration.”

2. Miscellaneous Provisions.

2.1. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2. Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3. Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4. Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5. Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Amendment. If any provision of this Amendment is determined to be invalid, illegal or unenforceable, the remaining provisions of this Amendment shall remain in full force and effect. In the event of any such determination, the parties agree to negotiate in good faith to modify this Amendment to fulfill as closely as possible the original intent and purpose of this Amendment.

[Signature Page Follows]

B-2

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

JET.AI INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Warrant Agent

By:
Name:
Title:

B-3

Jet.AI Inc.

Offer to Exchange Warrants to Purchase Shares of Common Stock

of

Jet.AI Inc.

for

Shares of Common Stock of Jet.AI Inc.

and

Consent Solicitation

PRELIMINARY PROSPECTUS

The Exchange Agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company

By Mail

Continental Stock Transfer & Trust Company

Attn: Voluntary Corporate Actions

1 State Street, 30th Floor

New York, NY 10004

Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Banks and Brokers Call Collect: (203) 658-9400

All Other Call Toll-Free: (800) 662-5200

Email: JTAI.info@investor.morrowsodali.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition to the indemnification-related provisions of the DGCL, the Certificate of Incorporation and Bylaws of Jet.AI Inc. (the “Registrant”) limit the liability of the Registrant’s directors to the fullest extent permitted by the DGCL, and provide that the Registrant will indemnify its directors to the fullest extent permitted by the DGCL.

II-1

The Registrant has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers, and other employees as determined by its board of directors. Under the terms of such indemnification agreements, the Registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was the Registrant’s director or officer or was serving at the Registrant’s request in an official capacity for another entity. The Registrant must indemnify its officers and directors against all reasonable fees, expenses, charges, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness, or participate in any completed, actual, pending, or threatened action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the Registrant, if so requested, to advance all reasonable fees, expenses, charges, and other costs that such director or officer incurred; provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Registrant. Any claims for indemnification by the Registrant’s directors and officers may reduce its available funds to satisfy successful third-party claims against the Registrant and may reduce the amount of money available to the Registrant.

The Registrant also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are included in this Registration Statement on Form S-4.

Exhibit		Incorporated by Reference To
No.	Description	Form	Exhibit	Date
2.1	Business Combination Agreement and Plan of Reorganization, dated February 24, 2023	S-4/A	Annex A	05/11/2023
2.2	Amendment No. 1 to Business Combination Agreement and Plan of Reorganization, dated May 11, 2023	8-K	2.1	05/11/2023
3.1	Certificate of Incorporation of Jet.AI Inc., dated August 10, 2023	8-K	3.1	08/14/2023
3.2	Certificate of Designation of the Series A Convertible Preferred Stock of Jet.AI Inc., dated August 10, 2023	8-K	3.2	08/14/2023
3.3	Certificate of Designation of the Series A-1 Convertible Preferred Stock of Jet.AI Inc., dated August 10, 2023	8-K	3.3	08/14/2023
3.4	Bylaws of Jet.AI Inc.	8-K	3.4	08/14/2023
3.5	Certificate of Designations of Series B Convertible Preferred Stock of Jet.AI Inc.	10-K	3.5	04/01/2024
4.1	Redeemable Warrant Agreement, dated August 11, 2021	8-K	4.1	08/17/2021
4.2	Merger Consideration Warrant Agreement, dated August 10, 2023	8-K	4.2	08/14/2023
4.3	Warrant by and between Jet. AI Inc. and GEM Yield Bahamas Limited	S-1	4.3	09/08/2023
4.4	Warrant Agreement Amendment, dated October 23, 2023, between Jet.AI Inc. and GEM Yield Bahamas Limited	S-1/A	4.4	10/27/2023
4.5	Warrant by and between Jet.AI Inc. and Ionic Ventures, LLC	10-K	4.5	04/01/2024
5.1**	Opinion of Dykema Gossett PLLC	S-4	5.1	06/27/2024

II-2

8.1**	Tax Opinion of Dykema Gossett PLLC	S-4	8.1	06/27/2024
10.1#	2023 Jet.AI Inc. Omnibus Incentive Plan	S-4/A	Annex D	07/26/2023
10.2	Share Purchase Agreement, dated August 4, 2022, between Jet Token Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited	S-4/A	10.7	05/11/2023
10.3	Registration Rights Agreement, dated August 4, 2022, between Jet Token Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited	S-4/A	10.8	05/11/2023
10.4	Registration Rights Agreement, dated August 11, 2021, between Oxbridge Acquisition Corp., OAC Sponsor Ltd. and Maxim Partners LLC	8-K	10.3	08/17/2021
10.5	Form of Forward Purchase Agreement, dated August 6, 2023	8-K	10.1	08/07/2023
10.6	Form of FPA Funding Amount PIPE Subscription Agreement, dated August 6, 2023	8-K	10.2	08/07/2023
10.7	Form of Lock-Up Agreement	8-K	10.3	08/14/2023
10.8	Form of Indemnification Agreement	8-K	10.4	08/14/2023
10.9	Letter Agreement, dated August 10, 2023, between Oxbridge Acquisition Corp. and OAC Sponsor Ltd.	8-K	10.5	08/14/2023
10.10	Settlement Agreement, dated August 10, 2023, between Oxbridge Acquisition Corp. and Maxim Group LLC	8-K	10.6	08/14/2023
10.11	Registration Rights Agreement, dated August 10, 2023, between Oxbridge Acquisition Corp. and Maxim Group LLC	8-K	10.7	08/14/2023
10.12	Settlement Agreement, dated August 10, 2023, between Oxbridge Acquisition Corp. and OAC Sponsor Ltd	8-K	10.8	08/14/2023
10.13	Registration Rights Agreement, dated August 10, 2023, between Oxbridge Acquisition Corp. and OAC Sponsor Ltd.	8-K	10.9	08/14/2023
10.14	Forward Purchase Agreement Confirmation Amendment, dated August 31, 2023	8-K	10.1	09/01/2023
10.15	Bridge Agreement, dated September 11, 2023, between Jet.AI Inc. and the Investors named therein	8-K	10.1	09/15/2023
10.16	Waiver of certain rights under the Bridge Agreement by Michael Winston	8-K	10.2	09/15/2023
10.17	Forward Purchase Agreement Confirmation Second Amendment, dated October 2, 2023	8-K	10.1	10/10/2023
10.18	Form of Warrant Exchange Agreement, dated December 28, 2023	8-K	10.28	01/03/2024
10.19	Form of Warrant Exchange Agreement	8-K	10.29	01/17/2024
10.20	Securities Purchase Agreement, dated March 28, 2024, between Jet.AI Inc. and Ionic Ventures, LLC	10-K	10.30	04/01/2024
10.21	Voting Agreement, dated March 29, 2024, between Jet.AI Inc. and certain stockholders	10-K	10.31	04/01/2024
10.22	Registration Rights Agreement, dated March 29, 2024, between Jet.AI Inc. and Ionic Ventures, LLC	10-K	10.32	04/01/2024
10.23#	Employment Offer Letter, dated August 8, 2023, between Michael Winston and Jet.AI Inc.	8-K	10.11	08/14/2023
10.24#	Employment Offer Letter, dated August 8, 2023, between George Murnane and Jet.AI Inc.	8-K	10.12	08/14/2023

II-3

10.25#	Employment Offer Letter, dated July 11, 2023, between Patrick McNulty and Jet.AI Inc.	S-1	10.4	09/08/2023
10.26	Non-Employee Director Compensation Policy	S-4	10.26	06/27/2024
21.1	List of Subsidiaries of Jet.AI Inc.	8-K	21.1	08/14/2023
23.1**	Consent of Hacker Johnson & Smith PA, independent registered public accounting firm	S-4	23.1	06/27/2024
23.2**	Consent of Dykema Gossett PLLC (included in Exhibit 5.1)	S-4	23.2	06/27/2024
24.1**	Power of Attorney (included on the signature page to the initial filing of this registration statement).	S-4	24.1	06/27/2024
99.1*	Form of Letter of Transmittal and Consent
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees
99.4*	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107**	Filing Fee Table	S-4	107	06/27/2024

* Filed herewith.

** Previously filed

# Indicates a management contract or compensatory plan.

Item 22.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 10, 2024.

JET.AI INC.

By:	/s/ Mike Winston
Mike Winston
Executive Chairman and Interim Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mike Winston	Executive Chairman and Interim Chief Executive Officer	July 10, 2024
Mike Winston	(Principal Executive Officer)

/s/ George Murnane	Interim Chief Financial Officer and Director	July 10, 2024
George Murnane	(Principal Financial Officer, Principal Accounting Officer)

*	Director	July 10, 2024
William Yankus

*	Director	July 10, 2024
Wrendon Timothy

*	Director	July 10, 2024
Lt. Col. Ran David

*	Director	July 10, 2024
Donald Jeffrey Woods

*	Director	July 10, 2024
Ehud Talmor

* By:	/s/ Michael Winston
Attorney-in-fact

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